Exhibit 10.1

Senior Secured Superpriority
Debtor-In-Possession Credit Agreement

by and among

Cantor Fitzgerald Securities,

as Agent,

THE LENDERS THAT ARE PARTY HERETO

as the Lenders,

and

PERNIX THERAPEUTICS HOLDINGS, INC.,

a Debtor and a Debtor-in-Possession,

as Borrower

Dated as of February 22, 2019

Page

1. DEFINITIONS AND CONSTRUCTION	1
1.1 Definitions	1
1.2 Accounting Terms	1
1.3 Code	2
1.4 Construction	2
1.5 Time References	3
1.6 Schedules and Exhibits	3
2. LOANS AND TERMS OF PAYMENT	3
2.1 Loans.	3
2.2 [Reserved]	3
2.3 Borrowing Procedures and Settlements	3
2.4 Payments; Reductions of Commitments; Prepayments	5
2.5 Promise to Pay; Promissory Notes	9
2.6 Interest Rates and Fees: Rates, Payments, and Calculations	10
2.7 Crediting Payments	11
2.8 Designated Account	11
2.9 Maintenance of Loan Account; Statements of Obligations	11
2.10 [Reserved]	11
2.11 [Reserved]	11
2.13 Capital Requirements	13
2.14 Priority and Liens Applicable to the Company	15
2.15 Payment of Obligations	15
2.16 No Discharge; Survival of Claims	15
2.17 Incremental Loans	16
3. CONDITIONS; TERM OF AGREEMENT	17
3.1 Conditions Precedent to the Closing Date Loans	17
3.2 Conditions Precedent to each Delayed Draw Loan	17
3.3 Conditions Precedent to all Extensions of Credit	17
3.4 Conditions Precedent to each Incremental Loan	17
3.5 Maturity	18
3.6 Effect of Maturity	18
3.7 Conditions Subsequent	18
3.8 Early Termination by Borrower	18

-i-

(continued)

Page

4. REPRESENTATIONS AND WARRANTIES	18
4.1 Due Organization and Qualification; Subsidiaries	19
4.2 Due Authorization; No Conflict	19
4.3 Governmental Consents	20
4.4 Binding Obligations; Perfected Liens	20
4.5 Title to Assets; No Encumbrances; Intellectual Property	20
4.6 Litigation	21
4.7 Compliance with Laws	21
4.8 No Material Adverse Effect	21
4.9 [Reserved]	21
4.10 Employee Benefits	21
4.11 Environmental Condition	21
4.12 Complete Disclosure	22
4.13 Patriot Act	22
4.14 Indebtedness	22
4.15 Payment of Taxes	23
4.16 Margin Stock	23
4.17 Governmental Regulation	23
4.18 OFAC	23
4.19 Employee and Labor Matters	23
4.20 Borrower as a Holding Company	24
4.21 Leases	24
4.22 Pernix Manufacturing, LLC	24
4.23 Pernix Ireland Pain	24
4.24 Certain Intercompany Obligations	24
4.25 [Reserved]	25
4.26 Health Care and Regulatory Matters.	25
4.27 FDA Regulatory Compliance.	26
4.28 Material Contracts	27
4.29 Insurance	27
4.30 DIP Orders	27
5. AFFIRMATIVE COVENANTS	28

-ii-

(continued)

Page

5.1 Financial Statements, Reports, Certificates	28
5.2 IP Security Agreements	28
5.3 Existence	28
5.4 Maintenance of Properties	28
5.5 Taxes	29
5.6 Insurance	29
5.7 Inspection	29
5.8 Compliance with Laws	30
5.9 Environmental	30
5.10 Intellectual Property	30
5.11 Formation or Acquisition of Subsidiaries	31
5.12 Further Assurances	31
5.13 Zohydro Assets	32
5.14 Lender Meetings	32
5.15 Material Contracts	32
5.16 Compliance with Health Care Laws.	33
5.17 Use of Proceeds	34
5.18 Post-Closing Obligations	34
5.19 [Reserved]	34
5.20 Final DIP Order	34
5.21 Proceedings	34
5.22 Certain Bankruptcy Matters.	34
5.23 Assumption and Rejection of Contracts and Leases	35
5.24 Obligations Regarding Sale Process	35
6. NEGATIVE COVENANTS.	35
6.1 Indebtedness and Contingent Obligations	35
6.2 Liens	35
6.3 Restrictions on Fundamental Changes and Sale and Leaseback Transactions	35
6.4 Disposal of Assets	36
6.5 Nature of Business	36
6.6 Prepayments and Amendments	36
6.7 Restricted Payments	37

-iii-

(continued)

Page

6.8 Accounting Methods	37
6.9 Investments	37
6.10 Transactions with Affiliates	37
6.11 Use of Proceeds	38
6.12 Limitation on Issuance of Equity Interests	38
6.13 Negative Pledge	38
6.14 Borrower and IP Subsidiaries	38
6.15 Burdensome Agreements	39
6.16 Agent’s Exercise of Rights and Remedies.	40
6.17 Additional Bankruptcy Matters	40
7. PRODUCT-RELATED CONTRACTS	40
8. EVENTS OF DEFAULT	41
8.1 Payments	41
8.2 Covenants	41
8.3 Judgments	41
8.4 Voluntary Bankruptcy, etc.	42
8.5 Involuntary Bankruptcy, etc.	42
8.6 Default Under Other Agreements	42
8.7 Representations, etc.	42
8.8 Guaranty	42
8.9 Security Documents	42
8.10 Loan Documents	43
8.11 Change in Control	43
8.12 Section 364 Financing	43
8.13 Other Superpriority Claims and Liens	43
8.14 Dismissal or Conversion of Cases	43
8.15 Automatic Stay	43
8.16 Modification to DIP Orders, Etc.	44
8.17 Prepetition Payments	44
8.18 Compliance with Orders	44
8.19 Sale of Assets; Etc.	44
8.20 Reorganization Plan	44

-iv-

(continued)

Page

8.21 Dissolution of Borrower or any Subsidiary	44
8.22 Case Administration Procedures	44
8.23 Actions Contrary to the Agreement	45
8.24 Challenges.	45
8.25 Grant of Adequate Protection	45
8.26 Adequate Protection	45
8.27 Change of Venue	45
8.28 Sale Agreement	45
9. RIGHTS AND REMEDIES	45
9.1 Rights and Remedies	45
9.2 Remedies Cumulative	46
10. WAIVERS; INDEMNIFICATION	46
10.1 Demand; Protest; etc.	46
10.2 The Lender Group’s Liability for Collateral	46
10.3 Indemnification	46
11. NOTICES	47
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	48
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	50
13.1 Assignments and Participations	50
13.2 Successors	53
14. AMENDMENTS; WAIVERS	53
14.1 Amendments and Waivers	53
14.2 Replacement of Certain Lenders	54
14.3 No Waivers; Cumulative Remedies	55
15. AGENT; THE LENDER GROUP	55
15.1 Appointment and Authorization of Agent	55
15.2 Delegation of Duties	56
15.3 Liability of Agent	56
15.4 Reliance by Agent	57
15.5 Notice of Default or Event of Default	57
15.6 Credit Decision	57
15.7 Costs and Expenses; Indemnification	58

-v-

(continued)

Page

15.8 Agent in Individual Capacity	58
15.9 Successor Agent	59
15.10 Lender in Individual Capacity	59
15.11 Collateral Matters.	59
15.12 Restrictions on Actions by Lenders; Sharing of Payments	61
15.13 Agency for Perfection	61
15.14 Payments by Agent to the Lenders	61
15.15 Concerning the Collateral and Related Loan Documents	62
15.16 Confidentiality; Disclaimers by Lenders; Other Reports and Information	62
15.17 Several Obligations; No Liability	62
16. WITHHOLDING TAXES	62
16.1 Payments	62
16.2 Exemptions	63
16.3 Reductions	63
16.4 Refunds	64
17. GENERAL PROVISIONS	64
17.1 Effectiveness	64
17.2 Section Headings	64
17.3 Interpretation	64
17.4 Severability of Provisions	64
17.5 [Reserved]	64
17.6 Debtor-Creditor Relationship	65
17.7 Counterparts; Electronic Execution	65
17.8 Revival and Reinstatement of Obligations; Certain Waivers	65
17.9 Confidentiality	65
17.10 Survival	67
17.11 Patriot Act	67
17.12 Integration	67

-vi-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Notice of Borrowing
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit I-2	Form of Interim DIP Order
Exhibit L-1	Form of LIBOR Notice
Exhibit N-1	Form of Note
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Approved Budget
Schedule A-3	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule G-1	Generics Assets
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent to Closing Date Loan
Schedule 3.2	Conditions Precedent to Each Delayed Draw Loan
Schedule 4.1(c)	Capitalization of Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.5	Intellectual Property
Schedule 4.6(b)	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.15	Tax Related Proceedings
Schedule 4.26	Regulatory Disclosure
Schedule 4.29	Insurance
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.18	Post-Closing Obligations
Schedule 5.22	Milestones

-vii-

Senior Secured Superpriority Debtor-In-Possession Credit Agreement

THIS Senior Secured Superpriority Debtor-In-Possession Credit Agreement (this “Agreement”), is entered into as of February 22, 2019, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”) and Pernix THERAPEUTICS HOLDINGS, INC., a Maryland corporation and a Debtor and a Debtor-in-Possession (the “Borrower”).

WHEREAS, capitalized terms used in the preamble hereto and in these Recitals shall have the respective meanings set forth for such terms in Schedule 1.1;

WHEREAS, the Borrower intends to file a voluntary petition with the Bankruptcy Court initiating its case under Chapter 11 of the Bankruptcy Code on February 18, 2019 (the “Petition Date”) and continue in the possession of its assets and in the management of its businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a senior secured, priming superpriority debtor-in-possession multi-draw term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1               Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2               Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that (i) if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto, and (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a pro forma basis. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Financial Accounting Codification Section 825-10 (or any similar accounting principle) permitting a Person to value its financial liabilities or

Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3               Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4               Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where the context otherwise requires, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the indefeasible payment or repayment in full in cash of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in cash of all other outstanding Obligations other than unasserted contingent indemnification Obligations and (d) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time. Any references in this Agreement to “Articles” and/or “Sections” which make reference to any particular piece of legislation or statute, including without limitation, Bankruptcy Code, ERISA, IRC and/or the Code shall for greater certainty mean the equivalent section in the applicable piece of legislation to the extent that the context implies reference to such other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, as applicable. Furthermore, where any such reference is meant to apply to such other similar or equivalent legislation where such other similar or equivalent legislation has parallel or like concepts, then such references shall import such parallel or like concepts from such other similar or equivalent legislation, as applicable.

1.5               Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6               Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.             LOANS AND TERMS OF PAYMENT.

2.1               Loans.

(a)                Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the other Loan Documents, each Lender agrees, severally and not jointly, to make to the Borrower on the Closing Date (i) a loan in an aggregate amount not to exceed such Lender’s Closing Date ABL Refinancing Commitment (the “Closing Date ABL Refinancing Loan”) and (ii) a loan in an aggregate amount not to exceed such Lender’s Closing Date General Purpose Commitment (the “Closing Date General Purpose Loan” and together with the Closing Date ABL Refinancing Loan, the “Closing Date Loans”).

(b)                Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the other Loan Documents, each Lender agrees, severally and not jointly, to make loans to the Borrower from time to time after the Closing Date on any Business Day during the Availability Period (each such Loan, a “Delayed Draw Loan”), in each case, in an aggregate amount not to exceed such Lender’s Delayed Draw Commitment.

(c)                Amounts repaid or repaid in respect of Loans may not be reborrowed. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(d)                The outstanding principal amount of the Loans, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2               [Reserved].

2.3               Borrowing Procedures and Settlements.

(a)                Procedure for Borrowings. Each Borrowing shall be made by a written request in the form attached hereto as Exhibit B-1 (a “Notice of Borrowing”) by an Authorized Person delivered to Agent and received by Agent no later than 11:00 a.m. on the Business Day that is four (4) Business Days prior to the requested Funding Date with respect to any Loan, specifying, in each case, (A) the amount of such Borrowing, (B) the type of such Borrowing and (C) the requested Funding Date (which shall be a Business Day); provided, that (i) a Notice of Borrowing in respect of any Borrowing to be made on the Closing Date may be delivered no later than 6:00 p.m. on the Business Day prior to the Closing Date (or such later time as may be reasonably agreed by the Required Lenders), (ii) Agent may, at the direction of the Required Lenders in their sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day and (iii) no Notice of Borrowing shall be delivered to any Lender during the hours of 9:00 a.m. through 4:00 p.m., New York City time, on any Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within one (1) Business Day of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. The Borrowing of any LIBOR Rate Loan shall be subject to the provisions of Section 2.12.

(b)                Funding of Borrowings. After receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall promptly notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; provided that no Notice of Borrowing shall be delivered to any Lender during the hours of 9:00 a.m. through 4:00 p.m., New York City time, on any Business Day. Each Lender shall make each Loan to be made by it hereunder on the proposed Funding Date thereof by wire transfer of immediately available funds by 2:00 p.m. on the Business Day that is the requested Funding Date to the Designated Account or other applicable account in accordance with Section 3 or otherwise in accordance with such other funding arrangements as mutually agreed among the relevant parties; provided, that no Lender shall have an obligation to make any Loan if (i) one or more of the applicable conditions precedent set forth in Section 3 has not been or will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived in accordance with the applicable provisions of Section 3 or (ii) the requested Borrowing would exceed the undrawn amount of such Lender’s Commitments on such Funding Date or the amount authorized to be borrowed hereunder pursuant to the applicable DIP Order. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Designated Account or other applicable account in accordance with Section 3 or otherwise in accordance with such other funding arrangements as mutually agreed among the relevant parties. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(c)                [reserved].

(d)                [reserved].

(e)                [reserved].

(f)                 Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Loans, owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)                Defaulting Lenders.

(i)                 Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Pro Rata Share (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (B) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be advanced to or for the benefit of Borrower as such Defaulting Lender’s Pro Rata Share of any Delayed Draw Loan required to be made pursuant to Section 2.1 from any remaining Commitments (upon the request of Borrower and subject to the conditions set forth in Sections 3.2 and 3.3) as if such Defaulting Lender had made its portion of Loans (or other funding obligations) hereunder, and (C) from and after the date on which the Commitments are cancelled or terminated and all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (H) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its permitted discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the Non-Defaulting Lenders, Agent and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance to Agent of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations, including all interest, fees, and other amounts that may be due and payable in respect thereof); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h)                Independent Obligations. All Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4               Payments; Reductions of Commitments; Prepayments.

(a)                Payments by Borrower.

(i)                 Except as otherwise expressly provided herein, all payments made or remitted by Borrower under this Agreement or the other Loan Documents shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein. Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received (unless Agent, at the direction of the Required Lenders in their sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. Without limiting the generality of the foregoing, Agent may require that any payments due under this Agreement be made in the United States.

(ii)               Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid; provided that such interest shall be an obligation of the Borrower and shall be payable by the Borrower upon demand.

(b)                Apportionment and Application.

(i)                 So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)               Subject to Section 2.4(b)(v) and Section 2.4(d), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)             At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

A.                 first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent from the Loan Parties under the Loan Documents, until paid in full,

B.                 second, to pay any fees or premiums then due to Agent from the Loan Parties under the Loan Documents until paid in full,

C.                 third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders from the Loan Parties under the Loan Documents, until paid in full,

D.                 fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

E.                  fifth, ratably, to pay interest accrued in respect of the Loans until paid in full,

F.                  sixth, ratably, to pay the principal of all Loans until paid in full,

G.                 seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

H.                 eighth, ratably to pay any Obligations owed to Defaulting Lenders; and

I.                    ninth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)              Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v)                In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)              For purposes of Section 2.4(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)            In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)                Termination of Commitments.

(i)                 Scheduled Termination of Commitments. Upon the making of the Closing Date Loans on the Closing Date, the Closing Date Commitments shall terminate in full and be reduced to $0 on the Closing Date. Upon the making of each Delayed Draw Loan, Delayed Draw Commitments in an amount equal to the principal amount of such Delayed Draw Loans shall terminate on the date of such Borrowing. Unless previously terminated in full, all unused Commitments shall terminate on the last Business Day of the Availability Period. Any Incremental Commitment shall terminate as set forth in the applicable Incremental Agreement.

(ii)               Optional Termination and Reduction of Commitments. The Borrower

may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000.

The Borrower shall notify the Agent in writing of any election to terminate or reduce the Commitments under Section 2.4(c)(ii) at least three (3) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.4(c)(ii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon other transactions, in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Pro Rata Share; provided that if any Lender is a Defaulting Lender at such time as the Borrower elects to terminate or reduce the Commitments hereunder, the Borrower may (in its discretion) apply all or any portion of the Commitments to be reduced, to the Commitment of any one or more Defaulting Lenders specified by the Borrower before applying any remaining reduction ratably to all other Lenders.

(d)                Prepayments.

(i)                 Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with Section 2.4(d)(i)(A).

(A)       Notice and Terms of Optional Prepayment. Borrower shall notify the Agent by delivery of a notice of prepayment executed by an Authorized Person of any prepayment hereunder not later than 11:00 a.m., at least three (3) Business Days prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon other transactions, in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.6(d). Each prepayment hereunder shall be in an amount that is an integral multiple of $1,000,000 (or such lesser amount or integral to repay all outstanding Loans).

(ii)               Mandatory Prepayments.

(A)        In the event (x) Borrower and its Subsidiaries receive any Net Cash Proceeds in any fiscal year from Non-Exclusive Licenses made pursuant to clause (d) of the definition of “Permitted Dispositions” under this Agreement and (y) if, at any time, the accumulated Excess Proceeds equal or exceed $50,000, then a prepayment of 100% of the aggregate Net Cash Proceeds (to the extent constituting Excess Proceeds) shall be required to be applied in accordance with clause (D) below.

(B)       In the event that Borrower and its Subsidiaries receive any Net Cash Proceeds in excess of $25,000 (including all or a portion of any cash deposits or proceeds from any escrow agreement or other security of credit enhancements provided by or on behalf of a purchaser or the purchasers under any Sale Agreement that the Borrower and its Subsidiaries receive (and have the right to retain pursuant to the terms of any Sale Agreement, as applicable)

from sales or dispositions of Collateral pursuant to clause (q) of the definition of “Permitted Dispositions” under this Agreement or any other sale, transfer or disposition outside of the Ordinary Course of Business (other than any Non-Exclusive License), 100% of such Net Cash Proceeds shall be required to be applied in accordance with clause (D) below.

(C)  If the aggregate amount required to be paid on any date pursuant to clause (A) or (B) above is less than $50,000, the Borrower may defer any payments required pursuant to such clause until the first date on which the aggregate Net Cash Proceeds required to be applied pursuant to such clause equals or exceeds $50,000 (at which time all theretofore unapplied amounts pursuant to such clause shall be required to be applied).

(D)  Any prepayment required pursuant to clauses (A) through (B) above shall be applied to obligations under this Agreement in the following manner:  all prepayment amounts shall first, be offered to prepay the accrued and unpaid interest with respect to the Loans hereunder, second, be offered to prepay the outstanding principal amount of the Loans hereunder (with the balance, if any, to reduce permanently any unused Commitments hereunder) in accordance with the provisions of this clause (D), third, be applied as required pursuant to the DIP Orders and fourth, be made available to the Borrower for general corporate purposes in accordance with the Approved Budget.  The offer to prepay under clauses first and second shall be made as follows:  within three (3) Business Days after the occurrence of any prepayment event described in clauses (A) and (B) above, the Borrower shall make an offer to apply all applicable prepayment amounts to prepay the accrued and unpaid interest and outstanding principal amount of the Loans hereunder (with the balance, if any, to reduce permanently any unused Commitments hereunder) on the date that is three (3) Business Days after the offer date (a “Prepayment Date”); provided that any prepayment as a result of the closing under any Sale Agreement shall be applied substantially concurrently with such closing. Any Lender may elect not to accept its pro rata portion of any such prepayment amount  pursuant to clause second above (the “Declined Amount”) by delivering a written notice thereof to the Agent at least one Business Day prior to the applicable Prepayment Date, which Declined Amount shall then be applied in accordance with clauses third and fourth above.

2.5           Promise to Pay; Promissory Notes.

(a)                      Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)                      Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes (each a “Note”), in substantially the form attached hereto as Exhibit N-1. In such event, Borrower shall execute and deliver to such Lender the requested Note payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes in such form payable to the order of the payee named therein.

2.6               Interest Rates and Fees: Rates, Payments, and Calculations.

(a)                Interest Rates. Except as provided in Section 2.6(c), the Obligations shall bear interest (from the date of incurrence through but excluding the date of repayment or prepayment (whether by acceleration or otherwise)) as follows:

(i)                 if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus 6.00%, and

(ii)               otherwise, at a per annum rate equal to the Base Rate plus 5.00% per annum.

(b)                Fees. With respect to each New Money General Purpose Loan, the Borrower shall pay to Agent, for the account of each Lender holding a New Money General Purpose Loan, a fee in an amount equal to 1.00% per annum on such Lender’s New Money General Purpose Loan, which fee with respect to any New Money General Purpose Loan shall be fully earned on the Funding Date of such New Money General Purpose Loan, and which shall be due and payable on the earlier of (i) the Maturity Date and (ii) the termination of the Commitments and payment or other discharge of the outstanding principal amount of all Loans.

(c)                Default Rate. Automatically upon the occurrence and during the continuation of an Event of Default (unless waived by the Required Lenders), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereunder.

(d)                [Reserved].

(e)                Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 365/366 day year, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f)                 Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g)                Payment. All interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable in cash, in arrears, on the Interest Payment Date (or, if earlier, the Maturity Date) and, with respect to accrued and unpaid interest on any Loan being prepaid or repaid, the date of such prepayment or repayment, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorize Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) as and when due and payable, all fees payable hereunder or under any of the other Loan Documents, (B) as and when incurred or accrued, all Lender Group Expenses, and (C) as and when due and payable all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Loans.

2.7               Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account in Dollars on a Business Day on or before 2:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, at the direction of the Required Lenders in their sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8               Designated Account. Agent and any other member of the Lender Group is authorized to make the Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9               Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by Agent or the Lenders to Borrower or for Borrower’s account and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10            [Reserved].

2.11            [Reserved].

2.12            LIBOR Option.

(a)                Interest. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clause (ii), in the case of any Interest Period greater than one month in duration, interest shall be payable at one-month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, and (ii) the Maturity Date. On the last day of each applicable Interest Period, unless Borrower has properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Loans bear interest at a rate based upon the LIBOR Rate.

(b)                LIBOR Election.

(i)            Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (or, if the LIBOR Option is exercised in respect of the Closing Date Loans, prior to 6:00 p.m. on the Business Day prior to the Closing Date (or such later time as may be reasonably agreed by the Required Lenders)) (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice (or, if the LIBOR Option is exercised in respect of the Closing Date Loans, a Notice of Borrowing) received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)          Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses.

(iii)        Borrower may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)                Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)                Special Provisions Applicable to LIBOR Rate.

(i)            The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes (a) with respect to any Taxes governed by Section 16 of this Agreement and (b) with respect to any Excluded Taxes) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any additional or increased costs arising more than 180 days prior to the date that such Lender notifies Borrower of the circumstances giving rise to such additional or increased costs and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of circumstances that is retroactive or if the effects of such circumstances were not reasonably known to such Lender during such 180-day period referred to above, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof or the date such effects of such circumstances became known or would have reasonably been known to such Lender, as applicable. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)          In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, (x) such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender, (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)                No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13            Capital Requirements.

(a)                If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or its parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital as a consequence of such Lender’s commitments hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive or if the effects of such Change in Law were not reasonably known to such Lender during such 180-day period referred to above, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof or the date such effects of such Change in Law became known or would have reasonably been known to such Lender, as applicable. Borrower shall not be required to pay any amount to any Person under this Section 2.13(a) in respect of any Taxes governed by Section 16 of this Agreement or any Excluded Taxes.

(b)                If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(a)(ii) (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticability of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, substitute a Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, and upon such purchase by the Replacement

Lender, which such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c)                Notwithstanding anything herein to the contrary, the protection of Sections 2.12(d) and 2.13 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14            Priority and Liens Applicable to the Company. The Borrower hereby covenants, represents and warrants that, upon the execution of this Agreement and upon the entry of the Interim DIP Order (and when applicable, the Final DIP Order), subject in each case, to the Carve Out:

(a)                the Obligations of the Loan Parties, pursuant to Section 364(c)(1) of the Bankruptcy Code, shall be entitled to Superpriority Claim status in the Cases, subject only to the Carve Out to the extent provided in the applicable DIP Order, and any payments or proceeds on account of such Superpriority Claim shall be distributed in accordance with Section 2.4(b)(iii);

(b)                the Obligations of the Loan Parties, pursuant to Section 364(c)(2) of the Bankruptcy Code, shall be secured by a perfected first priority Lien on all Collateral that is not subject to valid, perfected, enforceable and non-avoidable liens as of the Petition Date;

(c)                the Obligations of the Loan Parties, pursuant to section 364(d)(1) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and Lien upon all pre- and post-petition property of the Loan Parties, whether now existing or hereafter acquired, of the same nature, scope and type as the Prepetition Collateral. Such security interests and Liens shall be senior in all respects to the interests in such property of the Prepetition Revolving Secured Parties and Nalpropion (collectively, the “Primed Liens”), in each case arising from their respective current and future Liens; and

(d)                the Obligations of the Loan Parties, pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable, fully-perfected Lien on all Collateral that is subject to any Permitted Prior Lien, which Lien securing the Obligations shall be junior only to Permitted Prior Liens on such Collateral.

2.15            Payment of Obligations. Subject to the provisions of Section 9.1, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

2.16            No Discharge; Survival of Claims. Each Loan Party agrees that to the extent that the Obligations hereunder have not been satisfied in full (a) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Court confirming a Reorganization Plan (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Agent and the Lenders pursuant to the DIP Orders and described in Section 2.14(a) and the Liens granted to the Agent pursuant to the DIP Orders and described in Section 2.14(b) through (d) shall not be affected in any manner by the entry of any order of the Bankruptcy Court confirming a Reorganization Plan, other than the discharge and release of such Liens and upon full satisfaction as provided for herein.

2.17            Incremental Loans.

(a)                At any time during the period from and after the Closing Date through but excluding the final day of the Availability Period, the Borrower may (but subject to the conditions set forth in clauses (b) and (c) below), increase the principal amount of the Delayed Draw Commitments by an amount in the aggregate for all such increases in term loan commitments not to exceed $5,000,000 (each such increase, an “Incremental Facility” and the loans and commitments thereunder, “Incremental Loans” and “Incremental Commitments”). Incremental Facilities may be provided by any Lender (it being understood that no Lender shall be obligated to increase its Commitments or participate in any Incremental Facility) or, solely to the extent consented to by the Initial Lenders (or, if no Initial Lenders are party to this Agreement at such time, the Required Lenders) in their sole discretion, any prospective lender who is reasonably satisfactory to Agent and Borrower.

(b)                Each of the following shall be conditions precedent to any Incremental Facility:

(i)                 Borrower has obtained the commitment of one or more Lenders (or, solely to the extent consented to by the Initial Lenders (or, if no Initial Lenders are party to this Agreement at such time, the Required Lenders) in their sole discretion, other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Incremental Facility and any such Lenders (or prospective lenders) shall have executed and delivered to the Agent and the Borrower such documentation as may be reasonably required by the Agent to evidence and effectuate such Incremental Facility (an “Incremental Agreement” and the date of the effectiveness of such Incremental Agreement the “Incremental Date”), in form and substance satisfactory to the Initial Lenders (or, if no Initial Lenders are party to this Agreement at such time, the Required Lenders), to which such Lenders (or prospective lenders), Borrower, and Agent are party, and

(ii)               each of the conditions precedent set forth in Section 3.4 and any other conditions mutually agreed to in the Incremental Agreement are satisfied.

On the Incremental Date of such Incremental Agreement, each Lender party thereto and not previously a party to this Agreement shall become a Lender for all purposes in connection with this Agreement. Any Incremental Agreement may, with the consent of Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed Incremental Facility, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.17.

(c)                The terms and provisions of the Loans made pursuant to any Incremental Facility shall be identical to the Delayed Draw Loans, except as otherwise mutually agreed in the Incremental Agreement.

(d)                      Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Loans shall be deemed, unless the context otherwise requires, to include Loans made pursuant to any Incremental Facility pursuant to this Section 2.17.

The Incremental Loans established pursuant to this Section 2.17 shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such Incremental Facility.

3.                   CONDITIONS; TERM OF AGREEMENT.

3.1               Conditions Precedent to the Closing Date Loans. The effectiveness of this Agreement and the obligation of each Lender to make the Closing Date Loans provided for hereunder is subject to the fulfillment, to the satisfaction of each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such Closing Date Loans by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent unless the Agent has received written notice from such Lender prior to the Closing Date specifying its objection thereto), as well as the conditions set forth in Section 3.3.

3.2               Conditions Precedent to each Delayed Draw Loan. The obligation of each Lender to make each Delayed Draw Loan provided for hereunder is subject to the fulfillment, to the satisfaction of the Required Lenders, of each of the conditions precedent set forth on Schedule 3.2 (the making of such Delayed Draw Loan by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent unless the Agent received written notice from such Lender prior to the applicable Funding Date specifying its objection thereto), as well as the conditions set forth in Section 3.3.

3.3               Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Loan hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)                the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Loan, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)                no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)                in the case of any Loan to be made on or following the date of entry of the Final DIP Order, all “second day orders” approving on a final basis any “first day” orders intended to be entered before the entry of the Final DIP Order, including a final cash management order and any order establishing procedures for the administration of the Cases and/or approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall have been entered by the Bankruptcy Court and shall be reasonably satisfactory in form and substance to the Agent; and

(d)                the amount of such Loan, together with all other applicable Loans then outstanding, shall not exceed the amount authorized by the Interim DIP Order or the Final DIP Order, as applicable.

3.4               Conditions Precedent to each Incremental Loan. The obligation of a Lender to make any Incremental Loan provided for hereunder is subject to the fulfillment, to the satisfaction of, or waiver by, such Lender, of each of the conditions precedent set forth on Schedule 3.2 and any other conditions mutually agreed to in the Incremental Agreement (the making of such Incremental Loan by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent unless the Agent received written notice from such Lender prior to the applicable Funding Date specifying its objection thereto), as well as the conditions set forth in Section 3.3.

3.5               Maturity. Subject to Section 9.1, this Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.6               Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s Commitments have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.7               Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (or such longer date as the Required Lenders may agree), of the conditions subsequent described in Section 5.18 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (after giving effect to any extensions agreed to by the Required Lenders), shall constitute an Event of Default).

3.8               Early Termination by Borrower. Borrower has the option, at any time upon ten (10) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may, by written notice to Agent, rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination and the termination notice was stated to be conditional upon such closing (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of the Required Lenders if the termination notice was stated to be conditional upon the occurrence of a specified event, which event has not yet occurred (which consent shall not be unreasonably withheld or delayed to the extent not exceeding an aggregate period of an additional five Business Days).

4.                   REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan made thereafter, as though made on and as of the date of such Loan (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1               Due Organization and Qualification; Subsidiaries.

(a)                Each of the Loan Parties and their Subsidiaries (i) is duly organized or incorporated, as applicable, and existing and (to the extent such concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)                None of the Loan Parties or their Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its or any of its Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any of its or any of its Subsidiaries’ Equity Interests.

(c)                Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of each Loan Party’s direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower and (iii) identification of whether such Subsidiary is a Guarantor. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2               Due Authorization; No Conflict.

(a)                Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable), as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)                Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable), as to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of Requirements of Law applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under (A) the Stalking Horse Sale Agreement or (B) any Material Contract, except to the extent for purposes of this clause (B), any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Collateral Liens, (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party or any Subsidiary, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of any Material Contract (other than the debt documents referred to in subclause (ii)(A) above), for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material

Adverse Effect or (v) or materially adversely affect any Health Care Permit.

4.3               Governmental Consents. Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable), the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral not yet required to be made pursuant to the terms of this Agreement or the other Loan Documents, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4               Binding Obligations; Perfected Liens.

(a)                Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable), each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms and the DIP Orders, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, examinership, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)                Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable), Agent’s Liens are validly created, perfected and first priority Liens, or will be perfected, with the priority required by this Agreement, within any applicable timeframes as set forth in the Loan Documents (except, in the case of perfection of any Lien, to the extent none of the Loan Parties are required to take any further steps or actions pursuant to any Loan Document to perfect such Lien), subject only to Permitted Collateral Liens.

4.5               Title to Assets; No Encumbrances; Intellectual Property. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered to the Initial Lenders prior to the Closing Date or delivered pursuant to Section 5.1, as applicable, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens. Each of Borrower and its Subsidiaries (if any) owns, or possesses the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as conducted, except for those for which the failure to own or possess the right to use could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, a complete and correct list of all of (x) the registrations and applications for Intellectual Property applicable to any of the Products or otherwise owned by any of the Loan Parties or its Subsidiaries and (y) licenses of Intellectual Property (including Patent Licenses) applicable to any of the Products is set forth on Schedule 4.5. To Borrower’s knowledge, the operation of Borrower’s and each of its Subsidiaries’ respective businesses, by Borrower or any of its Subsidiaries as currently conducted, does not infringe upon or otherwise violate any Intellectual Property owned by any other Person, except as, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation alleging that the Intellectual Property owned or used by Borrower or any of its Subsidiaries, or the conduct of any Borrower’s or any of its Subsidiaries’ businesses, infringe or otherwise violate the Intellectual Property of any Person, is pending or, to knowledge of Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property owned by any of the Loan Parties or their Subsidiaries, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. No Loan Party holds any assets as the trustee of any trust.

4.6               Litigation.

(a)                Except for the Cases, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)                Schedule 4.6(b) sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of $2,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries.

(c)                To the knowledge of the Loan Parties, there is no pending or threatened Health Care Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator against or affecting any Loan Party or any Subsidiary of any Loan Party, except to the extent such pending or threatened Health Care Proceeding could not reasonably be expected to result in a Material Adverse Effect. No Loan Party or Subsidiary has received written notice of any such Health Care Proceeding against or affecting such Loan Party or any Subsidiary of such Loan Party.

4.7               Compliance with Laws. No Loan Party nor any of its Subsidiaries is: (a) in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any other Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8               No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, as expressly noted therein and/or in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since September 30, 2018, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9               [Reserved].

4.10            Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to, or within the last six years has contributed to, any Benefit Plan or Multiemployer Plan.

4.11            Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental

Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site or as a location at which any material Remedial Action is required pursuant to any Environmental Law, (c) no Loan Party nor any of its Subsidiaries has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries or that any such Environmental Lien has caused such Real Property to be subject to any material restrictions on the ownership, occupancy, use of transferability of such Real Property by any Loan Party or any of its Subsidiaries, (d) except to the extent such Loan Party or Subsidiary has set aside on its books financial reserves as required by GAAP (or such other generally accepted accounting principles as may be applicable in the relevant jurisdiction), to Borrower’s knowledge, there are no releases of Hazardous Materials at, on, under, from or affecting any Real Property, or other Environmental Liabilities, that are reasonably expected to form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries and (e) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding Environmental Action or any written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12            Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the date on which any Projections are delivered to Agent and/or the Lenders, such Projections represent Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent and/or Lenders (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.13            Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”) and (c) any other applicable Anti-Terrorism Laws. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14            Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15            Payment of Taxes. Except as otherwise permitted under Section 5.5, all income and other material tax returns and reports of each Loan Party and its Subsidiaries required by any Governmental Authority to be filed by any of them have been timely filed with the appropriate Governmental Authority, and all income and other material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid to the appropriate Governmental Authority when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower does not know of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Except as set forth on Schedule 4.15, as of the Closing Date, there is no unstayed action, suit, proceeding, investigation (solely in the case of investigations, known to Borrower), audit, or claim now pending or, to the knowledge of Borrower, threatened by any authority regarding any material taxes relating to Borrower or any of its Subsidiaries. Except as set forth on Schedule 4.15, neither the Borrower nor any of its Subsidiaries has entered into a currently effective agreement or waiver extending, or having the effect of extending, any statute of limitations relating to the payment or collection of any material taxes of the Borrower or any of its Subsidiaries.

4.16            Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17            Governmental Regulation. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. No Loan Party is required to be registered under the Investment Company Act of 1940.

4.18            OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19            Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or (iii) as of the Closing Date, to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20            Borrower as a Holding Company. Borrower is a holding company and does not have any material liabilities (other than liabilities permitted by this Agreement arising under the Loan Documents and liabilities permitted by the Prepetition Revolving Credit Agreement that were outstanding as of the Petition Date), own any material assets (other than Equity Interests of its Subsidiaries and the Treximet Intercompany Note) or engage in any operations or business, in each case, other than in respect of agreements in the Ordinary Course of Business pursuant to which Borrower is party rather than the relevant operating Subsidiary, including, (A) licenses, sub-licenses and co-promotion agreements for products distributed by any Subsidiary of Borrower, (B)  marketing of products distributed by any Subsidiary of Borrower, (C) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Borrower, (D) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Borrower and (E) similar commercial agreements and transactions (including intercompany cash management arrangements), in each case, in the Ordinary Course of Business.

4.21            Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them, except as could not reasonably be expected to result in a Material Adverse Effect.

4.22            Pernix Manufacturing, LLC. Pernix Manufacturing, LLC does not engage in any business activity or have any material assets or liabilities (including any Indebtedness) other than (i) the performance of its rights and obligations under or in connection with its organizational documents or any Loan Document and (ii) liabilities and actions incidental to maintaining its existence and complying with applicable laws.

4.23            Pernix Ireland Pain. Except as disclosed in public filings of the Borrower with the SEC prior to the Closing Date or in the Disclosure Letter (as defined in the Stalking Horse Sale Agreement), Pernix Ireland Pain (i) does not have any material assets (other than assets constituting Prepetition Term Collateral), and (ii) does not have any material liabilities (including any Indebtedness) other than (x) the performance of its rights and obligations under or in connection with its organizational documents, any Loan Document, any Prepetition Term Financing Document, Nalpropion’s organizational documents or any Sale Agreement entered into in compliance with this Agreement, and (y) liabilities and actions incidental to maintaining its existence and complying with applicable laws.

4.24            Certain Intercompany Obligations. None of the Loan Parties owe any Indebtedness or any other material liabilities or obligations to any Subsidiary that is not a Loan Party, except to the extent that the payment and discharge thereof and exercise of remedies in respect thereof is fully subordinated and junior to the prior payment in full in cash of the Obligations and termination of the Commitments.

4.25            [Reserved].

4.26            Health Care and Regulatory Matters.

(a)                Compliance with Health Care Laws; Health Care Permits. Each Loan Party and each of their respective Subsidiaries is in compliance with all Health Care Laws, Registrations and requirements of Government Drug Rebate Programs applicable to it and its assets, business or operations, except to the extent (x) related to certain DESI Program Products and (y) that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of Borrower with the SEC prior to the Closing Date, (i) each Loan Party and each of their Subsidiaries (x) holds in full force and effect (without default, violation or noncompliance) all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business and operations as presently conducted (including to include its Products in any Government Drug Rebate Program in which it participates), except to the extent where such failure to be in full force and effect or such default, material violation or material noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (y) to the extent prudent and customary in the industry in which it is engaged, has obtained and maintains accreditation from all generally recognized accreditation agencies, (ii) to the knowledge of each Loan Party, no circumstance exists or event has occurred which could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit that could reasonably be expected to have a Material Adverse Effect, (iii) the Products provided by any Loan Party or Subsidiary are qualified for participation in the Government Drug Rebate Programs, and each Loan Party and each of their Subsidiaries is entitled to participate in the Government Drug Rebate Programs and (iv) no Loan Party or any of its Subsidiaries directly bills, receives reimbursement from, or otherwise participates as a provider or supplier in the Medicare or any Medicaid program.

(b)                Rebates. Except to the extent a failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries has timely filed or caused to be timely filed all reports that it is required to file under applicable Requirements of Law with respect to Government Drug Rebate Programs. No Loan Party is aware of any claims, actions or appeals pending before any administrative contractor, intermediary or carrier or any other Governmental Authority with respect to any such reports filed by such Loan Party or Subsidiary, or any claim made by any Governmental Authority in connection with any audit of such reports.

(c)                Material Statements. No Loan Party nor any of their Subsidiaries, nor any officer, affiliate, employee or agent of any Loan Party or any Subsidiary of any Loan Party, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Health Care Law that could reasonably be expected to have a Material Adverse Effect.

(d)                Exclusion. Except (1) as disclosed in public filings of the Borrower with the SEC prior to the Closing Date or (2) where any of the following would not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of their Subsidiaries, nor, to the knowledge of any Loan Party, any owner, officer, director, partner, agent or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary of any Loan Party, has (i) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program; (iii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (d), or (E) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

(e)                HIPAA. Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries is in compliance with HIPAA. Further, in each contractual arrangement that is subject to HIPAA, the relevant Loan Party and each of its respective Subsidiaries has: (i) entered into a written business associate agreement (as such term is defined under the HIPAA regulations) that substantially meets the requirements of HIPAA; (ii) at all times complied in all material respects with such business associate agreements in respect of the HIPAA privacy or security standards; and (iii) to such Loan Party or Subsidiary’s knowledge, at no time experienced or had a material unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA regulations) or privacy or security breach or other privacy or security incident within the meaning of HIPAA.

(f)                 Corporate Integrity Agreement. Except as disclosed in public filings of the Borrower with the SEC prior to the Closing Date, no Loan Party nor any of their Subsidiaries, nor any owner, officer, director, partner, agent or managing employee of any Loan Party or any Subsidiary of any Loan Party, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, consent order, consent decree, settlement agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws, any Government Drug Rebate Programs or the requirements of any Health Care Permit.

4.27            FDA Regulatory Compliance.

(a)                Except as disclosed with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Borrower with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their Subsidiaries has, and it and its Products are in conformance with, all Registrations, (ii) all Registrations are valid and in full force and effect; (iii) to the knowledge of each Loan Party, neither the FDA nor any comparable Governmental Authority is considering limiting, suspending, or revoking any such Registration; (iv) the Loan Parties and each of their Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Registration; and (v) all reports, documents, claims, permits, adverse event reports, complaints, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other

Regulatory Authority by a Loan Party or any of its Subsidiaries have been so filed, maintained or furnished.

(b)                Each Loan Party and each of their Subsidiaries are conducting their business and operations in compliance with all applicable Health Care Laws, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except (1) with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Borrower with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of their Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of the FDA or any comparable Governmental Authority, warning letter, Form FDA-483, untitled letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, in each case, in respect of such Loan Party or its Subsidiary, and no such obligation has been threatened and (ii) no Loan Party or Subsidiary thereof has received written notice from a Governmental Authority that any Product designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Loan Party or any of their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority are not being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Health Care Laws.

(c)       Except as would not reasonably be expected to be result in a Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by or on behalf of any Loan Party or any of their Subsidiaries are being and have been conducted in compliance with all applicable Health Care Laws including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312 and 314 of the Code of Federal Regulations, and (ii) federal and state Requirements of Law restricting the collection, use and disclosure of individually identifiable health information and personal information.

(d)       Except (i) as disclosed in public filings of the Borrower with the SEC prior to the Closing Date or (ii) as would not reasonably be expected to be result in a Material Adverse Effect, neither any Loan Party nor any of their Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued, or received written notice of any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or is currently considering initiating, conducting or issuing any recall of any Product.

4.28            Material Contracts. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract of any Loan Party or Subsidiary (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.29            Insurance. Schedule 4.29 lists all insurance policies maintained by or on behalf of the Loan Parties as of the Closing Date.

4.30            DIP Orders. On the date of the making of the Closing Date Loans, the Interim DIP

Order will have been entered and will not have been stayed, amended in a material manner, vacated, reversed or rescinded except as approved by the Agent and the Required Lenders, in each case in their sole discretion. On the date of the making of any Loan, the Interim DIP Order (or the Final DIP Order, when applicable) shall have been entered and shall not have been amended in a material manner, stayed, vacated or rescinded except as approved by the Agent and the Required Lenders, in each case in their sole discretion. Upon the maturity (whether by the acceleration or otherwise) of any of the Obligations of the Loan Parties hereunder and under the other Loan Documents, the Lenders shall, subject to the provisions of Section 9.1 and the DIP Orders, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

5.                   AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted):

5.1               Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent each of the financial statements, reports, notices and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Loan Party or Subsidiary of a Loan Party will have a fiscal year different from that of Borrower and (c) agrees to maintain, and cause its Subsidiaries to maintain, a system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Borrower will also deliver, or cause the other Debtors to deliver, to Agent (i) as soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Committee, the Final DIP Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any Reorganization Plan and/or any disclosure statement related thereto (unless such advance notice is impossible or impracticable under the circumstances, in which case the Borrower will deliver, or cause the other Debtors to deliver, such copies no later than substantially simultaneously with the filing with the Bankruptcy Court or delivering to the Committee) and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to the Committee, as the case may be, all other notices, filings, motions, pleadings or other information concerning the financial condition of Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or any of their Subsidiaries or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure that may be filed with the Bankruptcy Court or delivered to the Committee.

5.2               IP Security Agreements. In order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, and any other intellectual property registry in any other applicable jurisdiction Agent may reasonably request, each Loan Party or Subsidiary of a Loan Party that owns registered Patents, Trademarks or Copyrights shall execute and deliver to Agent one or more short form Intellectual Property security agreements, or supplements thereto, in appropriate form for filing and in a format acceptable to the Agent in its reasonable discretion, to further evidence Agent’s Lien on such Intellectual Property pursuant to the other applicable Loan Documents.

5.3               Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and (where applicable) good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4               Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted

Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).

5.5               Taxes. In accordance with the Bankruptcy Code and subject to any required approval at the Bankruptcy Court, Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all federal and all other material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that (a) the validity of such governmental assessment or tax is the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax or (b) the failure to pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Borrower will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable law, including those laws concerning state disability, and local, state, and federal income taxes (and any foreign equivalent thereof).

5.6               Insurance. Borrower will, at Borrower’s expense, maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses, damages and other risks and hazards as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, each of Navigators Specialty Insurance Company, Chubb Custom Insurance Company, Ironshore Specialty Insurance Company, Federal Insurance Company and Lloyd’s of London is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to the Required Lenders). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by their or their Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7               Inspection. Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours; provided that, so long as no Event of Default has occurred and is continuing, Agent and the Lenders taken as a whole shall not exercise such rights at the Borrower’s expense more often than one time during any calendar year.

5.8               Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9               Environmental. Borrower will, and will cause each of its Subsidiaries to,

(a)                Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)                Comply, in all material respects, with Environmental Laws and provide to Agent documentation of any material non-compliance which Agent reasonably requests,

(c)                Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release under, or otherwise to come into compliance with, in all material respects, applicable Environmental Law,

(d)                Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) written notice of commencement of any material Environmental Action filed against or written notice that a material Environmental Action will be filed against, Borrower or its Subsidiaries, and (iii) written notice of a material violation, citation, or other administrative order from a Governmental Authority, and

(e)                If Borrower or any of its Subsidiaries, or any tenant or occupant of any Real Property owned, leased or operated by Borrower or any of its Subsidiaries, causes or permits any intentional or unintentional act or omission resulting in the presence or release of any Hazardous Material (except in compliance with applicable Environmental Laws), Borrower agrees to undertake, and/or to cause any of its Subsidiaries, and use commercially reasonable efforts to cause its tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

5.10            Intellectual Property. Each Loan Party and each of its Subsidiaries shall have the duty, with respect to Intellectual Property that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business, to use commercially reasonable efforts to protect and diligently enforce and defend such of its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s or such Subsidiary’s Trademarks, Patents, Copyrights, Intellectual Property licenses (including Patent Licenses), and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Loan Party or Subsidiary who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Loan Party and each of its Subsidiaries shall take the steps described in this Section 5.10 with respect to all new or acquired Intellectual Property to which it is now or later becomes entitled that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business. Each Loan Party and each of its Subsidiaries shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business.

5.11            Formation or Acquisition of Subsidiaries. Borrower will, at the time that any of its Subsidiaries forms or incorporates any other direct or indirect Subsidiary (other than with respect to a Subsidiary to which the Required Lenders shall agree otherwise in writing) or acquires any direct or indirect Subsidiary (other than with respect to a Subsidiary to which the Required Lenders shall agree otherwise in writing) after the Closing Date, within 20 days of such formation, incorporation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) (a) cause such new Subsidiary to provide to Agent a “Grantor Joinder” to the Guaranty and Security Agreement, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant Agent a first priority Lien (subject to Permitted Collateral Liens) in and to the types of assets of such newly formed, incorporated or acquired Subsidiary included as “Collateral” under the Guaranty and Security Agreement); and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Required Lenders, which, in their opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document. The foregoing shall also apply to Pernix Ireland Pain and Pernix Manufacturing, LLC, as applicable, as if such entity were a new Subsidiary, to the extent such entity is required to become a Guarantor pursuant to the provisos to the definition of “Guarantors.”

5.12            Further Assurances. (a) Borrower will, and will cause each of its Subsidiaries to, at any time upon the reasonable request of Agent or the Required Lenders, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (together with any security documents executed pursuant to Section 5.11, the “Additional Documents”) that the Agent or Required Lenders may reasonably request in form and substance reasonably satisfactory to the Required Lenders, to create, perfect, ensure the enforceability of and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries of the type that constitute “Collateral” or any similar term (as defined in the Guaranty and Security Agreement or in any Additional Document) (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), or enable the Agent to apply for any registration, or give any notification in connection with the Agent’s Lien in the Collateral so that the Lien has the priority required by the Agent and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply if the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by the Required Lenders in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office;

provided that Agent shall not exercise such authority unless Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so or an Event of Default exists. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a first priority perfected Lien on all assets of Borrower and the other Loan Parties (if any) of a type that constitute “Collateral” or any similar term (as defined in the Guaranty and Security Agreement or in any Additional Document).

(b)       Upon entry into any Material Contract after the Closing Date, involving aggregate consideration payable to or by the Borrower or any of its Subsidiaries of $500,000 or more, the Borrower shall promptly (and in any event within 10 Business Days of entry thereto) notify the Agent thereof and after reasonably request by Agent, and, in the case of such a Material Contract of a Loan Party, shall serve a notice of assignment, substantially in the form of Schedule 5 to the Guaranty and Security Agreement, on each of the other parties to such Material Contract and shall use reasonable endeavors to procure that, within 30 days of the date of such notice (or such later date as the Agent may agree in its sole discretion), each of those other parties acknowledges that notice, substantially in the form of Schedule 5 to the Guaranty and Security Agreement.

(c)       Upon entry into any material Insurance (as defined in the Guaranty and Security Agreement) involving aggregate coverage of $500,000 or more for the assets of the Borrower or any of its Subsidiaries, the Borrower shall promptly (and in any event within 10 Business Days of the execution and delivery by the Borrower or other applicable Loan Party of the contracts evidencing such Insurance (as defined in the Guaranty and Security Agreement)) notify the Agent thereof and after reasonably request by Agent, shall serve a notice of assignment, substantially in the form of Schedule 6 to the Guaranty and Security Agreement, on each of the other parties to such Insurance (as defined in the Guaranty and Security Agreement) and shall use reasonable endeavors to procure that, within 30 days of the date of such notice (or such later date as the Agent may agree in its sole discretion), each of those other parties acknowledges that notice, substantially in the form of Schedule 6 to the Guaranty and Security Agreement.

5.13            Zohydro Assets. Borrower shall ensure, and shall cause its Subsidiaries to ensure, at all times that either the Agent or the Prepetition Term Agent maintains a perfected first-priority lien on the Borrower’s and each of its Subsidiaries’ right, title and interest in, to and under Zohydro Assets.

5.14            Lender Meetings. Borrower will, at the reasonable request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting or conference call (at a mutually agreeable location and time or, in the case of a conference call, at a mutually agreeable time) with all Lenders who choose to participate in such meeting or call at which meeting or call shall be reviewed the financial results and the financial condition of Borrower and its Subsidiaries and the Approved Budget and any proposed modifications thereto or variances therefrom.

5.15            Material Contracts.

(a)       Each Loan Party will, and each Loan Party will cause its Subsidiaries to, comply with all terms and conditions of and fulfill all obligations under each Material Contract to which any of them is a party, except to the extent the failure to so comply would not result in a Material Adverse Effect. Upon the occurrence of a breach of any such Material Contract by any other party thereto, which is not cured as provided therein, each Loan Party will act in a commercially reasonable way in determining whether and how to enforce its, or its Subsidiary’s, as applicable, rights and remedies thereunder.

(b)       Subject to entry of the Interim DIP Order (or the Final DIP Order, when applicable), each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to: (i) forgive, release or reduce any payment, or delay or postpone any payment, owed to any Loan Party or any of their respective Affiliates under or in respect of any Material Contract or (ii) amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Contract, grant any consent thereunder or agree to do any of the foregoing, in each case, to the extent such forgiveness, release, reduction, delay, postponement, amendment, modification, restatement, cancellation, supplement, termination, waiver, grant or agreement would reasonably be expected to result in a Material Adverse Effect.

5.16            Compliance with Health Care Laws.

(a)                Each Loan Party and each of their respective Subsidiaries will comply with all applicable Health Care Laws, except (i) to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) as disclosed with respect to the DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Borrower with the SEC prior to the Closing Date.

(b)                Except (1) with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Borrower with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits and Registrations which are necessary or useful in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable by any Governmental Authority to any Person; (iii) with relation to any Persons providing services for or on behalf of any Loan Party or Subsidiary thereof (either as an employee or independent contractor), (A) not use the services of such Persons who are not, to the Loan Parties’ knowledge, in compliance with all applicable Health Care Laws in the performance of their duties and (B) cause such Persons to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law. All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Loan Party or any of their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority shall be designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Health Care Laws.

(c)                Each Loan Party and each of their respective Subsidiaries that, in each case, actively engages in the marketing of Products, shall maintain a corporate and health care regulatory compliance program (“RCP”) which addresses the requirements of Health Care Laws, including HIPAA, and includes at least the following components: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse laws; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the RCP; and (vi) mechanisms to immediately respond to detected violations of the RCP. Each Loan Party and each of their respective Subsidiaries shall modify such RCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Agent (and/or its consultants) shall be permitted to review such RCPs.

(d)                Borrower shall provide to Agent upon request, an accurate, complete and current list of all third party rebate agreements with respect to the business of the Loan Parties and their Subsidiaries.

5.17            Use of Proceeds. Borrower shall, and shall cause its Subsidiaries to, use the proceeds of (i) the Closing Date ABL Refinancing Loan to repay all outstanding loans under the Prepetition Revolving Credit Agreement, together with all accrued and unpaid interest on such loans and the accrued and unpaid unused line fee thereunder on the Closing Date and (ii) the Closing Date General Purpose Loans to pay the fees, costs and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and for general corporate purposes, in each case, consistent with the Approved Budget, subject to Permitted Variances. Borrower shall, and shall cause its Subsidiaries to, use the proceeds of each Delayed Draw Loan for working capital and general corporate purposes consistent with the Approved Budget, subject to Permitted Variances.

5.18            Post-Closing Obligations. Subject to Section 3.7 (with respect to grace periods, notice periods and extensions provided for therein), the Loan Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time periods specified therefor.

5.19            [Reserved].

5.20            Final DIP Order. Not later than the earlier of (i) the expiration of the Interim DIP Order and (ii) 45 days after the entry of the Interim DIP Order, the Final DIP Order shall have been entered by the Bankruptcy Court and shall be in full force and effect and, after such entry, shall not have been (A) vacated, stayed or reversed or (B) modified or amended in a material manner except as otherwise agreed to in writing by the Agent and the Required Lenders in their reasonable discretion.

5.21            Proceedings. Within fifteen days after the end of each calendar month, deliver to the Agent a schedule of any unstayed proceeding not previously disclosed involving any alleged liability of, or claims against, any Loan Party or Subsidiary thereof, equal to or greater than $500,000, and promptly after request by the Agent, such other information as may be reasonably requested by the Agent to enable the Agent and its counsel to evaluate any such proceedings.

5.22            Certain Bankruptcy Matters.

(a)                Borrower shall, and shall cause its Subsidiaries to, ensure that each of the Milestones is achieved in accordance with the applicable timing referred to in Schedule 5.22; provided, that such timing may be extended upon mutual agreement between Borrower and the Lenders or to the extent necessary to accommodate the Bankruptcy Court’s availability. All orders entered in accordance with the Milestones shall in each case be in form and substance reasonably satisfactory to the Agent and the Lenders.

(b)                Borrower and each of the other Debtors shall comply in all material respects with all of the requirements and obligations set forth in the orders approving the Debtors’ “first day” and “second day” relief obtained in any of the Cases, including complying with the requirements of the cash management order in all material respects.

(c)                Borrower and each of the other Debtors shall cause all payments required to be made under the Interim DIP Order and the Final DIP Order to be made in accordance therewith and pursuant thereto.

5.23            Assumption and Rejection of Contracts and Leases. Borrower shall provide reasonable advance notice to the Agent prior to any assumption or rejection of any of the Debtors’ material contracts or material non-residential real property leases or any other Transferred Contract (as defined in the Stalking Horse Sale Agreement) pursuant to Section 365 of the Bankruptcy Code.

5.24            Obligations Regarding Sale Process. The Loan Parties (a) shall, and shall cause their respective Subsidiaries to, diligently prosecute the sale motion referred to in Schedule 5.22 (and any other sale motion seeking approval of an Acceptable Alternative Sale Agreement) and take all commercially reasonable steps to obtain entry of the Sale Order by the applicable Milestone and the Sale Procedures Order within the time frame contemplated in such sale motion and (b) shall not, and shall not permit their respective Subsidiaries to, (i) withdraw such sale motion (except in connection with the filing of a new sale motion under Section 363 of the Bankruptcy Code seeking approval of a Replacement Sale Agreement, which motion shall be filed within one Business Day of entering into any such Replacement Sale Agreement) or (ii) agree to, cause or permit any amendment, restatement, supplement or other modification to, or waiver of, any Sale Agreement, the Sale Order or the Sale Procedures Order that could reasonably be expected to be adverse to the Secured Parties (it being understood and agreed that any amendment, restatement, supplement or other modification to, or waiver of, any Sale Agreement, the Sale Order or the Sale Procedures Order that (x) provides for a closing date for any sale transaction later than the Maturity Date or (y) changes the form of consideration for any assets being disposed of shall be considered adverse) without in each case obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

6.                   NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted):

6.1               Indebtedness and Contingent Obligations. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to (i) any Indebtedness, except for Permitted Indebtedness or (ii) any Contingent Obligations, except for Permitted Contingent Obligations.

6.2               Liens. (a) Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens and (b) notwithstanding the foregoing, each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to, create, assume or suffer to exist any consensual Lien securing Indebtedness for borrowed money on the Core Assets or the Zohydro Assets, except pursuant to clause (a) (to the extent constituting Collateral) of the definition of Permitted Liens or otherwise to the extent expressly permitted by the Interim DIP Order or the Final DIP Order entered in compliance with this Agreement.

6.3               Restrictions on Fundamental Changes and Sale and Leaseback Transactions. Borrower will not, and will not permit any of its Subsidiaries to do any of the following, except in compliance with Section 6.4:

(a)                enter into any merger, consolidation, reorganization or recapitalization,

(b)                liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

(c)                suspend or cease operating a substantial portion of its or their business, except as expressly permitted pursuant to clause (a) above or pursuant to a transaction permitted under Section 6.4.

(d)                form any new Subsidiary without the prior written consent of the Required Lenders; provided, that, to the extent the Required Lenders provide consent with respect to the formation of any new Subsidiary, such new Subsidiary shall become a Guarantor pursuant Section 5.11, or

(e)                enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, a Loan Party or any Subsidiary of any Loan Party sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

6.4               Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, abandon or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, abandon or otherwise dispose of) any of its or their assets (whether in one transaction or a series of related transactions).

6.5               Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any material change in the nature of its or their business as conducted by Borrower and its Subsidiaries on the date hereof or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to the then-current business of Borrower and its Subsidiaries.

6.6               Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries to,

(a)                Directly or indirectly, do any of the following:

(i)                 optionally prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than:

(A)       the Obligations in accordance with this Agreement, and

(B)       the Adequate Protection Obligations to the extent the DIP Orders expressly permit such payment to be made without further consent of the Agent or any Lender;

(ii)               make any payment on account of Indebtedness that has been, or was required to be, contractually subordinated in right of payment to the Obligations unless such payment is (x) permitted at such time under the subordination terms and conditions, (y) in accordance with the Approved Budget, subject to Permitted Variances, and (z) not prohibited by the DIP Orders, or

(b)                Directly or indirectly, amend, modify, or change any of the terms or provisions of any of the following:

(i)                 any agreement, instrument, document, indenture, or other writing evidencing or concerning any Indebtedness other than (1) the Obligations in accordance with this Agreement, (2) Permitted Intercompany Advances (subject to the Intercompany Subordination

Agreement or other subordination provisions referred to in the definition of Permitted Intercompany Advances), (3) Indebtedness permitted under clauses (c) and (j) of the definition of Permitted Indebtedness,

(ii)               the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse to the interests of the Agent or the Lenders, or

(iii)             other than as consented to by the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned), any Nalpropion Document (as defined in the Prepetition Term Credit Agreement) if the effect of such amendment, change or modification, individually or in the aggregate, (x) would amend, modify, change and/or add any material obligation of the Borrower or any of its Subsidiaries thereunder in a manner adverse to the interests of the Agent or the Lenders or (y) could reasonably be expected to be materially adverse to the interests of the Agent or the Lenders or the Prepetition Term Secured Parties.

(c)                Directly or indirectly make any payment on account of any Indebtedness, liabilities, or other obligations of any Loan Party that are owing or due to any Subsidiary that is not a Loan Party, other than with the consent of the Required Lenders.

6.7               Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as (i) it is permitted by law and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)                any Subsidiary of Borrower may make dividends or distributions to Borrower,

(b)                any non-Loan Party Subsidiary may make dividends or distributions to a Loan Party,

(c)                any Loan Party may make dividends or distributions to another Loan Party, and

(d)                payments owed by a Loan Party expressly permitted by Section 6.6(a), to the extent (i) in accordance with the Approved Budget, subject to Permitted Variances, and (ii) not prohibited by the DIP Orders.

6.8               Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9               Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10            Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, permit to exist or renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease, conveyance, transfer, assignment, distribution, abandonment or exchange of property or assets, or the rendering of any service) with any Affiliate of Borrower or any of its Subsidiaries except for:

(a)                transactions (other than the payment of management, consulting, monitoring, or advisory fees) in the Ordinary Course of Business between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand (other than transactions involving any payment to or sale, transfer or disposition of asset to any Person other than (x) a Loan Party or (y) pursuant to the DIP Orders, Nalpropion), so long as such transactions (A) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Borrower or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, (B) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate and (C) pursuant to and in accordance with the DIP Orders or the cash management order entered by the Bankruptcy Court; provided that any transaction or series of transactions pursuant to this clause (a) with an aggregate value in excess of $1,000,000 must first be approved by a majority of the Board of Directors of Borrower who are disinterested in the subject matter of the transaction pursuant to a board resolution delivered to the Agent and the Lenders at least two business days prior to the consummation of such transaction,

(b)                so long as it has been approved by Borrower’s or its applicable Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,

(c)                so long as it has been approved by Borrower or its applicable Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the Ordinary Course of Business and consistent with industry practice,

(d)                transactions by and between or among the Loan Parties, in each case subject to, and to the extent permitted by, the terms of this Agreement and the other Loan Documents,

(e)                transactions expressly permitted by Section 6.7 or 6.9, and

(f)                 the Transactions or transactions in relation to the Loan Documents.

6.11            Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay all outstanding loans under the Prepetition Revolving Credit Agreement, together with all accrued and unpaid interest on such loans and the accrued and unpaid unused line fee thereunder, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, for working capital and general corporate purposes, in each case (x) for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors) and (y) consistent with the Approved Budget, subject to Permitted Variances.

6.12            Limitation on Issuance of Equity Interests. Except for a disposition permitted by Section 6.4, Borrower will not, and will not permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13            Negative Pledge. Each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any agreement restricting or placing limitations on its ability to grant a security interest to the Agent in their respective right, title and interest in, to and under Zohydro Assets.

6.14            Borrower and IP Subsidiaries. Borrower will not incur any liabilities (other than liabilities arising under the Loan Documents and liabilities existing as of the Petition Date under

Permitted Indebtedness of the Borrower outstanding as of the Petition Date) or engage itself in any operations or business, except in connection with its ownership of its Subsidiaries and its rights and obligations under the Loan Documents and except for agreements entered into in the Ordinary Course of Business pursuant to which Borrower is party rather than the relevant operating Subsidiary, including, (A) licenses and co-promotion agreements for products distributed by any Subsidiary of Borrower, (B)  marketing of products distributed by any Subsidiary of Borrower, (C) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Borrower, (D) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Borrower, (E) similar commercial agreements and transactions in the Ordinary Course of Business. Borrower will not permit any IP Subsidiary to incur any liabilities (other than (x) liabilities arising under the Loan Documents, (y) liabilities existing as of the Petition Date under Permitted Indebtedness of such IP Subsidiary outstanding as of the Petition Date and (z) Permitted Intercompany Advances), own or acquire any assets (other than Intellectual Property rights owned as of the Petition Date or acquired in another transaction not prohibited under this Agreement) or engage itself in any operations or business, except in connection with the license of its Intellectual Property rights to any Loan Party and, in each case, other than in connection with agreements in the Ordinary Course of Business pursuant to which such IP Subsidiary is party rather than the relevant operating Subsidiary, including, (A) licenses, sub-licenses and co-promotion agreements for products distributed by any Subsidiary of Borrower, (B)  marketing of products distributed by any Subsidiary of Borrower, (C) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Borrower, (D) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Borrower, (E) agreements with manufacturers to acquire products and (F) similar commercial agreements and transactions in the Ordinary Course of Business.

6.15            Burdensome Agreements. Except as provided in the following sentence, each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind in any case on the ability of any Subsidiary of any Loan Party to: (A) pay or make Restricted Payments to any Loan Party; (B) pay any Indebtedness owed to any Loan Party; (C) make loans or advances to any Loan Party; or (D) transfer any of its property or assets to any Loan Party. Notwithstanding the immediately prior sentence, each Loan Party and each of the Loan Parties’ Subsidiaries may create, cause or suffer to exist or become effective any such consensual encumbrance or restriction provided by (a) the Loan Documents, (b) any instrument governing Indebtedness or Equity Interests of a Person (other than a Loan Party) acquired by any Loan Party or any of the Loan Parties’ Subsidiaries as in effect at the time of (and not in anticipation of) such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and/or any of its Subsidiaries, or the property or assets of the Person and/or any of its Subsidiaries, so acquired, (c)(x) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the Ordinary Course of Business, (y) net worth provisions in leases and other agreements and (z) provisions restricting cash or other deposits in agreements entered into by each Loan Party or any Subsidiary of such Loan Party in the Ordinary Course of Business, (d) mortgage financings, purchase money obligations and Capital Lease Obligations that impose restrictions on the property owned or leased, (e) any agreement for the sale or other disposition permitted by this Agreement of the Equity Interests or all or substantially all of the property and assets of a Subsidiary of any Loan Party that restricts distributions by that Subsidiary pending its sale or other disposition, (f) Permitted Liens, (g) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business, (h) customary encumbrances or restrictions contained in agreements in connection with Hedge Agreements or Bank Products permitted under this Agreement, (i) customary provisions contained in leases or licenses of Intellectual Property and other agreements, in each case, entered into in the Ordinary Course of Business, or (j) any consensual encumbrance or restriction of any kind existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (i), or in this clause (j) (provided that the terms and conditions of any such consensual encumbrance or restriction of any kind that limit the actions described in (A) – (D) above are no more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented).

6.16            Agent’s Exercise of Rights and Remedies. Seek to enjoin, hinder, delay or object to the Agent’s exercise of rights and, following an Event of Default, remedies hereunder in any jurisdiction, and, at any proceeding with respect to the Agent’s exercise of rights and remedies, raise any substantive objections, other than to challenge the occurrence of the relevant Event of Default.

6.17            Additional Bankruptcy Matters. Without the Agent’s prior written consent, do any of the following:

(a)                assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such);

(b)                subject to the terms of the Interim DIP Order and the Final DIP Order and subject to Section 9.1, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or

(c)                except as expressly provided or permitted hereunder (including, without limitation, pursuant to any “first day” or “second day” orders complying with the terms of this Agreement) or, with the prior consent of the Agent (at the direction of the Required Lenders), as provided pursuant to any other order by the Bankruptcy Court, make any payment or distribution to any non-debtor Affiliate or insider of any of the Debtors outside of the ordinary course of business.

7.                   PRODUCT-RELATED CONTRACTS.

(a)       If an Event of Default shall have occurred and be continuing, the Agent may exercise any Debtor’s rights pursuant to section 365(f) of the Bankruptcy Code with respect to any contract or group of contracts and, subject to the Bankruptcy Court’s approval after notice and hearing, assign any contract or agreement related to any of the Core Assets or Zohydro Assets to which any Loan Party or any of its Subsidiaries is a party (collectively, the "Specified Contracts"), in any such case, such Specified Contract in accordance with section 365 of the Bankruptcy Code notwithstanding any language to the contrary in any of the applicable lease documents or executory contracts.

(b)       If an Event of Default shall have occurred and be continuing, the Agent shall have the right to direct any Debtor that is a party to a Specified Contract to assign such Specified Contract to the Agent, on behalf of the Secured Parties, as collateral for the Secured Obligations and to direct such Debtor to assume such Specified Contract to the extent assumption is required under the Bankruptcy Code as a prerequisite to such assignment. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Article 7, the Debtors shall (i) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Specified Contract and assigning it to the Agent and (ii) cure any defaults that have occurred and are continuing under such Specified Contract.

(c)       If any Debtor is required to cure any monetary default under any Specified Contract under this Article 7, or otherwise in connection with any assumption of such Specified Contract pursuant to section 365 of the Bankruptcy Code, and such monetary default is not cured within five Business Days of the receipt by the Borrower of notice from the Agent under this Article 7 or any other notice from the Agent requesting the cure of such monetary default, then the Agent may cure any such monetary default on behalf of such Debtor and any such payments shall, at the election of the Agent in its sole discretion and subject to satisfaction of the conditions in Article 3, be deemed a Loan hereunder.

8.                   EVENTS OF DEFAULT.

Any one or more of the following events (other than, in the case of Section 8.6, those defaults directly arising as a result of the commencement of the Cases) shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1               Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days or (b) all or any portion of the principal of the Loans;

8.2               Covenants. If any Loan Party or any of its Subsidiaries:

(a)                fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.7, 5.1, 5.3 (solely with respect to Borrower’s existence), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit properties of the Borrower or any of its Subsidiaries, inspect their assets or books or records, examine and make copies of their books and records, or discuss Borrower’s or any Subsidiary’s affairs, finances, and accounts with officers and employees of Borrower or relevant Subsidiary), 5.11, 5.13, 5.17, 5.18, 5.20 or 5.22 of this Agreement, (ii) Section 6 of this Agreement, (iii) [reserved], or (iv) Section 8 of the Guaranty and Security Agreement;

(b)                fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than with respect to Borrower’s existence), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c)                fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3               Judgments. If one or more final postpetition judgments for the payment of money involving an aggregate amount of $1,000,000 or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment;

8.4               Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by any Subsidiary of the Borrower that is not a Debtor or any Subsidiary of the Borrower that is not a Debtor shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

8.5               Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against any Subsidiary of the Borrower that is not a Debtor and any of the following events occur: (a) such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) such Insolvency Proceeding remains undismissed and unstayed for a period of 30 consecutive calendar days, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6               Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder (after giving effect to any notice or lapse of time if required thereunder); provided that this clause (a) shall not include any default under any such Indebtedness outstanding as of the Petition Date to the extent the exercise of any rights or remedies with respect thereto is subject to the automatic stay provisions of section 362 of the Bankruptcy Code, or (b) an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $500,000 or more, provided that no such failure or early termination date (or such other similar term), as applicable, described in this Section 8.6 shall constitute an Event of Default if such failure or early termination date is a result of or arises solely from the commencement of a proceeding under chapter 11 of the Bankruptcy Code by the Debtors and/or customary events leading up to the commencement of the Cases (including, without limitation, pursuant to cross-default or cross-acceleration provisions or as a result of any failure to deliver notices or take other actions under the applicable credit agreement, indenture, or any related documents with respect to such matters and events and including any cross default arising with respect to any of the foregoing), to the extent the exercise of remedies in respect thereof is subject to the automatic stay;

8.7               Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8               Guaranty. If the obligation of any Guarantor under the applicable guaranty agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9               Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Collateral Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of the failure of Agent to maintain possession of any Collateral actually delivered to it;

8.10            Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document, or any Loan Party or any of its Subsidiaries shall challenge the enforceability of any material provision of any Loan Document in writing or shall assert in writing that any material provision of any such Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its or their terms (other than by reason of the payment in full of the Obligations or any other termination of any Loan Document in accordance with the terms thereof); or the Liens on any material portion of the Collateral purported to be created under any of the Loan Documents shall cease to be, or shall be asserted in writing by any Loan Party or any of its Subsidiaries not to be, a valid and perfected Lien in such material portion of the Collateral, with the priority required pursuant to this Agreement;

8.11            Change in Control. A Change in Control shall occur;

8.12            Section 364 Financing. Without the consent of the Agent and the Required Lenders, the entry of any order by the Bankruptcy Court granting, or the filing by Borrower or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the DIP Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral without the Agent’s consent or to obtain any financing under section 364 of the Bankruptcy Code other than the facility hereunder unless such motion or order contemplates payment in full in cash of the Obligations immediately upon consummation of the transactions contemplated thereby;

8.13            Other Superpriority Claims and Liens. If an order of the Bankruptcy Court shall be entered granting (i) any Superpriority Claim (other than the Carve Out) in any of the Cases that is pari passu with or senior to the claims of the Agent and the Lenders against Borrower or any Loan Party under the Loan Documents, (ii) any Lien or security interest on any of the Collateral that is pari passu with or senior to the Liens and security interests granted by any Loan Party securing the Obligations, (iii) any Superpriority Claim (other than the Carve Out and, if applicable, the DIP Superpriority Claims) in any of the Cases that is pari passu with or senior to the claims of the Prepetition Term Secured Parties against Pernix Ireland Pain under the Prepetition Term Financing Documents or otherwise pursuant to the DIP Orders or (iv) any Lien or security interest on any of the Prepetition Term Collateral that is pari passu with or senior to the Liens and security interests granted by Pernix Ireland Pain securing the Prepetition Term Obligations;

8.14            Dismissal or Conversion of Cases. If any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Loan Party or Subsidiary thereof shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, receiver or an examiner with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall be appointed in any of the Cases;

8.15            Automatic Stay. If the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of Borrower or any of its Subsidiaries that either constitute Collateral or have a value in excess of $500,000 in the aggregate or permit other actions that would, in the aggregate, constitute a Material Adverse Effect on any Loan Party or Pernix Ireland Pain (or the estate of any Loan Party or Pernix

Ireland Pain);

8.16            Modification to DIP Orders, Etc. If (i) an order of the Bankruptcy Court shall be entered reversing, staying, vacating or (without the consent of the Agent and the Required Lenders in their sole discretion) otherwise amending, supplementing or modifying the Interim DIP Order, the Final DIP Order or any other order relating to the use of cash collateral (in each case without the written consent of the Agent and the Required Lenders in their sole discretion) or (ii) if the Bankruptcy Court shall enter any order terminating the right of any Debtor to use cash collateral;

8.17            Prepetition Payments. Except as permitted by the Interim DIP Order or Final DIP Order, or as otherwise permitted by this Agreement (including in connection with adequate protection payments), or as otherwise agreed to by the Agent, if Borrower or any of its Subsidiaries shall make any Prepetition Payment other than Prepetition Payments authorized by the Bankruptcy Court (and made in accordance with the Approved Budget, subject to Permitted Variances) that are: (1) in accordance with “first day” or “second day” orders complying with the terms of this Agreement and entered with the consent of (or non-objection by) the Agent (at the direction of the Required Lenders) on or prior to the earlier of the date referred to in clause (c) of Schedule 5.22 and the entry of the Final DIP Order, or other orders of the Bankruptcy Court entered with the consent of (or non-objection by) the Agent (at the direction of the Required Lenders), (2) in connection with the assumption of executory contracts and unexpired leases with the consent of (or non-objection by) the Agent (at the direction of the Required Lenders), (3) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date and (4) in respect of other Prepetition Payments authorized by order of the Bankruptcy Court entered with the consent of (or non-objection by) the Agent (at the direction of the Required Lenders) in an aggregate amount not to exceed $500,000;

8.18            Compliance with Orders. If any Loan Party or Subsidiary thereof shall fail to comply with the Approved Budget, subject to Permitted Variances, or otherwise fail to perform in all material respects any of its material obligations under any terms of (a) the Interim DIP Order or Final DIP Order, (b) after entry thereof, the Sale Procedures Order or the Sale Order; or (c) any other order of the Bankruptcy Court (x) authorizing the use of cash collateral, (y) approving debtor-in-possession financing, or (z) granting adequate protection;

8.19            Sale of Assets; Etc. If (a) any Loan Party or Subsidiary shall file any motion seeking authority to consummate a sale of assets (other than the Treximet Assets) of such Loan Party’s or Subsidiary’s outside the ordinary course of business, or any sale of any part of the Collateral pursuant to Section 363 of the Bankruptcy Code, in each case without the consent of the Required Lenders, or (b) any Loan Party or Subsidiary shall file (or support or fail to oppose) a motion seeking, or the Bankruptcy Court shall enter, an order, authorizing the sale of all or substantially all of such Loan Party’s or Subsidiary’s assets (other than the Treximet Assets) (unless such order contemplates payment in full in cash of the Obligations upon consummation of such sale, whether pursuant to a plan of reorganization or otherwise);

8.20            Reorganization Plan. If a Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in the Case, or Borrower shall propose or support or fail to oppose any such plan or any motion or other pleading that seeks to extend the Maturity Date

8.21            Dissolution of Borrower or any Subsidiary. If any order, judgment or decree shall be entered against Borrower or any Subsidiary decreeing the dissolution or split up of Borrower or any Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days;

8.22            Case Administration Procedures. If an order shall be entered establishing procedures for the administration of any of the Cases and/or approval of significant transactions, including, without limitation, asset sale procedures, that is not reasonably satisfactory in form and substance to the Agent, or Borrower or any of its affiliates shall seek or support the filing or entry of such an order;

8.23            Actions Contrary to the Agreement. If any Loan Party or Subsidiary thereof shall file a motion or other pleading seeking relief that if granted could reasonably be expected to result in the occurrence of an Event of Default (unless such relief, if granted (or the relevant transaction) would result in payment in full in cash of the Obligations immediately upon consummation of the matter addressed by such motion or pleading, whether pursuant to a plan of reorganization or otherwise);

8.24            Challenges. Any Loan Party or Subsidiary thereof shall challenge, support or encourage a challenge of any payments made to the Agent or any Lender with respect to the Obligations, other than to challenge the occurrence of a Default or Event of Default;

8.25            Grant of Adequate Protection. If an order of the Bankruptcy Court shall be entered granting adequate protection not consented to by the Agent in its sole discretion or any Debtor shall propose or support or fail to oppose the entry of any such order;

8.26            Adequate Protection. Without the consent of the Agent, the filing of any motion by any Debtor seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any prepetition agent, trustee or lender that is inconsistent with the Interim DIP Order or the Final DIP Order; or

8.27            Change of Venue. If, unless otherwise approved by the Agent and the Required Lenders, an order of the Bankruptcy Court shall be entered providing for a change in venue with respect to any of the Cases and such order shall not be reversed or vacated within 10 days.

8.28            Sale Agreement. (i) The Stalking Horse Sale Agreement shall be terminated, rescinded or revoked (in whole or in part) by any party thereto and is not replaced by (x) a Replacement Sale Agreement, which Replacement Sale Agreement shall have been entered into within five Business Days thereof or (y) an Overbid Sale Agreement entered into substantially concurrently with the termination of the Stalking Horse Sale Agreement (which Replacement Sale Agreement or Overbid Sale Agreement, as applicable, shall be approved by the Bankruptcy Court no later than the date specified in clause (e) of Schedule 5.22); or (ii) any party to any Sale Agreement shall (x) admit in writing or state publicly its intent not to pursue the transactions contemplated by the Sale Agreement, or (y) act or fail to act in a manner that impairs such party's ability to perform its obligations under, or otherwise constitutes an anticipatory repudiation of, or a breach or default under (to the extent not cured within the applicable grace period), any Sale Agreement unless a Replacement Sale Agreement shall have been entered into within the period referred to in clause (i) above; or (iii) the denial (in whole or in part) by the Bankruptcy Court of any of the relief sought in the sale motion referred to in Schedule 5.22 or in any motion seeking approval of a Replacement Sale Agreement unless the initial relief requested shall be approved by the Bankruptcy Court pursuant to a Sale Order no later than the date specified in clause (e) of Schedule 5.22.

9.                   RIGHTS AND REMEDIES.

9.1               Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, subject to paragraph 29 of the Interim DIP Order (or, after entry thereof, the corresponding paragraph of the Final DIP Order), Agent may, with the consent of the Required Lenders and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following, in each case without further order of or application to the Bankruptcy Court (provided that any party shall be entitled to seek an emergency hearing with the Bankruptcy Court to determine whether an Event of Default has occurred and is continuing):

(a)                declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)                declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with any obligation of any Lender to make Loans; and

(c)                exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.2               Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.               WAIVERS; INDEMNIFICATION.

10.1            Demand; Protest; etc. Borrower, on behalf of itself and its Subsidiaries, waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower or any of its Subsidiaries may in any way be liable.

10.2            The Lender Group’s Liability for Collateral. Borrower, on behalf of itself and its Subsidiaries, hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower, except to the extent such loss, damage or destruction is determined by a final non-appealable judgment of a court of competent jurisdiction to have directly resulted from the Agent’s and Lender’s gross negligence or willful misconduct.

10.3            Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related

Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Agent in its capacity as such) incurred in advising, structuring, drafting, reviewing or administering the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document or the making of any Loans hereunder, or the use of the proceeds of the Loans provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents or (ii) a willful and material breach by an Indemnified party of its obligations under this Agreement. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	Pernix Therapeutics Holdings, Inc.
10 North Park Place, Suite 201 Morristown, NJ 07960
Attn: General Counsel
Fax No.: (862) 260-8752

with copies to:	Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, New York 10017
Attn: Jinsoo Kim
Fax Number: (212) 450-5800

If to Agent:

Bobbie Young (Agency)

900 West Trade Street, Suite 725

Charlotte, NC 28202

Email: BankLoansAgency@cantor.com

Fax Number: 646-390-1764

Cantor Fitzgerald Securities

Attn: Nils Horning (Legal)

1801 N. Military Trail, Suite 202

Boca Raton, FL 33431

Email: NHorning@cantor.com

Telephone Number: 212-829-4889

Fax Number: 646-219-1180

Attn: Jon Stapleton (Credit)

110 E. 59th St.

New York, NY 10022

Email: JStapleton@cantor.com

with copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Sarah M. Ward
Fax Number: (917) 777-2126

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE

PROVISION.

(a)                THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b)                THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT (OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK); PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)                BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT (OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER

PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)                NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY OTHER LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)                 CONSENT TO SERVICE OF PROCESS.  EACH FOREIGN LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS BORROWER AS ITS AGENT FOR SERVICE OF PROCESS AT ITS OFFICES LOCATED AT 10 NORTH PARK PLACE, SUITE 201 MORRISTOWN, NJ 07960 (OR SUCH OTHER OFFICE OF BORROWER LOCATED IN THE UNITED STATES AND NOTIFIED TO AGENT AND THE LENDERS IN WRITING FROM TIME TO TIME FOR PURPOSES OF THIS SECTION 12(F) AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE EFFECTIVENESS OF SUCH CHANGE IN OFFICES FOR PURPOSES OF THIS SECTION 12(F)) TO ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS, NOTICES OR OTHER DOCUMENTS THAT MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING RELATING HERETO IN THE BANKRUPTCY COURT OR ANY NEW YORK COURT.

13.            ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1            Assignments and Participations.

(a)                (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)       the Borrower in its sole discretion so long as the Stalking Horse Sale Agreement is in full force and effect; provided that no such consent of the Borrower shall be required in connection with an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender; and

(B)       Agent.

(ii)               Assignments shall be subject to the following additional conditions:

A.                 no assignment may be made to a natural person,

B.                 no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

C.                 the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000),

D.                 each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

E.                  the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

F.                  unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

G.                 the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)                From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents (and for the avoidance of doubt, shall have no greater rights under Section 16 than the assigning Lender), and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15, Section 16 and Section 17.9(a).

(c)                [Reserved].

(d)                Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the

Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(f)                 In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g)                Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2            Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.            AMENDMENTS; WAIVERS.

14.1            Amendments and Waivers.

(a)                No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower or any of its Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                 increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate Section 2.4(c)(i),

(ii)               postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)             reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv)              amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)                amend, modify or eliminate Section 3.5,

(vi)              amend any provisions in Section 15.11 that relate to release of Agent’s Liens,

(vii)            other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii)          amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)              contractually subordinate any of Agent’s Liens (unless otherwise expressly permitted under this Agreement),

(x)                other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(xi)              amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii), and

(b)                No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders.

Anything in this Section 14.1 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2            Replacement of Certain Lenders.

(a)                If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b)                Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due and payable in respect thereof. If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as

applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Loans.

14.3            No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower or any of its Subsidiaries, as applicable, of any provision of this Agreement or any other Loan Document. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.           AGENT; THE LENDER GROUP.

15.1            Appointment and Authorization of Agent. Each Lender hereby designates and appoints Cantor Fitzgerald Securities as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents which shall be ministerial and administrative in nature. Without limiting the generality of the foregoing, the Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability with respect to which it is not indemnified or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any debtor relief law applicable to any Defaulting Lender; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right, but not the duty (to the extent exercise of the following would constitute the taking of a discretionary action or the exercise any discretionary powers), to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2            Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact (each, a “Sub-Agent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent and any such Sub-Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 15 shall apply to any such Sub-Agent and to the Related Parties of the Agent and any such Sub-Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities under this Agreement as well as activities as such Agent. Agent shall not be responsible for the negligence or conduct of any Sub-Agent that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3            Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries, (ii) any statement, warranty or representation made by any other Person in or in connection with this Agreement or any other Loan Document, (iii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Guaranty and Security Agreement or any other Loan Document, (v) the value or the sufficiency of any Collateral, or

(vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

15.4            Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, and shall not incur any liability for relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5            Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Loan Parties or a Lender. Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

15.6            Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7            Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses (limited, in the case of legal fees and expenses, to reasonable and documented fees and expenses of one counsel to the Agent, any Sub-Agent and the Lenders (taken as a whole) in each material or relevant jurisdiction (unless (x) a conflict or potential conflict exists as determined in the reasonable judgment of any such party in which case(s) the fees, charges and disbursements of reasonably necessary additional counsel for all such affected parties shall be covered, (y) special regulatory counsel is necessary as determined in the reasonable judgment of the Agent or the Required Lenders, in which case the fees and expenses of such regulatory counsel shall be covered or (z) an Event of Default exists)), fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower or any other Loan Party and without limiting the obligation of Borrower or any other Loan Party to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Agent-Related Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower or any other Loan Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8            Agent in Individual Capacity. Cantor Fitzgerald Securities and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Cantor Fitzgerald Securities were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender

Group acknowledge that, pursuant to such activities, Cantor Fitzgerald Securities or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Cantor Fitzgerald Securities in its individual capacity, to the extent Cantor Fitzgerald Securities is party hereto as a Lender at the relevant time of determination.

15.9            Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10        Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11        Collateral Matters.

(a)                The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (other than the Zohydro Assets and any material Intellectual Property that constitutes Collateral, except in the case of clause (i) or if all of the Lenders have expressly consented thereto in writing) (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that (x) the sale or disposition is permitted under Section 6.4 and (y) following such sale or disposition, such property no longer constitutes Collateral and is not required to be pledged as Collateral pursuant to this Agreement or any of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement and such property no longer constitutes Collateral and is not required to be pledged as Collateral pursuant to this Agreement or the other Loan Documents, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral expressly permitted to be released pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower or any of its Subsidiaries in respect of) any and all interests retained by Borrower or any of its Subsidiaries, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Collateral Lien on such property if such Permitted Collateral Lien secures Permitted Purchase Money Indebtedness.

(b)                Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12        Restrictions on Actions by Lenders; Sharing of Payments.

(a)                Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13        Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14        Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15        Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16        Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender agrees to keep all material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9. In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17        Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16.               WITHHOLDING TAXES.

16.1            Payments. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Without any duplication of any other obligation under this Section 16.1, Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2).

16.2            Exemptions.

(a)       If a Lender or Participant is entitled to claim an exemption from applicable withholding tax in any jurisdiction, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(a) shall require a Lender or Participant to disclose any information that it deems to be confidential (including, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent (or, in the case of a Participant, notify the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)       If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to notify the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) as no longer valid. With respect to such percentage amount, such Participant or Assignee will provide new documentation, pursuant to Section 16.2(a), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3            Reductions.

(a)                If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax (subject to the third sentence of Section 16.1). If the forms or other documentation required by Section 16.2(a) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)                If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4            Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

Subject to Section 16.2(b), nothing in this Section 16 shall be construed as creating any obligations of Borrower to any Participant or any rights in favor of any Participant against Borrower.

17.               GENERAL PROVISIONS.

17.1            Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2            Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3            Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4            Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5            [Reserved].

17.6            Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7            Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8            Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9            Confidentiality.

(a)                Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group

Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)                Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)                The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower or any other Loan Party hereunder or under any other Loan Document (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the

Lenders to treat any Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(d)                During the course of any visits, inspections, examinations and discussions, representatives of the Agent and the Lenders may encounter individually identifiable healthcare information as defined under HIPAA, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Loan Party or relevant Subsidiary thereof maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes.

17.10        Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.

17.11        Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower and the other Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12        Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Borrower:	PERNIX THERAPEUTICS HOLDINGS, INC.

	By:	/s/ John Sedor
	Name:	John Sedor
	Title:	Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-In-Possession Credit Agreement]

Cantor Fitzgerald Securities, as Agent

By:	/s/ James Buccola
Name:	James Buccola
Title:	Head of Fixed Income

[Signature Page to Senior Secured Superpriority Debtor-In-Possession Credit Agreement]

LENDERS:	1992 MSF INTERNATIONAL LTD.

BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, as Trading Manager

	By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

	By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

1992 TACTICAL CREDIT MASTER FUND, L.P.

BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, as Trading Manager

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

[Signature Page to Senior Secured Superpriority Debtor-In-Possession Credit Agreement]

Schedule A-1

Agent’s Account

Bank:	The Bank of New York Mellon
ABA Number:	021-000-018
Account Number:	8900730501
Account Name:	Cantor Fitzgerald Securities – Bank Loan Agency
Currency:	USD
Legal Entity:	Cantor Fitzgerald Securities
ATTN:	Louis Pagnotta
Reference:	Agency – Pernix DIP

Schedule A-1

Schedule A-2

Approved Budget

[See attached]

Schedule A-2

Pernix Therapeutics
Cash Flow Forecast (USD)

$ in 000s
Week Ended	Post Forecast 2/22/2019	Post Forecast 3/1/2019	Post Forecast 3/8/2019	Post Forecast 3/15/2019	Post Forecast 3/22/2019	Post Forecast 3/29/2019	Post Forecast 4/5/2019	Post Forecast 4/12/2019	Post Forecast 4/19/2019	Post Forecast 4/26/2019	Post Forecast 5/3/2019	Post Forecast 5/10/2019	Post Forecast 5/17/2019	2/22 - 5/17 Total
Operating Cash Flow
Receipts
Operating Receipts	$3,276	$2,115	$3,548	$3,360	$4,065	$5,712	$4,216	$3,648	$3,352	$2,265	$2,231	$2,352	$1,962	$42,101
Miscellaneous Receipts	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Total Receipts	$3,276	$2,115	$3,548	$3,360	$4,065	$5,712	$4,216	$3,648	$3,352	$2,265	$2,231	$2,352	$1,962	$42,101
Disbursements
Payroll & Benefits	$(297)	$(283)	$(30)	$(271)	$(270)	$(652)	$(30)	$(271)	$(100)	$—	$(283)	$(30)	$(271)	$(2,790)
Gross to Net Disbursements	(1,482)	(2,408)	(1,020)	(2,429)	(473)	(4,689)	(857)	(132)	(2,004)	(127)	(1,328)	(835)	(1,821)	(19,604)
Inventory	(1,368)	(1,007)	(70)	(270)	(70)	(70)	(354)	(354)	(554)	(354)	(354)	(177)	(377)	(5,382)
Royalties	—	—	—	—	—	—	—	—	—	—	—	—	(416)	(416)
Insurance	—	(155)	—	—	—	—	(77)	—	—	—	(77)	—	—	(309)
Nalpropion	—	—	(1,459)	(1,643)	(768)	(328)	(2,210)	(370)	(532)	(479)	—	316	—	(7,474)
Other G&A	(402)	(375)	(338)	(338)	(338)	(338)	(319)	(258)	(258)	(258)	(319)	(233)	(233)	(4,007)
Operating Disbursements	$(3,548)	$(4,228)	$(2,918)	$(4,952)	$(1,921)	$(6,078)	$(3,847)	$(1,385)	$(3,447)	$(1,218)	$(2,362)	$(960)	$(3,118)	$(39,982)
Operating Cash Flow	$(272)	$(2,112)	$630	$(1,592)	$2,144	$(366)	$369	$2,262	$(95)	$1,047	$(131)	$1,392	$(1,156)	$2,119
Debt Service
ABL	(328)	—	—	—	—	—	—	—	—	—	—	—	—	(328)
Total Debt Service	$(328)	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(328)
Restructuring Costs
DIP Loan Interest and Fees	—	(19)	—	—	—	—	(161)	—	—	—	(132)	—	—	(312)
Professional Fees	(1,200)	—	(100)	—	—	—	(974)	—	—	(500)	(2,150)	—	—	(4,924)
Total Restructuring Costs	$(1,200)	$(19)	$(100)	$—	$—	$—	$(1,135)	$—	$—	$(500)	$(2,282)	$—	$—	$(5,236)
Total Disbursements	$(5,076)	$(4,247)	$(3,018)	$(4,952)	$(1,921)	$(6,078)	$(4,982)	$(1,385)	$(3,447)	$(1,718)	$(4,643)	$(960)	$(3,118)	$(45,546)
Net Cash Flow	$(1,800)	$(2,131)	$530	$(1,592)	$2,144	$(366)	$(767)	$2,262	$(95)	$547	$(2,413)	$1,392	$(1,156)	$(3,445)
Beginning Cash Balance	$6,235	$6,200	$6,200	$8,730	$6,200	$8,344	$7,978	$7,211	$9,474	$9,378	$9,925	$7,513	$8,905	$6,235
Net Cash Flow	(1,800)	(2,131)	530	(1,592)	2,144	(366)	(767)	2,262	(95)	547	(2,413)	1,392	(1,156)	(3,445)
DIP Draw	1,765	2,131	—	1,062	—	—	—	—	—	—	—	—	—	4,958
Ending Cash Balance (maintain $6.2m min)	$6,200	$6,200	$6,730	$6,200	$8,344	$7,978	$7,211	$9,474	$9,378	$9,925	$7,513	$8,905	$7,748	$7,748
ABL Availability	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total Liquidity Before DIP Loan	$6,200	$6,200	$6,730	$6,200	$8,344	$7,978	$7,211	$9,474	$9,378	$9,925	$7,513	$8,905	$7,748	$7,748
DIP Loan Balance
Opening DIP Balance	$14,189	$15,954	$18,085	$18,085	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$14,189
DIP Draw	1,765	2,131	—	1,062	—	—	—	—	—	—	—	—	—	4,958
Ending DIP Loan Balance	$15,954	$18,085	$18,085	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147	$19,147
Accrued but unpaid Professional Fees	$(515)	$(1,074)	$(1,779)	$(2,378)	$(2,978)	$(3,577)	$(3,632)	$(4,207)	$(4,781)	$(5,356)	$(3,985)	$(4,560)	$(5,134)	$(5,134)
DIP Loan Availability	$12,720	$10,030	$9,325	$7,664	$7,065	$6,465	$6,410	$5,836	$5,261	$4,687	$6,057	$5,483	$4,908	$4,908
Total Liquidity	$18,920	$16,230	$16,055	$13,864	$15,409	$14,443	$13,621	$15,309	$14,639	$14,612	$13,570	$14,388	$12,657	$12,657

Schedule A-2

Schedule A-3

Authorized Persons

Pernix Therapeutics Holdings, Inc.

1.	John Sedor (Chief Executive Officer).

2.	Kenneth Piña (Senior Vice President, Chief Legal & Compliance Officer and Corporate Secretary) (Authorized Signatory).

3.	Glenn Whaley, Vice President of Finance and Principal Financial and Accounting Officer (Authorized Signatory).

U.S. Subsidiaries

1.	John Sedor (Chief Executive Officer).

2.	Glenn Whaley (Vice President of Finance, Principal Financial and Accounting Officer & Treasurer (Authorized Signatory).

3.	Kenneth Piña (Senior Vice President, Chief Legal and Compliance Officer and Corporate Secretary) (Authorized Signatory).

Schedule A-3

Schedule C-1

Commitments

(A) Closing Date ABL Refinancing Commitment
Lender	Commitment Amount	Applicable Percentage
1992 MSF International Ltd.	$11,220,468.02	77.24853%
1992 Tactical Credit Master Fund, L.P.	$3,304,685.77	22.75147%
Total:	$14,525,153.79	100%

(B) Closing Date General Purpose Commitment
Lender	Commitment Amount	Applicable Percentage
1992 MSF International Ltd.	$1,000,000	25%
1992 Tactical Credit Master Fund, L.P.	$3,000,000	75%
Total:	$4,000,000	100%

(C) Delayed Draw Commitment
Lender	Commitment Amount	Applicable Percentage
1992 MSF International Ltd.	$5,900,000	53.63636%
1992 Tactical Credit Master Fund, L.P.	$5,100,000	46.36364%
Total:	$11,000,000	100%

Schedule C-1

Schedule D-1

Designated Accounts

Account Name	Financial Institution(s) where Accounts Maintained	Account Numbers	Routing Number	Descriptions of Accounts / Currency
Pernix Therapeutics, LLC	Wells Fargo, N.A. PO Box 63020 San Francisco, CA 94163	4540802824	121000248	Operating Account

Schedule D-1

Schedule G-1

Generics Assets

A. Pernix Products

B. Cypress Pharmaceutical, Inc. Products

Schedule G-1

Schedule P-1

Permitted Investments

Pernix Therapeutics Holdings, Inc. – 10% interest in Nalpropion Pharmaceuticals, Inc.

Schedule P-1

Schedule P-2

Permitted Liens

1.	Standard copier leases.

2.	Lease for 110 Dell tablets and styluses.

3.	Lien in favor of Nalpropion Pharmaceuticals, Inc. on all Pernix Therapeutics, LLC accounts arising from (i) the sale or distribution of the products, any of the services performed under the Transitional Distribution Services Agreement, dated as of January 6, 2019, between Pernix Therapeutics, LLC and Nalpropion Pharmaceuticals, Inc.; (ii) all cash and cash equivalents arising from the sale or distribution of Pernix Therapeutics, LLC’s products, (iii) specific deposit accounts and all other deposit accounts into which any cash or cash equivalent referred to in clause (ii) is deposited; (iv) all inventory of the product; (v) all required permits; and (vi) all accessions and all proceeds of any and all of the foregoing in favor of Nalpropion Pharmaceuticals, Inc.

4.	The following liens in favor of Cantor Fitzgerald Securities, as the Prepetition Revolving Agent (as defined in the Credit Agreement), securing the Prepetition Revolving Obligations (as defined in the Credit Agreement):

a.	Lien on all assets of GAINE, INC. by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

b.	Lien on all assets of Cypress Pharmaceuticals, Inc. by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

c.	Lien on all assets of Hawthorn Pharmaceuticals, Inc. by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

d.	Lien on all assets of Macoven Pharmaceuticals, L.L.C. by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

e.	Lien on all assets of PERNIX SLEEP, INC. by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

f.	Lien on all assets of Pernix Therapeutics Holdings, Inc. by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

g.	Lien on all assets of Pernix Therapeutics, LLC by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

h.	Lien on all assets of Respicopea Inc. by Cantor Fitzgerald Securities, as the Prepetition Revolving Agent.

5.	The following lien in favor of Cantor Fitzgerald Securities, as the Prepetition Term Agent (as defined in the Credit Agreement), securing the Prepetition Term Obligations (as defined in the Credit Agreement):

a.	Lien on all assets of Pernix Ireland Pain Designated Activity Company by Cantor Fitzgerald Securities, as the Prepetition Term Agent.

6.	Lien on Pernix Therapeutics Holdings, Inc.’s right, title and interest to (i) Promissory Note, dated as of August 19, 2014, by and between Pernix Therapeutics Holdings, Inc. and Pernix Ireland Limited and (ii) 100 ordinary shares of €1.00 and all other shares in the capital of Pernix Ireland Limited in favor of U.S. Bank National Association.

7.	Lien on all assets of Pernix Ireland Limited in favor of U.S. Bank National Association.

Schedule P-2

Schedule 1.1

Definitions

As used in the Agreement, the following terms shall have the following definitions:

“363 Assets” means, collectively, the Zohydro Assets, the Silenor Assets, the Generics Assets, the Treximet Assets, the Nalpropion Assets, the Borrower Cash Assets and the Services Agreement.

"Acceptable Alternative Sale Agreement" means an Overbid Sale Agreement or Replacement Sale Agreement, as the case may be, that satisfies each of the requirements listed below and shall otherwise, in form and substance, be acceptable to Lenders in their reasonable discretion:

(a)       The agreement shall be on terms that are not more conditional and that are no less favorable to the Debtors than the terms of the Stalking Horse Sale Agreement.

(b)       Without limiting the generality of clause (a) above, the agreement shall not be subject to any diligence or financing conditions and the proposed purchaser(s) shall have obtained all requisite corporate/organizational approvals, and has obtained, or is reasonably likely to obtain all necessary governmental and third-party consents, within a time frame such that the contemplated sale is capable of being consummated in accordance with the Milestones prior to the Maturity Date.

(c)       The proposed purchaser(s) is/are capable of consummating the sale in accordance with the Milestones prior to the Maturity Date, after taking into account all relevant legal, regulatory, and business considerations.

(d)       The proposed purchaser(s) shall have provided such financial and other information demonstrating the proposed purchaser's or purchasers' financial wherewithal and business capabilities to fulfill all obligations in connection with the transactions contemplated by the agreement, including, without limitation, any equity or debt financing commitment letters.

(e)       The agreement, and in the event there is more than one Replacement Sale Agreement and/or Overbid Sale Agreement, such Replacement and/or Overbid Sale Agreements, collectively, shall provide for (i) Net Cash Proceeds in an aggregate amount sufficient for the payment in full in cash of the Obligations after giving effect to the closing(s) of the sale(s) contemplated thereby in accordance with the terms of such agreement(s) and (ii) except as expressly permitted by the Agreement, payment in full in cash of the Obligations and termination of the Commitments on the closing date of the sale(s).

“Acceptable Entity” means any Person that is (a) a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (b) a corporation or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada, the United Kingdom, Sweden, Denmark or any other jurisdiction acceptable to the Required lenders.

“Acceptable Reorganization Plan” means a Reorganization Plan in the Cases that (a) provides for the payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable) on the effective date of such Reorganization Plan or such other treatment of the Obligations as the holders of such Obligations shall consent to under the terms of such Reorganization Plan (which may be the credit bidding pursuant to the

Schedule 1.1

Page - 1-

Stalking Horse Sale Agreement), (b) contains release and indemnification provisions relating to the Agent and the Lenders that are reasonably acceptable to the Agent and (c) does not contain any provisions that are materially inconsistent with the payment, release and indemnification provisions described in the foregoing clauses (a) and (b).

“Account” means an account (as that term is defined in the Code), including all health-care insurance receivables (as that term is defined in the Code).

“Account Debtor” means “account debtor”, as defined in Article 9 of the Code and any other Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates and the officers, directors, employees, attorneys, partners, trustees, administers, managers, advisors, representative, Sub-Agents and agents of Agent, its Affiliates and any Sub-Agent.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Senior Secured Superpriority Debtor-In-Possession Credit

Schedule 1.1

Page - 2-

Agreement to which this Schedule 1.1 is attached.

“Anti-Terrorism Laws” means any laws of the United States relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to accelerate all or any part of the Obligations pursuant to Section 9.1 of the Agreement, or to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.

“Approved Budget” has the meaning specified therefor in the applicable DIP Order; provided that the form thereof shall be reasonably satisfactory to the Agent and Required Lenders and any modifications to the Approved Budget shall be subject to the consent of the Required Lenders in their sole discretion.

“Asset Sale” means any sale, lease, conveyance, license, abandonment, transfer, assignment or other disposition of any property or assets (whether in one transaction or a series of related transactions) by Borrower or any of its Subsidiaries.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Auction” shall have the meaning set forth in the Sale Procedures.

“Authorized Person” means any one of the individuals identified on Schedule A-3 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Availability Period” means the period from but excluding the Closing Date to but excluding the Maturity Date.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries in connection with the obtaining of any of the Bank Products.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq., as in effect or as may be amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over any of the Cases from time to time.

“Base Rate” means, on any day, an annual rate of interest equal to the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate last

Schedule 1.1

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quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent).

“Base Rate Loan” means each portion of the Loans that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Loan Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Cash Assets” means all cash and Cash Equivalents owned by Borrower.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders (or Agent on behalf thereof).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carve Out” has the meaning specified therefor in the applicable DIP Order.

“Cases” means the bankruptcy cases commenced by the Borrower and its Subsidiaries under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”),

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(c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Control” means that:

(a) any Person or two or more Persons, in each case, other than the Permitted Holders, acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Borrower (or other securities convertible into such Equity Interests) representing 49% or more of the combined voting power of all Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower;

(b) any Person or two or more Persons, in each case, other than the Permitted Holders, acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 49% or more of the combined voting power of such Equity Interests;

(c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; or

(d) Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party or Pernix Ireland Pain.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, directive or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment, directive or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation,

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guideline, directive or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Claim” has the meaning specified therefor in Section 11 of the Agreement.

“Closing Date” means the first Business Day on which the conditions referred to in Section 3.1 of the Agreement shall have been satisfied or waived and the Closing Date Loans shall have been made to the Borrower.

“Closing Date ABL Refinancing Commitment” means, with respect to each Lender, the commitment of such Lender to make Closing Date ABL Refinancing Loans hereunder on the Closing Date, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Part A of Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. As of the Closing Date, immediately prior to the funding of any Loans, the aggregate principal amount of the Closing Date ABL Refinancing Commitments is $14,525,153.79.

“Closing Date ABL Refinancing Loan” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Closing Date Commitments” shall mean the Closing Date General Purpose Commitments and the Closing Date ABL Refinancing Commitments.

“Closing Date General Purpose Commitment” means, with respect to each Lender, the commitment of such Lender to make Closing Date General Purpose Loans hereunder on the Closing Date, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Part B of Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. As of the Closing Date, immediately prior to the funding of any Loans, the aggregate principal amount of the Closing Date General Purpose Commitments is $4,000,000.

“Closing Date General Purpose Loan” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Closing Date Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“CMS” means The Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services, and any Governmental Authority successor thereto.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Liens on any Collateral is governed by the

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Uniform Commercial Code (or similar code or statute) as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code (or similar code or statute) as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Collateral” means all “DIP Collateral” (as defined in the Interim DIP Order or, after entry thereof, the Final DIP Order) and all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents and the DIP Orders; provided that the Collateral shall not include the Prepetition Treximet Notes Collateral (as defined in the applicable DIP Order) or any other Excluded Property.

“Commitment” means, with respect to each Lender, the Closing Date Commitments and the Delayed Draw Commitment of such Lender.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) for any obligations of another Person pursuant to any guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Continuing Directors” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors of Borrower by a majority of the Continuing Directors.

“Copyrights” means any and all rights in any works of authorship, including (a) copyrights and moral rights, (b) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 4.5 to the Agreement, (c) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (e) the right to sue for past, present, and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

“Core Assets” means the Silenor Assets and the Generics Assets.

“Committee” has the meaning specified therefor in the applicable DIP Order.

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“Debtors” means, collectively, the Borrower and each of its Subsidiaries.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement, (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means the interest rate applicable to the Loan on which such interest accrues plus (ii) 2.00% per annum.

“Delayed Draw Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder after the Closing Date during the Availability Period, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Part C of Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. As of the Closing Date, immediately prior to the funding of any Loans, the aggregate principal amount of the Delayed Draw Commitments is $11,000,000.

“Delayed Draw Loan” has the meaning specified therefore in Section 2.1(b) of the Agreement.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“DESI Program Products” means Products subject to regulation under the FDA’s Drug Efficacy Study Implementation program.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order, as the

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same may be amended, supplemented or modified from time to time on or after entry thereof in accordance with the terms hereof.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, investigation, judgment, letter, or other written communication, or any litigation or judicial or administrative proceeding, from or involving any Governmental Authority or any third party, involving violations of Environmental Laws by Borrower or any Subsidiary of Borrower, or releases of Hazardous Materials (a) from or to any assets or properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses to any properties of Borrower or any Subsidiary of Borrower or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, rights to purchase, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act); provided that “Equity

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Interests” shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Equity Interests pursuant to this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any and all rules or regulations promulgated from time to time thereunder, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of their respective Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or their respective Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of their respective Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of their respective Subsidiaries and whose employees are aggregated with the employees of any Loan Party or any of their respective Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Proceeds” means the aggregate Net Cash Proceeds received by Borrower or any of its Subsidiaries from one or more Non-Exclusive Licenses in excess of $25,000.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time, and the rules and regulations promulgated thereunder.

“Excluded Property” has the meaning specified therefor in the Guaranty and Security Agreement.

“Excluded Taxes” means (i) any tax imposed on the net income (however denominated) or net profits of any Lender or any Participant (including any branch profits or franchise taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document) and (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Non-U.S. Lender based upon the law (and the applicable withholding rate) in effect at the time such Non-U.S. Lender becomes a party to the Agreement (or designates a new lending office), excluding any amount that such Non-U.S. Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement with respect to such withholding tax at the time such Non-U.S. Lender becomes a party to the Agreement (or designates a new lending office) and (iv) any United States federal withholding taxes imposed under FATCA.

“fair market value” means, at the time of any given transaction, with respect to any asset or property, the price (after taking into account any liabilities related to such asset or property) that could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing and able

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buyer, neither of whom is under undue pressure or compulsion to complete the transaction

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, including any applicable intergovernmental agreement with respect thereto.

“FDA” means the U.S. Food and Drug Administration and any Governmental Authority successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Final DIP Order” means an order entered by the Bankruptcy Court substantially in the form of the Interim DIP Order, with only such material modifications as are satisfactory in form and substance to the Agent and the Required Lenders in its or their sole discretion, as applicable, which order shall (x) have been entered and on such prior notice to such parties as may be satisfactory to the Agent and the Required Lenders in its or their sole discretion, as applicable, and (y) not have been, after entry, (A) vacated, reversed, or stayed, or (B) amended or modified except as otherwise agreed to in writing by the Agent and the Required Lenders in its or their sole discretion, as applicable.

“Foreign Loan Party” means any Loan Party organized or incorporated under the laws of a jurisdiction outside of the United States.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Generics Assets” means the products listed on Schedule G-1 to the Agreement.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, constitution, by-laws, or other organizational documents of such Person.

“Government Drug Rebate Program” means, collectively, the Medicaid Drug Rebate Program with CMS and any individual state drug rebate program administered by any State.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank). The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee Regulatory Matters or any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.

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“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, that the term “Guarantee” does not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Person that is party to the Guaranty and Security Agreement as of the date hereof, and each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement; provided, that, notwithstanding anything herein to the contrary, (i) for so long as Pernix Manufacturing, LLC complies with the covenants applicable to it in the Agreement and the representations and warranties in the Agreement with respect to it are true and accurate in all material respects, Pernix Manufacturing, LLC shall not be required to be a Guarantor, (ii) Pernix Ireland shall not be required to be a Guarantor and (iii) the Debtors shall only be required to use commercially reasonable efforts to obtain a guarantee of the Obligations from Pernix Ireland Pain, provided, further that in no event shall Pernix Ireland Pain be required to be a Guarantor if doing so would result in personal liability for the directors of Pernix Ireland Pain under Irish law as advised by Irish counsel to the Debtors in writing.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Health Care Laws” means all Requirements of Law relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); and Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code); (b) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (c) any Government Drug Rebate Program, (d) all statutes and regulations administered by the FDA or any comparable Governmental Authority, including but not limited to the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (e) the Physician Payments Sunshine Act; (f) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (g) patient health care; (h) quality, safety certification and accreditation standards and requirements; (i) HIPAA; (j) certificates of operations and authority; (k) laws regulating the provision of free or discounted care or services; and (l) any and all

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other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, as well as accreditations and plans of third-party accreditation agencies (such as the Joint Commission for Accreditation of Healthcare Organizations) that are (a) necessary to enable any Loan Party or Subsidiary thereof to continue to conduct its business as it is conducted on the Closing Date, or (b) required under any Health Care Law or the business affairs, practices, licensing or reimbursement entitlements of any Loan Party or Subsidiary thereof.

“Health Care Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by any Loan Party or Subsidiary thereof with any Health Care Laws or the requirements of any Health Care Permit.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest, commodity prices or currency exchange rates and not for speculative purposes.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Incremental Amendment” has the meaning specified therefor in Section 2.17 of this Agreement.

“Incremental Commitment” has the meaning specified therefor in Section 2.17 of this Agreement.

“Incremental Date” has the meaning specified therefor in Section 2.17 of this Agreement.

“Incremental Facility” has the meaning specified therefor in Section 2.17 of this Agreement.

“Incremental Loan” has the meaning specified therefor in Section 2.17 of this Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets or services due more than 180 days after such assets are acquired or such services are contemplated (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified

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Equity Interests of such Person, (h) [reserved], (i) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above and (j) off-balance sheet liabilities, liabilities under any ERISA plan that is subject to Section 412 of the Code or Title IV of ERISA and/or Multiemployer Plan liabilities of such Person. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means any Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by or on account of any obligation of Borrower under any Loan Document.

“Initial Lenders” means, collectively, at any time of determination, (a) any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date (not including any of their respective assignees that become Lenders from time to time after the Closing Date), other than any such Person who is no longer party to the Agreement as a Lender at the relevant time of determination, (b) any other Lender that, at the relevant time of determination, is an Affiliate of any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date, (c) any other Lender that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (i) any Person referred to in clause (a) or (b) above or (ii) an entity or an Affiliate of an entity that administers, advises or manages any Person referred to in clause (a) or (b) above, and (d) any fund or investment vehicle that is managed by the same entity that manages a Person identified as a Lender on the signature pages to the Agreement as of the Closing Date. Any reference to an Affiliate of an Initial Lender shall include the management company of such Initial Lender.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal or other applicable bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, examinership, arrangement, or other similar relief, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its properties.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, rights under Patent Licenses, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intercompany Subordination Agreement” means an intercompany subordination

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agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each other Loan Party, and Agent, the form and substance of which is reasonably satisfactory to the Required Lenders.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the first Business Day of each full calendar month ended after the Closing Date and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such LIBOR Rate Loan is a part; provided, that, in the case of any Interest Period greater than one month in duration, interest shall be payable at one-month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interim DIP Order” has the meaning specified on Schedule 3.1.

“Interim DIP Order Entry Date” has the meaning specified on Schedule 3.1.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the Ordinary Course of Business, to the extent such advances would not be required to be classified as investments on a balance sheet prepared in accordance with GAAP, and (b) bona fide accounts receivable arising in the Ordinary Course of Business), or acquisitions of Indebtedness, Equity Interests or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IP Subsidiaries” means Pernix Ireland and Pernix Ireland Pain.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

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“Lender Group Expenses” means all (a) out-of-pocket costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys and real estate title policies and endorsements and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (h) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (i) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates and the officers, directors, employees, partners, trustees, administers, managers, advisors, representative, attorneys, and agents of such Lender, such Lender’s manager and such Lender’s Affiliates.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate

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Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement (and, if any such rate is below 1.00%, the LIBOR Rate shall be deemed to be 1.00%), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Closing Date Loan, any Delayed Draw Loan and any Incremental Loan, in each case made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Additional Document, any Incremental Agreement, any license or sublicense agreement granted in favor of Agent, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means the Borrower or any Guarantor.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means any event, change, condition, occurrence or effect that has individually or in the aggregate resulted in, or would be reasonably likely to result in, (a) a material adverse effect on the business, properties, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or a material impairment of or material delay to the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral, other than, in the case of clause (a) above, any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in the industry in which the business of the Borrower and its Subsidiaries operates, (ii) changes in general economic, financial market or geopolitical conditions, (iii) natural disasters or calamities, (iv) changes in any applicable laws or GAAP, (vi) the announcement, pendency or consummation of the transactions contemplated by the Stalking Horse Sale Agreement, (vii) the filing of the Cases (and customary events leading up to and following such filing) and any orders of the Bankruptcy Court complying with the terms of the Agreement, (viii) any action taken by the Loan Parties which is required by the Agreement, (ix) a decline in the trading price or trading volume of any securities issued by the Borrower or any change in the ratings or ratings outlook for the Borrower (provided that the underlying causes thereof, to the extent not otherwise excluded by this

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definition, may be deemed to contribute to a Material Adverse Effect), or (x) the failure to meet any projections, guidance, budgets, forecasts or estimates with respect to the Borrower (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect); provided, however, that any event, change, condition, occurrence or effect set forth in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been or is Material Adverse Effect if such any event, change, condition, occurrence or effect has a disproportionate impact on the business of the Loan Parties or the 363 Assets, taken as a whole, relative to the other participants in the industries and markets in which such business and the 363 Assets operate.

“Material Contract” means (a) each contract or agreement related to Core Assets or Zohydro Assets to which any Loan Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Loan Party or such Subsidiary of $150,000 or more (other than purchase orders in the ordinary course of the business of such Loan Party or such Subsidiary and other than contracts that by their terms may be terminated by such Loan Party or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (b) all Patent Licenses (other than immaterial Patent Licenses), (c) any settlement agreement to which a Loan Party or Subsidiary is a party involving an amount in excess of $150,000, (d) any agreement with respect to rebates in excess of $150,000 provided for any Inventory of a Loan Party or Subsidiary and (e) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the earliest to occur of (a) the date that is 180 days after the Closing Date (or, in the case of Loans made pursuant an Incremental Agreement, the maturity date specified in such Incremental Agreement), (b) the acceleration of the Loans and the termination of the Commitments pursuant to Section 9.1 and (c) the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date thereof) of a Reorganization Plan that is confirmed pursuant to an order entered by the Bankruptcy Court.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Milestones” means any and all milestones set forth in Schedule 5.22.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any Subsidiary or any of their respective ERISA Affiliates (or any Person who in the last five years was an ERISA Affiliate) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

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“Nalpropion” means Nalpropion Pharmaceuticals, Inc.

“Nalpropion Assets” means, with respect to Borrower or any Subsidiary of Borrower, its right, title and interest in, to and under all personal property consisting of or relating to any equity or debt securities issued by, or obligations of, Nalpropion Pharmaceuticals, Inc., whether now owned or existing or hereafter acquired or arising and wherever located. For the avoidance of doubt, Nalpropion Assets shall not include the Services Agreement and the TSA.

“Net Cash Proceeds” means, with respect to any Asset Sale or Non-Exclusive License, the proceeds of such Asset Sale or Non-Exclusive License in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash and/or cash equivalents, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of:

(1)        brokerage commissions and other fees and expenses directly related to such Asset Sale or Non-Exclusive License, as applicable, including reasonable and customary fees and expenses of counsel, accountants and investment bankers;

(2)        provisions for taxes as a result of such Asset Sale or Non-Exclusive License, as applicable, without regard to the consolidated results of operations of Borrower and its Subsidiaries;

(3)        payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or Non-Exclusive License, as applicable, or to repay Indebtedness (other than the Obligations) outstanding at the time of such Asset Sale or Non-Exclusive License, as applicable, that is secured by a Lien on the property or assets sold, disposed of or subject to such Non-Exclusive License, as applicable, to the extent required to be applied prior to the repayment of the Obligations; and

(4)        appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale or Non-Exclusive License, as applicable, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale or Non-Exclusive License, as applicable, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“New Money General Purpose Commitments” means, collectively, the Closing Date General Purpose Commitments and the Delayed Draw Commitments. As of the Closing Date, immediately prior to the funding of any Loans, the aggregate principal amount of the New Money General Purpose Commitments is $15,000,000.

“New Money General Purpose Loans” means the Closing Date General Purpose Loans and the Delayed Draw Loans.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Exclusive License” means the licensing on a non-exclusive basis (including co-promotion arrangements) of patents, trademarks, copyrights, and other Intellectual Property rights in the Ordinary Course of Business that does not materially and adversely affect the business or condition

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(financial or otherwise) of Borrower and any of its Subsidiaries, taken as a whole, relating to the development, manufacture, distribution, sale or other commercialization of Products.

“Non-U.S. Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Notice of Borrowing” has the meaning specified therefor in Section 2.3(a) of the Agreement.

“Obligations” means all loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party or any Subsidiary, the ordinary course of business of such Loan Party or Subsidiary, as conducted by such Loan Party or Subsidiary in accordance with past practices, as such practice is, or may have been, reasonably modified as a result of the Cases, subject to (a) the filing of the Cases, (b) any orders of the Bankruptcy Court complying with the terms of the Agreement, and (c) the conduct of the Auction in accordance with the bidding procedures set forth in the Sale Procedures Order.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Connection Taxes” means, with respect to any Lender or Participant, Taxes imposed as a result of a present or former connection between such Lender or Participant and the jurisdiction imposing such Tax (other than connections arising from such Lender or Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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"Overbid Sale Agreement" means one or more asset purchase agreements entered into pursuant to the bidding procedures and following the auction conducted pursuant to the Sale Procedures Order, collectively with all schedules and exhibits thereto and all other agreements, documents and instruments related thereto and executed and/or delivered in connection therewith, which Overbid Sale Agreement is an Acceptable Alternative Sale Agreement, as such Overbid Sale Agreement may be amended, supplemented and/or modified from time to time as permitted by the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Patent License” means any license or distribution agreement pursuant to which Borrower or any of its Subsidiaries is granted rights with respect to Patents for use in connection with the use, sale, manufacture, import, export and/or distribution of any Products.

“Patents” means patents and patent applications, including (a) the patents and patent applications listed on Schedule 4.5 to the Agreement, (b) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (d) the right to sue for past, present, and future infringements thereof, and (e) all of rights corresponding thereto throughout the world.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permits” means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including all Registrations and all Health Care Permits.

“Permitted Collateral Lien” means, with respect to any asset that constitutes Collateral or is required to constitute Collateral pursuant to any Loan Document, (a) any non-consensual Permitted Lien on such asset that is senior to the Agent’s Lien on such asset by operation of law, and (b) other than with respect to any material Intellectual Property or Zohydro Assets, any Permitted Lien on such asset pursuant to clause (f) of the definition of “Permitted Liens”, in any such case, only to the extent the existence of such Lien and/or the priority of such Lien over the Agent’s Lien on such asset does not violate or contravene any other provision of the Agreement.

“Permitted Contingent Obligations” means Contingent Obligations (a) existing as of the Petition Date in respect of Permitted Indebtedness outstanding as of the Petition Date; (b) resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) pursuant to agreements outstanding on the Closing Date that do not exceed $1,000,000 individually, or $2,500,000 in the aggregate (and including any refinancings, extensions or amendments to the indebtedness underlying such Contingent Obligations (to the extent expressly permitted by the Agreement) except to the extent any such refinancing, extension or amendment increases the amount of the Contingent Obligation relating thereto); (d) incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time

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outstanding; (e) arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets that are Permitted Dispositions; (f) existing or arising under any Hedge Contract, so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, and provided, that such obligations are (or were) entered into by a Loan Party in the Ordinary Course of Business for the purpose of mitigating risks associated with interest rates, commodity prices, currency, liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (g) that are Permitted Investments; (h) that constitute Permitted Indebtedness or are with respect to indebtedness that constitutes Permitted Indebtedness; (i) pursuant to the Zogenix Purchase Agreement as in effect on the Petition Date; and (j) not permitted by clauses (a) through (i) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Dispositions” means:

(a)       sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the Ordinary Course of Business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,

(b)       sales of Inventory to buyers (including without limitation, sales of inventory to Affiliates to the extent permitted pursuant to Section 6.10 of the Agreement) in the Ordinary Course of Business,

(c)       the disposition of Cash Equivalents in the Ordinary Course of Business in a manner that is not prohibited by the terms of the Agreement,

(d)       the entry into Non-Exclusive Licenses; provided that the Borrower will not, and will not permit its Subsidiaries to, enter into any Non-Exclusive License unless the following conditions are met:

(i)        the relevant Loan Party receives consideration at the time of the Non-Exclusive License at least equal to fair market value (determined by Borrower, or, in the case of any Non-Exclusive License valued in excess of $2,500,000, by the Board of Directors of Borrower) of such Non-Exclusive License,

(ii)        100% of the consideration consists of cash or Cash Equivalents (it being understood that any deferred payment, milestone payment, royalty payment or other contingent payment in connection with any sale or licensing of Intellectual Property, in each case, to be paid in cash or Cash Equivalents, shall constitute cash consideration for purposes of this clause (ii)), and

(iii)        the Borrower shall comply with Section 2.4(d)(ii) of the Agreement in connection with such Non-Exclusive License,

(e)       the granting of Permitted Liens,

(f)       the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof,

(g)       any involuntary loss, damage or destruction of property of Borrower or any Subsidiary,

(h)       any involuntary condemnation, seizure or taking, by exercise of the power of

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eminent domain or otherwise, or confiscation or requisition of use of property,

(i)       the leasing or subleasing of any real or personal property of Borrower or its Subsidiaries in the Ordinary Course of Business,

(j)       [reserved],

(k)       the lapse or abandonment of patents, trademarks, copyrights, or other Intellectual Property rights, in each case, that are not material and in the Ordinary Course of Business and that is, in the reasonable judgment of the Borrower, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of business of Borrower and its Subsidiaries, taken as a whole, so long as, (A) with respect to copyrights, such copyrights are not material revenue generating copyrights and (B) such lapse or abandonment is not materially adverse to the interests of the Lender Group,

(l)       the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m)       the making of Permitted Investments,

(n)       so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Borrower or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of Borrower that is not a Loan Party to any Loan Party,

(o)       any other disposition (other than a Non-Exclusive License) in a transaction or series of related transactions of assets with a fair market value of less than $100,000 and less than $150,000 for all dispositions pursuant to this clause (o),

(q)       the sale transactions contemplated by any Sale Agreement; provided that, other than with respect to the sale transactions pursuant to the Stalking Horse Sale Agreement, (i) such sale transactions, collectively, shall provide for Net Cash Proceeds in an aggregate amount sufficient for the payment in full in cash of the Obligations after giving effect to the closing(s) of the sale(s) contemplated thereby in accordance with the terms of such agreement(s), and (ii) on the closing date of the sales contemplated by the Sale Agreement, sufficient Net Cash Proceeds thereof are applied to repay the Obligations in full in cash and the Commitments are terminated, and

(r)       any sale of any Treximet Assets pursuant to Section 363 of the Bankruptcy Code.

“Permitted Holders” means (a) any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date (not including any of their respective assignees that become Lenders from time to time after the Closing Date), regardless of whether or not such Person continues to be party to the Agreement as a Lender at the relevant time of determination, (b) any Affiliate of any Person referred to in clause (a) above, (c) any other Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (i) any Person referred to in clause (a) or (b) above or (ii) an entity or an Affiliate of an entity that administers, advises or manages any Person referred to in clause (a) or (b) above, (d) any fund or investment vehicle that is managed by the same entity that manages a Person identified as a Lender on the signature pages to the Agreement as of the Closing Date, and (e) any other Person with which one or more Persons referred to in clauses (a), (b), (c) and/or (d) above forms a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (e), one or more Persons referred to in clauses (a), (b), (c) and/or (d) above beneficially

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own, directly or indirectly, more than 50% in the aggregate of the relevant voting stock beneficially owned by the group.

“Permitted Indebtedness” means:

(a)       Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)       Indebtedness set forth on Schedule 4.14(a) to the Agreement,

(c)       Permitted Purchase Money Indebtedness incurred by a Loan Party not constituting Indebtedness in connection with mortgage financings and capital leases, in an aggregate amount for this clause (c) not to exceed $200,000 outstanding at any time (whether in the form of a loan or a lease) used solely to acquire equipment or other assets used in the Ordinary Course of Business and secured only by such equipment or other assets,

(d)       endorsement of instruments or other payment items for deposit in the Ordinary Course of Business,

(e)       trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business,

(f)       Indebtedness, if any, arising under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(g)       [reserved],

(h)       Permitted Intercompany Advances;

(i)       unsecured Indebtedness in respect of bid, performance, appeal and surety bonds, including guarantees or obligations of the Loan Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, in each case incurred in the Ordinary Course of Business,

(j)       unsecured Indebtedness arising from postpetition agreements to provide for indemnification, adjustment of purchase price, or other similar obligations, in each case, incurred in connection with Permitted Dispositions subject to the limits set forth in the definition thereof,

(k)       unsecured postpetition Indebtedness arising from agreements to provide for indemnification, adjustment of purchase price, earn-outs or other similar obligations to which the seller may become entitled, in each case, incurred in connection with any Investment permitted hereby, to the extent such payment is determined by a final closing balance sheet, working capital calculation or other similar method or such payment depends on the performance of such business or assets after the closing; provided, that, (1) at the time of closing, the amount of any such payment is not determinable or is of a contingent nature and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter and (2) the only obligor in respect of such Indebtedness is the relevant Subsidiary that is the acquirer or investor, as applicable, in such permitted Investment,

(l)       Indebtedness composing Permitted Investments,

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(m)       unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the Ordinary Course of Business,

(n)       reimbursement obligations in connection with any letters of credit, in accordance with the Approved Budget, subject to Permitted Variances, but in any event in an aggregate outstanding amount not to exceed $150,000,

(o)       any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $100,000 at any one time.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) [reserved], and (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to an intercompany subordination agreement substantially in the form of Exhibit I-1 hereto or such loan is subject to other subordination provisions reasonably acceptable to the Required Lenders.

“Permitted Investments” means:

(a)        Investments in cash and Cash Equivalents;

(b)       Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business,

(c)        advances made in connection with purchases of goods or services in the Ordinary Course of Business,

(d)       Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)        Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f)       guarantees permitted under the definition of Permitted Indebtedness,

(g)        Permitted Intercompany Advances,

(h)        Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business) or as security for any such Indebtedness or claims,

(i)        deposits of cash in the Ordinary Course of Business to secure performance of operating leases,

(j)        loans and advances to employees and officers of Borrower or any of its Subsidiaries in the Ordinary Course of Business for any business purpose (other than the purchase of the Borrower’s Equity Interests), so long as the aggregate amount of all such loans or advances outstanding at any time does not exceed $150,000,

(k)        Investments resulting from entering into Bank Product Agreements,

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(l)        to the extent outstanding as of the Petition Date, the Investment by Borrower in Pernix Ireland evidenced by the Treximet Intercompany Note,

(m)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business,

(n)        (i) Investments by any Loan Party in another Loan Party, (ii) Investments by any non-Loan Party in any Loan Party, and (iii) Investments held by any non-Loan Party as of the Closing Date, and

(o)        so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $150,000 (with the fair market value of such Investments being measured at the time such Investment is made without giving effect to subsequent changes in value) during the term of the Agreement.

“Permitted Liens” means:

(a)        Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)        Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)        judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)        Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, (i) any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Petition Date and (ii) such Liens shall only encumber the assets that secured such Indebtedness as of the Petition Date,

(e)        the interests of lessors under operating leases in the Ordinary Course of Business,

(f)        any Lien on any equipment or other assets (other than material Intellectual Property) securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness; provided that (i) such Lien attaches concurrently with or within one hundred twenty (120) days after the acquisition thereof and only to the asset purchased or acquired and the proceeds thereof and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)        Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)        Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance (but excluding Liens arising under ERISA) pertaining to any Loan Party’s or its Subsidiaries’ employees in the Ordinary Course of Business,

(i)        Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the Ordinary

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Course of Business and not in connection with the borrowing of money or the deferred purchase price of property or services,

(j)        Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the Ordinary Course of Business,

(k)        with respect to any Real Property, easements, rights of way, and zoning restrictions that do not, individually or in the aggregate, materially affect the value or marketability of the applicable asset or impair the use or operation thereof,

(l)        Liens arising under Non-Exclusive Licenses,

(m)        [reserved],

(n)        rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the Ordinary Course of Business,

(o)        Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties which are not past due in connection with the importation of goods by the Loan Parties or their Subsidiaries in the Ordinary Course of Business,

(q)        Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereby,

(r)  [reserved],

(s)  Liens (including any adequate protection replacement Liens granted under the DIP Orders) as provided for in the DIP Orders; provided that such Liens are made expressly junior to the Liens securing the Obligations,

(t)        a Lien on cash collateral in accordance with the Approved Budget, subject to Permitted Variances, but in any event not to exceed $157,500 in the aggregate, securing the reimbursement obligations of the Borrower and its material Subsidiaries under any letter of credit permitted pursuant to clause (n) of the definition of “Permitted Indebtedness”; provided that the amount of cash collateral in respect of any such letter of credit shall not exceed 105% of the face amount thereof,

(u)         precautionary UCC-1 financing statement filings that are filed by lessors with respect to operating leases entered into by the Loan Parties in the Ordinary Course of Business, and

(w)        other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $150,000.

“Permitted Prior Lien” has the meaning specified therefor in the applicable DIP Order.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any

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Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien or an Irish tax lien), or rental payment, provided that (a) a reserve or other appropriate provision with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens, (d) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (e) the title to, and right to use, the applicable asset by any Loan Party or the Subsidiaries of any Loan Party are not adversely affected thereby; (f) the applicable asset or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by any Loan Party or any Subsidiaries of any Loan Party; and (g) upon a final, non-appealable determination of such protest, any Loan Party and the Subsidiaries of any Loan Party shall promptly comply with the requirements thereof.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of the amount permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”.

“Permitted Variances” has the meaning specified therefor in the applicable DIP Order. Any waiver of any variances from the Approved Budget that do not constitute Permitted Variances shall be subject to the consent of the Required Lenders in their sole discretion

“Pernix Ireland” means Pernix Ireland Limited, formerly known as Worrigan Limited, a wholly owned Subsidiary of Borrower and a private company limited by shares incorporated under the laws of Ireland.

“Pernix Ireland Pain” means Pernix Ireland Pain Designated Activity Company (f/k/a Pernix Ireland Pain Limited), a designated activity company organized under the laws of the Republic of Ireland.

“Petition Date” has the meaning specified therefor in the recitals to the Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Prepetition Collateral” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any prepetition Indebtedness or trade payables (including, without limitation, in respect of reclamation claims) or other prepetition claims against any Debtor.

“Prepetition Revolving Agent” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Revolving Financing Documents” has the meaning specified therefor in the

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applicable DIP Order.

“Prepetition Revolving Obligations” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Revolving Secured Parties” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Secured Parties” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Term Agent” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Term Collateral” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Term Financing Documents” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Term Obligations” has the meaning specified therefor in the applicable DIP Order.

“Prepetition Term Secured Parties” has the meaning specified therefor in the applicable DIP Order.

“Primed Liens” has the meaning specified therefor in Section 2.14(c) of the Agreement.

“Products” means any FDA-approved product that is marketed and sold in the United States by any Loan Party or any of its Subsidiaries and shall include by reference Registrations that are required to conduct the Borrower’s business as currently conducted and any Subsidiary’s business as conducted from time to time.

“Projections” means any forecasts, projections or other forward-looking information furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents.

“Pro Rata Share” means, as of any date of determination, the percentage obtained by dividing (i) the outstanding Loans and unused Commitments of such Lender by (ii) the sum of the aggregate outstanding Loans and unused Commitments of all Lenders.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or one of its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness (other than prepetition Indebtedness of any Debtor) so long as:

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(a)        such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount necessary to pay any premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)        such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be more restrictive to the Loan Parties or materially adverse to the interests of the Agent or Lenders,

(c)        if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)        the Indebtedness that is refinanced, renewed, or extended (i) is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended and (ii) will not have any guarantors that did not guarantee the Indebtedness that was refinanced, renewed, or extended, and

(e)       such refinancings, renewals, or extensions do not result in Indebtedness (i) with a stated maturity prior to the stated maturity of the Indebtedness so refinanced, renewed, or extended or (ii) that is secured by any collateral that did not secure the Indebtedness so refinanced, renewed, or extended and, for the avoidance of doubt, if the Indebtedness so refinanced, renewed, or extended is unsecured, the new Indebtedness will not be secured.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

“Regulatory Action” means a governmental administrative or regulatory action, proceeding or investigation related to the safety, efficacy, manufacture, marketing, sale and/or reimbursement of one or more Products.

“Regulatory Authority” means the U.S. Food and Drug Administration or any successor thereto or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs.

“Regulatory Matters” means governmental administrative or regulatory matters related to or as a result of relevant Health Care Laws.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an

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entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Related Parties” with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of such Person and its Affiliates.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a release of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to a release of Hazardous Materials, in each case as required by Environmental Laws.

“Reorganization Plan” means a chapter 11 plan or plans filed in any of the Cases.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Loans and undrawn Commitments of all Lenders; provided, that (i) the Loans and undrawn Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

"Replacement Sale Agreement" means one or more sale agreements entered into within five days following the termination, rescission or revocation of the Stalking Horse Sale Agreement or Overbid Sale Agreement, as the case may be, collectively with all schedules and exhibits thereto and all other agreements, documents and instruments related thereto and executed and/or delivered in connection therewith, which Replacement Sale Agreement is an Acceptable Alternative Sale Agreement, as such Replacement Sale Agreement may be amended, supplemented and/or modified from time to time as permitted by the Agreement.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject, including all applicable Health Care Laws.

“Restricted Payment” means, as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any Equity Interest in such Person (except those payable solely in its Equity Interest of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interest in such Person or any claim respecting the purchase or sale of any Capital Stock in such Person, or (ii) any option, warrant or other right to acquire any Equity Interest in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding any Equity Interest in a Loan Party or a Subsidiary or an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party (in each case, other than (A) payments of salaries and customary bonuses to individuals, (B) directors fees, (C) advances and reimbursements to employees or directors and (D) customary indemnities to employees and directors, all in the Ordinary Course of Business), (d) any lease or rental payments to an Affiliate or a Subsidiary of a Loan Party, or (e) repayments of or debt service on loans or other

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indebtedness (other than “earnouts” and similar payment obligations) held by any Person holding any Equity Interest in a Loan Party or a Subsidiary of a Loan Party, an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party (other than in respect of any Permitted Indebtedness). For purposes of this definition, “Affiliate” of Borrower, any Loan Party or any of their respective Subsidiaries shall not include any Permitted Holder.

"Sale Agreement" means the Stalking Horse Sale Agreement, an Overbid Sale Agreement or a Replacement Sale Agreement.

“Sale Order” means the form of order attached as Exhibit 4 to the Stalking Horse Sale Agreement as in effect on the date hereof, or once entered, the order of the Bankruptcy Court, which order shall be substantially in the form attached as Exhibit 4 to the Stalking Horse Sale Agreement as in effect on the date hereof, with such changes as may be required by the Bankruptcy Court that are in form and substance acceptable to the Lenders.

“Sale Procedures” means the bidding procedures set forth in the Sale Procedures Order, to be entered by the Bankruptcy Court.

“Sale Procedures Order” means the form of order attached as Exhibit 5 to the Stalking Horse Sale Agreement as in effect on the date hereof, or once entered, the order of the Bankruptcy Court, which order shall be substantially in the form attached as Exhibit 5 to the Stalking Horse Sale Agreement as in effect on the date hereof, with such changes as may be required by the Bankruptcy Court that are in form and substance reasonably acceptable to the Lenders.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a comprehensive country sanctions program administered and enforced by OFAC (currently, such programs target Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” means, collectively, the Lenders, the Agent and any other holder of the Obligations, and “Secured Party” means any one of them.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, and any successor statute.

“Services Agreement” means that certain Services Agreement, dated as of July 27, 2018, between Nalpropion and Pernix Therapeutics, LLC, as amended by that certain Amendment No. 1 to Services Agreement, as further amended by that certain Amendment No. 2 to Services Agreement, and as further amended, supplemented or otherwise modified from time to time.

“Silenor” means the prescription pharmaceutical product containing doxepin and

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marketed under the Silenor® trademark.

“Silenor Assets” means with respect to Borrower or any Subsidiary of Borrower, its right, title and interest in, to and under all personal property consisting of, relating to, or developed or used in connection with Silenor, whether now owned or existing or hereafter acquired or arising and wherever located, including all proceeds, products, accessions, rents, profits of or in respect of any of the foregoing, without limitation, the Intellectual Property rights of Borrower or any of its Subsidiaries relating to Silenor and all rights of Borrower or any of its Subsidiaries under and arising out of the Silenor Contracts.

“Silenor Contracts” means (i) the License Agreement dated as of August 25, 2003, between ProCom One, Inc. and Pernix Sleep, Inc. (“Pernix Sleep”) (as successor in interest); (ii) the License Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (iii) the License Agreement dated as of April 26, 2012, between CJ CheilJedang Corporation and Pernix Sleep (as successor in interest); (iv) the Settlement and License Agreement dated as of July 17, 2012, by and among ProCom One, Inc., Mylan Inc., Mylan Pharmaceuticals, Inc. and Pernix Sleep (as successor in interest); (v) the Manufacturing Services Agreement dated as of February 1, 2006 between Patheon Pharmaceuticals Inc. and Pernix Sleep (as successor in interest); (vi) the Manufacturing Services Agreement dated as of July 17, 2012, between Mylan Pharmaceuticals Inc. and Pernix Sleep (as successor in interest); (vii) the Supply Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (viii) the Supply Agreement dated as of April 26, 2012, between CJ CheilJedang Corporation and Pernix Sleep (as successor in interest); (ix) the Purchase Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (x) any other contracts relating to the Silenor Assets as of the Closing Date; and (xi) each amendment, modification or restatement thereof or substitute agreement for any such agreement specified in clauses (i) through (x).

“Specified Contracts” has the meaning specified therefor in Article 7 of the Agreement.

“Stalking Horse Sale Agreement” means that certain Asset Purchase Agreement, dated as of February 18, 2019, amount the Loan Parties and the other Debtors, as sellers, and Phoenix Top Holdings LLC, as the buyer, as amended, restated, supplemented or otherwise modified from time to time on terms and conditions reasonably acceptable to the Required Lenders.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Equity Interests or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees (or other governing body) thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Superpriority Claim” has the meaning specified therefor in the applicable DIP Order.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed or levied by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including

Schedule 1.1

Page - 33-

(a) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 4.5 to the Agreement, (b) all renewals thereof, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (d) the right to sue for past, present and future infringements and dilutions thereof, (e) the goodwill of the business symbolized by the foregoing or connected therewith, and (f) all rights corresponding thereto throughout the world.

“Transactions” means collectively, (a) the entering into of the Loan Documents to be executed on the Closing Date and the incurrence of the Loans, (b) the repayment of all outstanding loans under the Prepetition Revolving Credit Agreement, together with all accrued and unpaid interest on such loans and the accrued and unpaid unused line fee thereunder on the Closing Date and (c) the payment of fees, costs and expenses in connection with the foregoing and with the Cases.

“Treximet Assets” means the Treximet Intellectual Property, all Inventory used or held for use in the Treximet Business and the assets identified as the Product Working Capital Assets in the Reference Statement, to the extent related to the Treximet Business; provided that no Shared GTN Contract shall be a Treximet Asset. Capitalized terms used in this definition shall have the meaning specified therefor in the Stalking Horse Sale Agreement as in effect on the Closing Date.

“Treximet Intercompany Note” means that certain promissory note dated as of August 19, 2014 in the principal outstanding amount of $225,500,000 as of the Petition Date executed by Pernix Ireland in favor of Borrower.

“TSA” means that certain Transitional Distribution Services Agreement, dated January 6, 2019, between Nalpropion and Pernix Therapeutics, LLC, as amended, supplemented or otherwise modified from time to time.

“United States” or “U.S.” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Zohydro” means the pharmaceutical product containing hydrocodone birtartrate and marketed under the Zohydro® trademark.

“Zohydro Assets” means, with respect to Borrower or any Subsidiary of Borrower, its right, title and interest in, to and under all personal property consisting of, relating to, or developed or used in connection with Zohydro, whether now owned or existing or hereafter acquired or arising and wherever located, including, without limitation, all proceeds, products, accessions, rents, profits of or in respect of any of the foregoing, the Intellectual Property of Borrower or any of its Subsidiaries relating to Zohydro and all rights of Borrower or any of its Subsidiaries under and arising out of the Zohydro Contracts.

“Zohydro Contracts” means (i) the Asset Purchase Agreement dated as of March 10, 2015 by and among Pernix Ireland Pain (as successor in interest to Pernix Ireland Limited, a private company limited by shares incorporated under the laws of the Republic of Ireland and including any permitted assignees) and Zogenix (as amended, restated or otherwise modified, subject to the proviso to clause (v) of this definition, the “Zogenix Purchase Agreement”), (ii) the License Agreement between Elan Pharma International Limited and Pernix Ireland Pain, dated as of November 27, 2007, (iii) the Commercial Manufacturing and Supply Agreement between Daravita Limited and Pernix Ireland Pain, dated as of March 5, 2015, (iv) each other contract relating to the Zohydro Assets existing on the Closing

Schedule 1.1

Page - 34-

Date, and (v) each amendment, modification or restatement thereof or substitute or similar agreement for any such agreement specified in clauses (i) through (iv) above; provided, that the terms of any such amendment, modification, restatement or substitute agreement not made in the Ordinary Course of Business (x) shall be no more restrictive, taken as a whole, than the existing terms of the agreement being so amended, modified, restated or substituted, as the case may be and (y) shall not be materially adverse to the Agent or the Lenders.

“Zogenix” means Zogenix, Inc., a Delaware corporation.

“Zogenix Purchase Agreement” has the meaning specified in the definition of “Zohydro Contracts”.

Schedule 1.1

Page - 35-

Schedule 3.1

Conditions Precedent to Closing Date Loan

The occurrence of the Closing Date and the obligation of each Lender to make the Closing Date Loans provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a)                [Reserved];

(b)                Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly authorized, executed and delivered by each of the parties thereto, and each such document shall be in full force and effect:

(i)                 the Guaranty and Security Agreement,

(ii)               the Intercompany Subordination Agreement,

(iii)             a completed Perfection Certificate for each of the Loan Parties, and

(iv)              Notes executed by the Borrower for the account of each Lender which has requested a note at least three (3) Business Days prior to the Closing Date;

(c)                Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of its Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing its Authorized Persons to execute the same, and (iii) attesting to the incumbency and signatures of such Authorized Persons;

(d)                Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be certified by the Secretary of such Loan Party and with respect to Governing Documents of a Loan Party that are charter documents, certified (if applicable in such Loan party’s jurisdiction of formation) as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate government official;

(e)                To the extent available in the relevant jurisdiction, Agent shall have received a certificate of good standing (or equivalent, to the extent the concept is applicable) as of a recent date with respect to each Loan Party, such certificate to be issued by the relevant authority of the jurisdiction of organization of such Loan Party;

(f)                 Agent shall have received an opinion of the Loan Parties’ counsel in form and substance reasonably satisfactory to the Required Lenders;

(g)                Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents to the extent invoiced at least three (3) Business Days prior to the Closing Date;

(h)                Agent shall have received the following, each of which shall be original, .PDF or facsimile copies or delivered by other electronic method (followed promptly by originals) unless otherwise specified, each properly executed, where applicable, and each in form and substance reasonably satisfactory to the Required Lenders:

(i)       a Notice of Borrowing with respect to the Closing Date Loans, executed

Schedule 3.1

Page - 1-

by an Authorized Person of Borrower and in accordance with the requirements of the Agreement;

(ii)       executed counterparts of the Agreement that, when taken together, bear the signatures of an Authorized Person of Borrower, Agent and each Lender; and

(iii)       executed counterparts of the Guaranty and Security Agreement duly executed by an Authorized Person of each Loan Party party thereto;

(i)       Agent shall have received at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties reasonably requested by Agent in writing at least ten (10) Business Days prior to the Closing Date, required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(j)       Borrower and its Subsidiaries shall have received all governmental and third party approvals (including shareholder approvals, landlord consents and other consents) necessary or, in the reasonable opinion of the Required Lenders, advisable in connection with the Agreement or the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Agreement or the transactions contemplated by the Loan Documents;

(k)       All outstanding loans under the Prepetition Revolving Credit Agreement, together with all accrued and unpaid interest on such loans and the accrued and unpaid unused line fee thereunder on the Closing Date, shall have been paid to the Prepetition Revolving Secured Parties on account of such Prepetition Revolving Obligations;

(l)       Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings, to the extent available in the applicable jurisdiction) and judgment filings made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and in which the chief executive office of each such Person is located, and in such other jurisdictions as may be reasonably required by Agent, together with copies of the financing statements (or similar documents, to the extent available in the applicable jurisdiction) disclosed by such search, and accompanied by evidence satisfactory to the Agent that the Liens indicated in any such financing statement (or similar document) would constitute Permitted Liens or have been or will be contemporaneously with the funding of the initial extension of credit released or terminated;

(m)       Agent and Lenders shall have received the Approved Budget, which shall be acceptable to the Lenders in their reasonable discretion and which shall be substantially similar in form and substance to the proposed budget provided by Borrower to the Lenders on January 4, 2019;

(n)       Borrower and its Subsidiaries shall have commenced the Cases with the Bankruptcy Court and Borrower and its Subsidiaries shall each be a debtor and a debtor-in-possession, the Cases shall not have been converted to one under chapter 7 of the Bankruptcy Code or dismissed under section 1112 of the Bankruptcy Code, and the Bankruptcy Court has not terminated any Debtor’s exclusive right to file a Reorganization Plan;

(o)       No trustee or examiner with expanded powers pursuant to section 1106(b) of the Bankruptcy Code shall have been appointed or designated with respect to any Debtor or its business, properties or assets;

Schedule 3.1

Page - 2-

(p)       (i) All of the material “first day” orders and all related pleadings (including a cash management order and any order establishing procedures for the administration of any of the Cases) shall have been entered by the Bankruptcy Court at the time of the commencement of the Cases (and if any such orders or pleadings shall not have been entered by the Bankruptcy Court, the form of such orders and pleadings have been submitted to the Bankruptcy Court for approval together with all motions and documents in connection with such orders), and, in each case, shall be in form and substance reasonably satisfactory to Agent and shall provide the relief requested therein at the time of the commencement of the Cases, and (ii) none of such orders shall have been amended or modified in a material manner except as otherwise agreed to in writing by Agent in its reasonable discretion;

(q)       Not later than 5 days following the Petition Date, entry of an order of the Bankruptcy Court that is satisfactory in form and substance to the Lenders and Agent in their or its sole discretion, as applicable (it being understood and agreed that an order in the form set forth as Exhibit I-2 to the Agreement shall, if entered by the Bankruptcy Court be deemed to be acceptable to the Lenders and Agent) (the “Interim DIP Order”; and the date on which the Interim DIP Order is entered, the “Interim DIP Order Entry Date”) on an application or motion by the Debtors that is satisfactory in form and substance to the Lenders and Agent in their or its sole discretion, as applicable, which Interim DIP Order shall have been entered on such prior notice to such parties as may be satisfactory to the Lenders and Agent in their or its sole discretion, as applicable, which Interim DIP Order shall not have been vacated, reversed, modified, amended or stayed in a manner materially adverse to Agent, except as otherwise agreed to in writing by Agent in its reasonable discretion;

(r)       Borrower shall have retained a financial advisor acceptable to the Lenders and Agent (provided, that the Lenders and Agent each acknowledge that Guggenheim Securities, LLC is acceptable) and Agent and Lenders shall have been provided reasonable access to such financial advisor; and

(s)       There shall be no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that that challenge any Loan Document or any transaction contemplated by this Agreement or the other Loan Documents.

(t)       The Loan Parties shall have entered into the Stalking Horse Sale Agreement and delivered a true and correct copy thereof to the Agent.

Schedule 3.1

Page - 3-

Schedule 3.2

Conditions Precedent to Each Delayed Draw Loan

The obligation of each Lender to make each Delayed Draw Loan and each Incremental Loan provided for hereunder is subject to the fulfillment of each of the following conditions precedent (the making of such extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

1.	The proceeds of such Delayed Draw Loan or Incremental Loan shall be used in accordance with Section 5.17 of the Agreement.

2.	Borrower shall have paid all Lender Group Expenses incurred in connection with such Delayed Draw Loan or Incremental Loan and the transactions related thereto to the extent invoiced at least two (2) Business Days prior to the Funding Date.

3.	Agent shall have received a duly executed Notice of Borrowing with respect to such Delayed Draw Loan or Incremental Loan, executed by an Authorized Person of Borrower and in accordance with the requirements of the Agreement and the amount of such Delayed Draw Loan or Incremental Loan shall be consistent with the Approved Budget then in effect, subject to Permitted Variances, for the two-week period including the relevant Funding Date.

4.	Agent shall have received a certificate duly signed by an Authorized Person of Borrower confirming the satisfaction of the conditions set forth in Section 3.3 or Section 3.4, as applicable, and this Schedule 3.2.

5.	There shall be no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that that challenge (i) any Loan Document or any transaction contemplated by this Agreement or the other Loan Documents or (ii) to the extent in effect at such time, the Stalking Horse Sale Agreement or the transactions contemplated thereby.

6.	The Stalking Horse Sale Agreement shall be in full force and effect at such time or, if the Stalking Horse Sale Agreement has been terminated, one or more other Sale Agreements that are Acceptable Alternative Sale Agreements shall be in full force and effect at such time. The Debtors shall be in compliance in all material respects with the Sale Agreement(s) then in effect (except to the extent such compliance has been waived by the buyer thereunder or as would not give rise to any right of the buyer thereunder to terminate such Sale Agreement).

7.	Prior to the satisfaction of the Milestones set forth in clause (c) of Schedule 5.22 to the Agreement, no more than $6,000,000 of Loans shall be made (excluding Closing Date ABL Refinancing Loans), unless otherwise agreed by the Lenders in their sole discretion.

Schedule 3.2

Page - 1-

Schedule 4.1(c)

Capitalization of Subsidiaries

Subsidiary	Authorized Capital Stock	Percentage of Shares Owned Directly or Indirectly by Pernix Therapeutics Holdings, Inc.	Direct Parent
Pernix Manufacturing, LLC	N/A	100%	Pernix Holdco 3, LLC
Pernix Holdco 3, LLC	N/A	100%	Pernix Therapeutics Holdings, Inc.
Pernix Holdco 2, LLC	N/A	100%	Cypress Pharmaceuticals, Inc.
Pernix Holdco 1, LLC	N/A	100%	Pernix Therapeutics, LLC
Pernix Ireland Limited (f/k/a Worrigan Limited)	100,000 ordinary shares authorized, par value 1.00 euro. 100 shares outstanding owned by Pernix Therapeutics Holdings, Inc.	100%	Pernix Therapeutics Holdings, Inc.
Pernix Ireland Pain Limited (f/k/a Ferrimill Limited)	100,000 ordinary shares authorized, par value 1.00 euro. 100 shares outstanding owned by Pernix Therapeutics Holdings, Inc.	100%	Pernix Therapeutics Holdings, Inc.
Pernix Therapeutics, LLC	N/A	100%	Pernix Holdco 3, LLC
PERNIX SLEEP, INC.	1,000 shares of common stock authorized	100%	Pernix Holdco 3, LLC
Cypress Pharmaceuticals, Inc.	100,000 shares of common stock authorized, 1,000 shares outstanding owned by Pernix Holdco 3, LLC	100%	Pernix Holdco 3, LLC
Hawthorn Pharmaceuticals, Inc.	1,000 shares of common stock authorized, 1,000 shares owned by Pernix Holdco 2, LLC	100%	Pernix Holdco 2, LLC
Macoven Pharmaceuticals, L.L.C.	N/A	100%	Pernix Holdco 1, LLC
GAINE, INC.	1,000,000 shares of common stock authorized	100%	Pernix Holdco 1, LLC
Respicopea Inc.	10,000,000 shares of common stock authorized	100%	Pernix Holdco 1, LLC

Schedule 4.1(c)

Schedule 4.1(d)

Subscriptions, Options, Warrants, Calls

Options (for common stock of Pernix Therapeutics Holdings, Inc.):

Options:

Options Outstanding at December 31, 2017	1,042,000
Granted	556,000
Cancelled	(228,000)
Awards outstanding at September 30, 2018	1,370,000

Warrants:

Name of Warrant Holder	Issue Date	Expiration Date	Underlying Shares	Class of Equity
Oxford Finance LLC	8/2/2011	8/2/2021	929	Common stock of Pernix Therapeutics Holdings, Inc.
Oxford Finance LLC	8/2/2011	8/2/2021	1,393	Common stock of Pernix Therapeutics Holdings, Inc.
Silicon Valley Bank	8/2/2011	8/2/2021	1,161	Common stock of Pernix Therapeutics Holdings, Inc.
Oxford Finance LLC	12/19/2011	12/19/2021	598	Common stock of Pernix Therapeutics Holdings, Inc.
Silicon Valley Bank	12/19/2011	12/19/2021	299	Common stock of Pernix Therapeutics Holdings, Inc.
TOTALS			4,380

Convertible Debt:

1.	4.25%/5.25% Exchangeable Senior Notes due 2022 ($35,742,500 pro forma amount outstanding, convertible into common stock of Pernix Therapeutics Holdings, Inc.)

2.	4.25% Convertible Senior Notes Due 2021 ($78,225,000 pro forma amount outstanding, convertible into common stock of Pernix Therapeutics Holdings, Inc.)

Schedule 4.1(d)

Schedule 4.5

Intellectual Property

Pernix Therapeutics, LLC

Patents
Title	Country	Status	Patent No.	Appl. No	Issue Date
Process for preparing tannate liquid and semi-solid dosage forms	US	Issued	7,094,429	10/921,438	08/22/2006
Process for preparing tannate tablet, capsule or other solid dosage forms	US	Issued	7,273,623	10/269,027	09/25/2007
Tannate compositions, methods of making and methods of use	US	Issued	8,012,506	11/501,649	09/06/2011

Trademarks
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
	US	Registered	85251109	4076351	12/27/2011
	KR	Registered	40-2017-0120858	40-1419740	11/22/2018
Pernix	US	Registered	77779507	3897832	12/28/2010
PRESCRIPTIONS DIRECT	US	Registered	86757098	5024315	8/22/2016
Pediatex	US	Registered	75775487	2684051	04/04/2003
	US	Registered	78176952	2764357	09/16/2003
Aldex	US	Registered	78126667	2748943	08/05/2003
Z-Cof	US	Registered	76258253	2738086	07/15/2003

Gaine, Inc (“Gaine”).

Patents
Title	Country	Status	Patent No.	Appl. No	Issue Date
Antitussive compositions	US	Issued/expired	6348470	09/381,841	02/19/2002

Schedule 4.5

Page - 1-

Cypress Pharmaceuticals, Inc.

Patents
Title	Country	Status	Patent No.	Appl. No	Issue Date
Hyaluronate compositions	US	Issued	8,466,128	12/022,095	06/18/2013
Hyaluronate compositions	US	Issued	9,107,882	13/915,818	08/18/2015
Hyaluronate compositions	US	Issued	9,937,134	14/803,841	4/10/2018
Hyaluronate compositions	US	Pending		15/948,598
Phosphate-binding chitosan and uses thereof	US	Issued	7,943,597	12/099,433	05/17/2011
Phosphate-binding chitosan and uses thereof	US	Pending		13/544,775
Phosphate-binding magnesium salts and uses thereof	US	Issued	8,247,000	12/422,012	08/21/2012
Phosphate-binding magnesium salts and uses thereof	US	Issued	8,236,358	13/445,771	08/07/2012
Phosphate-binding magnesium salts and uses thereof	US	Issued	9,339,481	13/856,084	5/17/2016
Phosphate-binding magnesium salts and uses thereof	US	Issued	9,610,267	15/155,366	4/04/2017
Phosphate-binding magnesium salts and uses thereof	US	Issued	9,889,157	15/477,325
Phosphate-binding magnesium salts and uses thereof	US	Pending		15/893,861
Phosphate-binding magnesium Salts and Uses Thereof	AU	Issued	2009344184	2009344184	8/25/2016
Phosphate-binding magnesium Salts and Uses Thereof	AU	Issued	2016213704	2016213704	1/12/2019
Phosphate-binding magnesium Salts and Uses Thereof	CA	Pending		2756942

Schedule 4.5

Page - 2-

Patents
Title	Country	Status	Patent No.	Appl. No	Issue Date

Phosphate-binding magnesium Salts and Uses Thereof	JP	Issued	5878998	2015-104155	2/5/2016
Phosphate-binding magnesium Salts and Uses Thereof	JP	Pending		2016-15699
Phosphate-binding magnesium Salts and Uses Thereof	JP	Pending		2018-85300
Crystal polymorph of magnesium glycinate dihydrate and process for its preparation	US	Issued	9,394,318	14/091,070	7/19/2016
Crystal polymorph of magnesium glycinate dihydrate and process for its preparation	US	Issued	10,150,784	15/212,460	12/11/2018

Trademarks
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
Cypress Pharmaceutical, Inc.	US	Registered	75130214	2101153	09/30/1997

Domain Names Relating to Cypress Pharmaceuticals, Inc.

Domain Names
eliphos.info
eliphos.net

Schedule 4.5

Page - 3-

Hawthorn Pharmaceuticals, Inc.

Trademarks
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
Vituz	US	Registered	85615837	4440956	11/26/2013
Rezira	US	Registered	85384426	4303591	03/13/2013
Arbinoxa	US	Registered	85301155	4059980	11/22/2011
Zutripro	US	Registered	85384468	4105641	02/28/2012
	US	Registered	77785140	3749753	02/16/2010
	US	Registered	77763186	3749059	02/16/2010
	US	Registered	76525101	2850561	06/08/2004

Domain Names relating to Hawthorn Pharmaceuticals, Inc.

Domain Names
cypresspharmaceutical.com
hawthornpharma.com
icariron.com
icarrx.com
zutripro.com

Pernix Sleep, Inc.

Patents
PERNIX SLEEP, INC. OWNED PATENTS AND PATENT APPLICATIONS
Title	Country	Status	Patent No.	Appl. No	Issue Date
Methods of Improving the Pharmacokinetics of Doxepin	US	Issued	7,915,307	11/781,165	3/29/2011
Methods of Improving the Pharmacokinetics of Doxepin	US	Issued	9,572,814	13/653,213	2/21/2017
Methods of Improving the Pharmacokinetics of Doxepin	US	Pending		15/436,293
Methods of Improving the Pharmacokinetics of Doxepin	CA	Issued	2693992	2693992	1/31/2017
Low-dose Doxepin Formulations and Methods of Making and	US	Issued	9,532,971	13/898,364	1/3/2017

Schedule 4.5

Page - 4-

Using the Same
Low-dose Doxepin Formulations and Methods of Making and Using the Same	US	Issued	9,907,780	15/394,912	3/6/2018
Low-dose Doxepin Formulations and Methods of Making and Using the Same	US	Pending		15/911,496
Low-dose Doxepin Formulations and Methods of Making and Using the Same	CA	Issued	2721133	2721133	11/6/2018

PERNIX SLEEP CO-OWNED PATENT APPLICATIONS
Title	Country	Status	Patent No.	Appl. No	Issue Date
N-Desmethyl-Doxepin and Methods of Using the Same to Treat Sleep Disorders	US	Pending		13/933,975
Ultra-Low Dose Doxepin and Methods of Using the Same to Treat Sleep Disorders	US	Issued	9,907,779	14/045,645	3/6/2018
Ultra-Low Dose Doxepin and Methods of Using the Same to Treat Sleep Disorders	US	Pending		15/911,832
Methods of Using Low-Dose Doxepin for the Improvement of Sleep	US	Issued	8,513,299	11/804,720	8/20/2013
Methods of Using Low-Dose Doxepin for the Improvement of Sleep	US	Issued	9,107,898	13/492,559	8/18/2015
Methods of Using Low-Dose Doxepin for the Improvement of Sleep	US	Issued	9,486,437	14/804,595	11/8/2016
Methods of Using Low-Dose Doxepin for the Improvement of Sleep	US	Issued	9,861,607	15/344,710	1/9/2018
Methods of Using	US	Allowed		15,864,440

Schedule 4.5

Page - 5-

PERNIX SLEEP CO-OWNED PATENT APPLICATIONS
Title	Country	Status	Patent No.	Appl. No	Issue Date

Low-Dose Doxepin for the Improvement of Sleep
Methods of Using Low-Dose Doxepin for the Improvement of Sleep	CA	Pending		2687118
Methods of Using Low-Dose Doxepin for the Improvement of Sleep	JP	Pending		2017-243448
Doxepin Isomers and Isomeric Mixtures and Methods of Using the Same to Treat Sleep Disorders	US	Issued	9,463,181	13/692,415	10/11/2016
Doxepin Isomers and Isomeric Mixtures and Methods of Using the Same to Treat Sleep Disorders	US	Issued	9,801,847	15/289,288	10/31/2017
Doxepin Isomers and Isomeric Mixtures and Methods of Using the Same to Treat Sleep Disorders	US	Issued	9,498,462	13/692,715	11/22/2016
Doxepin Isomers and Isomeric Mixtures and Methods of Using the Same to Treat Sleep Disorders	US	Issued	10,143,676	15/357,171	12/4/2018
Doxepin Isomers and Isomeric Mixtures and Methods of Using the Same to Treat Sleep Disorders	US	Allowed		15/797,195
Doxepin Isomers and Isomeric Mixtures and Methods of Using the Same to Treat Sleep Disorders	US	Pending		16/217,584
Methods of Using Low-Dose Doxepin for the Improvement of	US	Pending		13/764,467

Schedule 4.5

Page - 6-

PERNIX SLEEP CO-OWNED PATENT APPLICATIONS
Title	Country	Status	Patent No.	Appl. No	Issue Date
Sleep
Low-Dose Doxepin for Treatment of Sleep Disorders in Elderly Patients	US	Pending	14/789,911
Combination Therapy Using Low-Dose Doxepin for the Improvement of Sleep	US	Pending	13/612,328
Low-Dose Doxepin Formulations, Including Buccal, Sublingual and Fast-Melt Formulations, and Uses of the Same to Treat Insomnia	US	Pending	12/301,223
Low-Dose Doxepin Formulations, Including Buccal, Sublingual and Fast-Melt Formulations, and Uses of the Same to Treat Insomnia	CA	Pending	2687124

Trademarks
PERNIX SLEEP, INC. OWNED MARKS
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
SILENOR	US	Registered	78/640,504	3477986	7/29/2008
SILENOR	CA	Registered	1280190	TMA744387	7/30/2009
SILENOR	EU	Registered	4737284	4737284	12/11/2006
SILENOR	KR	Pending	2012-57808
SILENOR (Korean Transliteration)	KR	Registered	40-2012-0058236	40-1168898	3/25/2016
SILENOR A Good Day Starts at Night	US	Registered	86570195	4,884,994	11/3/2015
A Good Day Starts at Night	US	Registered	86570159	4862464	12/1/2015
A Good Day Starts at Night	KR	Pending	40-2015-0069145

Schedule 4.5

Page - 7-

Trademarks
PERNIX SLEEP, INC. OWNED MARKS
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
	US	Registered	86714322	4967840	5/31/2016
	CA	Pending	1742897
	KR	Registered	40-2015-0080234	40-1194101	8/3/2016

PERNIX SLEEP LICENSED PATENTS
Title	Country	Status	Patent No.	Appl. No	Issue Date
Treatment of Transient and Short-term Insomnia	US	Issued	6,211,229	09/506,348	4/3/2001
Treatment for Insomnia	US	Issued	6,344,487	09/586,706	2/5/2002

Domain Names Relating to Silenor®

Domain Names
4sleeptonight.com
4sleeptonite.com
forsleeptonight.com
forsleeptonite.com
silenor.com
silenor.info
silenor.net
silenor.org

Schedule 4.5

Page - 8-

Pernix Ireland Limited

Trademarks
PERNIX IRELAND LIMITED OWNED TRADEMARKS
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
	US	Registered	77583186	3583386	3/3/2009
Treximet	US	Registered	77230134	3493620	8/26/2008
Treximet	US	Registered	87822189	5580314	10/9/2018

Patents
PERNIX IRELAND LIMITED IN-LICENSED PATENTS
Title	Country	Status	Patent No.	Appl. No	Issue Date
Formulations of 5-HT agonist and NSAID for treatment of migraine	US	Issued	5,872,145	08/907,826	2/16/1999
Anti-migraine methods and compositions using 5-HT agonists with long-acting NSAIDS	US	Issued	6,060,499	09/151,912	5/9/2000
Methods of treating headaches using 5-HT agonists in combination with long-acting NSAIDS	US	Issued	6,586,458	09/559,753	7/01/2003
Multilayer dosage forms containing NSAIDS and Triptans	US	Issued	7,332,183	10/741,592	2/19/2008
Methods of treating headaches using 5-HT agonist in combination with long-acting NSAIDS	US	Issued	8,022,095	10/414,493	9/20/2011

Schedule 4.5

Page - 9-

Pernix Ireland Pain Designated Activity Company

PERNIX IRELAND PAIN DESIGNATED ACTIVITY COMPANY OWNED PATENTS
Title	Country	Status	Patent No.	Appl. No	Issue Date
Treating pain in patients with hepatic impairment	US	Pending		13/950,969
Treating pain in patients with hepatic impairment	US	Pending/Allowed		14/523,162
Treating pain in patients with hepatic impairment	US	Issued	9,265,760	14/815,219	2/23/2016
Treating pain in patients with hepatic impairment	US	Issued	9,339,499	14/978,217	5/17/2016
Treating pain in patients with hepatic impairment	US	Issued	9,326,982	14/978,223	5/3/2016
Treating pain in patients with hepatic impairment	US	Issued	9,333,201	14/978,302	5/10/2016
Treating pain in patients with hepatic impairment	US	Issued	9,421,200	15/154,524	8/23/2016
Treating pain in patients with hepatic impairment	US	Issued	9,433,619	15/154,527	9/6/2016
Treating pain in patients with hepatic impairment	US	Issued	9,421,201	15/160,359	8/23/2016
Treating pain in patients with hepatic impairment	US	Issued	9,522,147	15/243,432	12/20/2016
Treating pain in patients with hepatic impairment	US	Issued	9,610,286	15/340,502	4/04/2017
Treating pain in patients with hepatic impairment	US	Issued	10,028,946	15/477,561	7/24/2018
Treating pain in patients with hepatic impairment	US	Pending		16/042,196

Schedule 4.5

Page - 10-

PERNIX IRELAND PAIN DESIGNATED ACTIVITY COMPANY OWNED TRADEMARKS
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
Zohydro	US	Registered	85340408	4538117	5/27/2014
Zohydro ER	US	Registered	85646921	4534120	5/20/2014
Zohydro	CA	Pending	1660668
Zohydro ER	CA	Pending	1660669

Patents
PERNIX IRELAND PAIN DESIGNATED ACTIVITY COMPANY IN-LICENSED PATENTS
Title	Country	Status	Patent No.	Appl. No	Issue Date
Multiparticulate modified release composition	US	Issued	6,228,398	09/566,636	5/8/2001
Multiparticulate modified release composition	US	Issued	6,902,742	10/331,754	6/7/2005
Abuse resistant pharmaceutical compositions	US	Issued	9,132,096	14/484,761	9/15/2015
Abuse resistant pharmaceutical compositions	US	Issued	9,452,163	14/851,019	9/27/2016
Abuse resistant pharmaceutical compositions	US	Issued	9,486,451	14/851,056	11/8/2016
Abuse resistant pharmaceutical compositions	US	Issued	9,713,611	15/172,643	7/25/2017
Abuse resistant pharmaceutical compositions	US	Issued	10,092,559	15/626,268	10/9/2018
Abuse resistant pharmaceutical compositions	US	Pending		16/124,899

Trademarks
PERNIX IRELAND PAIN DESIGNATED ACTIVITY COMPANY LICENSED TRADEMARKS
Mark	Country	Status	Serial No.	Reg. No.	Reg. Date
BeadTek	US	Registered	86452063	5,413,163	2/27/2018
	US	Registered	86530165	5,469,955	5/15/2018

Schedule 4.5

Page - 11-

Pernix Therapeutics Holding, Inc.

Domain Names Relating to Pernix Therapeutics Holdings, Inc.

Domain Names
AGOODDAYSTARTSATNIGHT.COM
ANOTHERNOTRIGHTMORNING.COM
CII-HYDROCODONE.COM
CII-HYDROCODONE-AVAILABLE.COM
CYPRESSRX.COM
EXTENDEDRELEASEHYDROCODONE.COM
formulationmatters.com
HAWTHORNPHARMACEUTICALS.COM
HAWTHORNRX.COM
HYDROCODONE-CII.COM
HYLIRA.COM
MACOVENPHARMA.COM
MOREFORMYMIGRAINE.COM
MORETHANATRIPTAN.COM
mychronicpainfeedback.com
nallpropion.com
nalpropion.net
nalpropion.org
nalpropion.us
nalpropione.com
nalproprion.com
NOSUBSTITUTEFORSLEEP.COM
painoutlifein.com
PERNIXMANUFACTURING.COM
PERNIXMFG.COM
PERNIXPRODUCTS.COM
PERNIXTHERA.COM
PERNIXTHERAPEUTICS.COM
PERNIXTX.BIZ
PERNIXTX.COM
PERNIXTX.INFO
PERNIXTX.NET
PERNIXTX.ORG

Schedule 4.5

Page - 12-

Domain Names
PERNIXTX.US
ptxinet.com
PTXMANUFACTURING.COM
PTXTEST.COM
PTXTEST2.COM
PXTX.CO
reliefinreach.com
reliefwithinreach.com
REZIRA.COM
RX-SLEEP-AID.COM
serioussleeping.com
serioussleeping.info
serioussleeping.net
serioussleeping.org
SILENORSAVINGS.COM
SIMPLIFYMYMIGRAINE.COM
SLEEP-TREATMENT-HELP.COM
treatinsomniadifferently.com
treatwithtreximet.com
TREXIMET.COM
TROUBLESTAYINGASLEEP.COM
true12hour.com
trytreximet.com
WANTTOSLEEPMORE.COM
yourpatientssleep.com
ZOHIDRO.COM
ZOHYDRO.COM
ZOHYDRO.INFO
ZOHYDRO.MOBI
ZOHYDRO.NET
ZOHYDRO.ORG
ZOHYDRO.US
ZOHYDROER.COM
ZOHYDRO-ER.COM
ZOHYDROER.NET
ZOHYDRO-ER.NET

Schedule 4.5

Page - 13-

Domain Names
ZOHYDROERCOVERAGE.COM
ZOHYDROERHCP.COM
ZOHYDROERREMS.COM
ZOHYDRO-ER-REMS.COM
ZOHYDROERREMS.ORG
ZOHYDRO-ER-REMS.ORG
ZOHYDROHCP.COM
ZOHYDROREMS.COM
ZOHYRDO.COM
ZUTRIPRO.COM
ZYBERPHAR.COM
ZYBERPHARMACEUTICALS.COM
ZYBERRX.COM

IP Licenses

Pernix Therapeutics

1.	Product License and Distribution Agreement dated as of August 19, 2014, by and between Pernix Ireland Limited (f/k/a Worrigan Limited) and Pernix Therapeutics, LLC.

2.	Product License and Distribution Agreement dated as of April 24, 2015, by and between Ferrimill Limited and Pernix Therapeutics, LLC.

3.	Settlement and License Agreement dated January 26, 2018 by and among Pernix Ireland Pain DAC, Pernix Therapeutics, LLC, Recro Gainesville LLC and Actavis Laboratories FL, Inc.

4.	Settlement Agreement dated September 29, 2016 by and between Recro Gainesville LLC and Alvogen Malta Operations Ltd.

PERNIX SLEEP, INC.

1.	License Agreement dated August 25, 2003 by and between ProCom One and Somaxon.

2.	Amended and Restated License Agreement between Somaxon and ProCom dated September 15, 2010.

3.	License Agreement dated June 7, 2011, by and between Somaxon and Paladin Labs Inc.

4.	License Agreement dated April 26, 2012, by and between Somaxon and CJ CheilJedang Corporation assigned from CJ Cheiljedang Corporation to CJ HealthCare Corporation on April 1, 2014, then assigned to Kolmar Korea Co., Ltd. on February 20, 2018 under a share purchase agreement

5.	Amendment Agreement dated as of March 2, 2015 by and between CJ HealthCare Corporation and Pernix Therapeutics Holdings, Inc.

6.	Amendment No. 2 to the License Agreement dated as of February 15, 2016 by and between Pernix Therapeutics Holdings., Inc. and CJ HealthCare Corporation.

7.	Settlement and License Agreement dated July 18, 2012, by and between Somaxon, ProCom One, Inc., Zydus Pharmaceuticals, Inc. and Cadila Healthcare Ltd.

Schedule 4.5

Page - 14-

8.	Settlement and License Agreement dated July 18, 2012, by and between Somaxon, ProCom One, Inc., Par Pharmaceutical, Inc. and Par Pharmaceutical Companies

9.	Settlement and License Agreement dated July 17, 2012, by and between Somaxon, ProCom One, Inc., Mylan Inc. and Mylan Pharmaceuticals Inc.

10.	Settlement and License Agreement dated February 1, 2013, by and between Somaxon, ProCom One, Inc., Actavis Elizabeth LLC and Actavis Inc.

11.	Product License and Distribution Agreement dated on September 12, 2017, between Pernix Sleep, Inc. and Pernix Therapeutics LLC

Macoven Pharmaceuticals, L.L.C.

1.	Midrin License, Distribution and Supply Agreement dated March 25, 2013 by and between Macoven Pharmaceuticals, L.L.C. and ECI Pharmaceuticals, LLC.

2.	First Amendment to the Midrin License, Distribution and Supply Agreement, dated December 23, 2014, by and between Macoven Pharmaceuticals, L.L.C. and ECI Pharmaceuticals, LLC.

Respicopea Inc.

1.	Amended and Restated Patent License Agreement dated May 14, 2012 between Respicopea Limited and Respicopea Inc.

Pernix Ireland Limited

1.	License Agreement dated November 27, 2007 by and between Zogenix, Inc and Daravita Limited, assigned to Pernix Ireland Limited under an Asset Purchase Agreement dated March 10, 2015 by and between Pernix Ireland Limited and Zogenix, Inc. wherein Pernix acquired a license to the marks herein. Pernix Ireland Limited, a subsidiary of Pernix Therapeutics Holdings, Inc., assigned rights acquired from Zogenix to Pernix Ireland Pain Limited, a separate subsidiary of Pernix Therapeutics Holdings, Inc. As of August 21, 2017, Pernix Ireland Pain Limited is now Pernix Ireland Pain Designated Activity Company

2.	Product Development and Commercialization Agreement dated June 2003 by and between Pozen, Inc. and Glaxo Group Ltd. (amended as of May 2014 and July 2014) was assigned by GSK to Pernix Ireland Limited (May 14, 2014).

a.	Settlement Agreement dated July 8, 2013 by and among Pozen Inc, Sun Pharma Global FZE and Sun Pharmaceutical Industries Ltd.

b.	Settlement Agreement dated April 13, 2010 by and between Pozen Inc. and Teva Pharmaceuticals USA, Inc.

3.	License Agreement dated November 27, 2007 by and between Elan Pharma International Ltd. and Zogenix, Inc, as assigned to Pernix Ireland Limited under the Asset Purchase Agreement dated March 10, 2015 by and between Pernix Ireland Limited and Zogenix, Inc. Pernix Ireland Limited, a subsidiary of Pernix Therapeutics Holdings, Inc., assigned rights acquired from Zogenix to Pernix Ireland Pain Limited, a separate subsidiary of Pernix Therapeutics Holdings, Inc.

a.	First Amendment to License Agreement dated as of September 28, 2009 by and between Elan Pharma International Ltd. and Zogenix, Inc.

b.	Second Amendment to License Agreement dated as of March 12, 2013 by and between Alkermes Pharma Ireland Limited and Zogenix, Inc.

c.	Third Amendment to License Agreement Dated as of September 5, 2014 by and between Alkermes Science One Limited and Zogenix, Inc.

d.	Fourth Amendment to License Agreement dated as of March 5, 2015 by and between Daravita Limited and Zogenix, Inc.

Schedule 4.5

Page - 15-

Schedule 4.6(b)

Litigation

1.	U.S. ex. Rel. Conrad v. Abbott Labs, Inc., et al. (U.S.D.C. Mass.).

2.	State of Louisiana v. Abbott Laboratories, Inc., et al. (U.S.D.C., M.D. La.).

3.	GlaxoSmithKline Arbitration.

4.	Medicine to Go Pharmacies, Inc. v. Macoven Pharmaceuticals, L.L.C. and Pernix Therapeutics Holdings, Inc., District Court of New Jersey (10/23/16).

5.	Presswood v. Pernix Therapeutics Holdings, Inc., Circuit Court of St. Louis County, Missouri (3/18/15).

6.	Pernix Ireland Pain, Ltd. and Pernix Therapeutics, LLC v. Actavis Laboratories FL, Inc., District of Delaware Case No. 16-138; Pernix Ireland Pain, Ltd. and Pernix Therapeutics, LLC v. Alvogen Malta Operations, Ltd., District of Delaware Case No. 16-139.

7.	Ghirsig Employment Dispute (EEOC Claim).

8.	Beginning in 2014 and continuing to the present, a number of pharmaceutical companies have been named in numerous lawsuits brought by certain state and local governments related to the marketing of opioid pain medications, including, UFCW Local 23 Health Fund v. Endo Pharmaceuticals, Inc., et al., Iron Workers Dist. Council of Philadelphia & Vicinity, Benefit Fund v. Abbott Laboratories, Inc., et al. and certain matter brought by the State of Arkansas against the Seller (collectively, the “Opioid Litigations”).

9.	Navigators Insurance Company v. Pernix Therapeutics Holdings, Inc. (U.S. District Court, Eastern District of PA).

10.	Pernix Therapeutics Holdings, Inc. - FINRA Matter No: 20180608629.

11.	Musachia v Pernix (U.S.D.C., N.D. Alabama).

Schedule 4.6(b)

Schedule 4.11

Environmental Matters

None.

Schedule 4.11

Schedule 4.14

Permitted Indebtedness

1.	The Settlement Agreement and Release dated as of February 6, 2014 with the State of Texas and the Texas Health & Human Services Commission, pursuant to which Cypress Pharmaceuticals, Inc. is required to pay $12 million, payable in annual amounts of $2.0 million until the settlement ispaid in full. As of the Petition Date, $2 million of payment obligations remain under such Settlement Agreement and Release.

2.	The Settlement and License Agreement dated as of July 17, 2012 by and among Somaxon Pharmaceuticals, Inc. (as predecessor to Pernix Sleep, Inc.), ProCom One, Inc., Mylan, Inc., and Mylan Pharmaceuticals, Inc.

3.	Amounts owed to Glaxo Group Limited, GlaxoSmithKline LLC, GlaxoSmithKline Intellectual Property Holdings Limited, and GlaxoSmithKline Intellectual Property Management Limited (collectively, “GSK”) by Pernix Therapeutics Holdings Inc. and Pernix Ireland Limited pursuant to that certain interim settlement agreement between GSK and Pernix Therapeutics Holdings Inc. and Pernix Ireland Limited, originally entered into on July 27, 2015 and as subsequently amended on March 17, 2017 and July 21, 2017. As of the Petition Date, no more than $2 million of contingent payment obligations remained under such Interim Settlement Agreement, as amended.

4.	Indebtedness in respect of contingent consideration pursuant to the asset purchase agreement, dated as of March 10, 2015, among Pernix Ireland Limited, Pernix Therapeutics Holdings, Inc. and Zogenix, Inc.

5.	Indebtedness incurred under the 4.25% Convertible Senior Notes Due 2021, issued by Pernix Therapeutics Holdings, Inc. As of the Petition Date, the aggregate outstanding principal amount of such notes is $78,225,000.

6.	Indebtedness incurred under the 12% Senior Secured Notes Due 2020.

7.	Indebtedness under the Credit Agreement, dated as of July 21, 2017, by and among the lenders party thereto, Cantor Fitzgerald Securities, as administrative agent, and Pernix Ireland Pain Designated Activity Company (f/k/a Pernix Ireland Pain Limited), as borrower.

8.	Promissory Note dated as of August 19, 2014, in the principal outstanding amount of $225,000,000 as of the Petition Date, executed by Pernix Ireland Limited in favor of Pernix Therapeutics Holdings, Inc. As of the Petition Date, the aggregate outstanding principal balance under such note is $225,000,000.

9.	Indebtedness incurred under the 4.25%/5.25% Exchangeable Senior Notes due 2022 issued by Pernix Ireland Pain Designated Activity Company (f/k/a Pernix Ireland Pain Limited). As of the Petition Date, the aggregate outstanding principal amount of such notes is $35,742,500.

Schedule 4.14

Schedule 4.15

Tax Related Proceedings

None.

Schedule 4.15

Schedule 4.26

Regulatory Disclosure

1.	Matters disclosed in public filings of the Borrower with the SEC prior to the Closing Date.

Schedule 4.26

Schedule 4.29

Insurance

[See attached.]

Schedule 4.29

Pernix Therapeutics Holdings, Inc. Schedule of Insurance

NO.	Coverage	Insurance Carrier	Policy Period	Policy Number	Insurance Costs	Limits / Coverages	Deductibles / Other Considerations
1	Primary Products Liability $15,000,000 Limit	Ironshore Specialty Insurance Company	11/30/2018 - 11/30/2019	002174804	$643,750.00 18-19 Premium + $32,187.50 Surplus Lines Tax $675,937.50 Total Policy Cost

$15,000,000 - Each Claim

$15,000,000 - Aggregate

$250,000 - Withdrawal Expense Reimbursement (Class 1 Recall Only)

$50,000 - Repair and Replacement of Impaired Property Aggregate

$250,000 - Class 1 Product Recall Expenses Aggregate

$2,000 - Clinical Trial Medical Expenses Each Person

$20,000 - Clinical Trial Medical Expenses Aggregate

100,000 Each Claim / $500,000 Aggregate (All Other Products not subject to $250K deductible described below)

---------------------

$250,000 Each Claim / $1,250,000 Aggregate (Treximet Pediatric and Cardiovascular Thrombotic, Heart Failure and Edema events, and ZohydroER 1st Generation)

$50,000 SIR Each Claim for Withdrawal Expenses

Retroactive Dates:

08/20/2014 - Treximet

10/25/2013 - ZohydroER but only for this product sold by the named insured after 4/25/2015, from inventory acquired on 4/25/2015 and controlled by the named insured

02/18/2000 - All Other Products

2	Excess Products Liability $10M xs $15M	Underwriters at Lloyd’s (Life Science Risk)	11/30/2018 - 11/30/2019	LSRXS0038118	$215,000 18-19 Premium + $10,750 Surplus Lines Tax $225,750 Total Policy Cost	$10,000,000 - Each Occurrence $10,000,000 - Aggregate	Retroactive Date: 12/10/2010 Underlying Policy: Ironshore Primary Products $15,000,000 - Each Claim $15,000,000 - Aggregate
3	Excess Products Liability $10M xs $25M	TDC Specialty Insurance Company	11/30/2018 - 11/30/2019	LSX000631800	$120,000 18-19 Premium + $6,000 Surplus Lines Tax $126,000 Total Policy Cost	$10,000,000 - Each Occurrence $10,000,000 - Aggregate

Retroactive Date: 11/30/2014

Underlying Policies:

Ironshore Primary Products
$15,000,000 - Each Claim
$15,000,000 - Aggregate

Life Science Risk Excess Products
$10,000,000 - Each Claim
$10,000,00 - Aggregate

6	Commercial Property	Federal Insurance Company	11/30/2017 - 05/31/2019 Policy Extension from 11/30/2018 to 05/31/2019	36051359

$48,955 11/30/17-18 Premium
+$2,606 Taxes & Surcharges
$51,561 Total 17-18 Policy Cost

$23,955.31 Extension Premium
+$1,340.69 NJ PLIGA
$25,296.00 Total Extension Cost

*$76,857 Total Costs for 11/30/2017 - 05/31/2019

Business Personal Property - Varies by Location

Business Income & Extra Expense - Varies by Location

Perishable or Contaminated Property - Varies by Location

Equipment Breakdown - Included

Unlimited Extended Period of Indemnity

Earthquake - $5,000,0000 Limit
Flood - Varies by Location

$2,500 - All Other Perils Deductible
24 Hour Waiting Period - BI & EE

Earthquake - $50,000 / 48 Hours (BI & EE)

Flood - Varies by Location

Wind - 5% Property Damage Minimum of $25,000 / 96 Hour Waiting Period - NC, FL. TX, & SC

4	Coverage Workers Compensation & Employers Liability	Insurance Carrier Federal Insurance Company	Policy Period 11/30/2018 - 05/30/2019	Policy Number 71751699	$54,824 Short-Term Policy Premium + $223 Expense Constant +$1,352 Taxes & Surcharges $56,399 Total Short-Term Policy Cost

Statutory Benefits - Workers Compensation & Employers Liability

$1,000,000 - Each Employee

$1,000,000 - Disease - Per Employee

$1,000,000 - Disease - Aggregate

$1,000,000 - Stop Gap Liability - OH
$1,000,000 - Stop Gap Liability - WA

							Covered States: AL, AZ, AR, CA, CO, CT, DC, DE, FL, GA, ID, IL, IN, IA, KS, KY, LA, MD, MI, MN, MS, MO, NE, NV, NH, NJ, NY, NC, OH, OK, OR, PA, RI, SC, TN, TX, UT, VA, WA, WI, WV
5	Business Automobile - Fleet	Federal Insurance Company	11/30/2017 - 05/31/2019 Policy Extension from 11/30/2018 to 05/31/2019	73588735

$199,474.00 11/30/17-18 Premium
+ $614.76 Taxes & Surcharges
$200,088.76 Total 17-18 Policy Cost

$101,204.52 Extension Premium

+ $312.48 NJ PLIGA
$101,516.00 Total Extension Cost

*$301,604.76 Total Costs for 11/30/2017 - 05/31/2019

$1,000,000 - Combined Single Limit - Symbol 1 (Any Auto)
Various - PIP - Symbol 5 (Owned Autos Subject to No - Fault)
$10,000 - Auto Medical Payments - Symbol 2 (Owned Autos)
Minimum / Statutory Required - Uninsured / Underinsured Motorists - Symbol 10

$ACV or Cost of Repair - Physical Damage Comp and Collision
Coverage - Symbols 2,8 (Owned & Hired)

$50 - each disablement - Towing & Labor

$50/per day / $1,500 max for Rental Reimbursement for a max of 30 Days

							$1,000 each Comprehensive & Collision Coverages
7	Commercial General Liability	Navigators Insurance Company	11/30/2017 - 05/30/2019 Policy Extension from 11/30/2018 to 05/30/2019	CH17NCP02048000

$33,483.00 11/30/17-18 Premium

+ $198.91 NJ PLIGA

$33,681.91 Total 17-18 Policy Cost

$17,096.00 Extension Premium
+ $101.56 NJ PLIGA
$17,197.56 Total Extension Cost

*$50,879.47 Total Costs for 11/30/2017 - 05/30/2019

$2,000,000 - General Aggregate

Not Covered - Products and Completed Operations
$1,000,000 - Personal & Advertising Injury
$1,000,000 - Each Occurrence Limit

$1,000,000 - Damage to Premises Rented to You
$10,000 - Medical Expense

$1,000,000 - Employee Benefits Liability - Each Employee
$1,000,000 - Employee Benefits Liability - Aggregate
Retroactive Date: 10/01/2014

							$1,000 - Employee Benefits Liability

Schedule 4.29 to Credit Agreement

NO.	Coverage	Insurance Carrier	Policy Period	Policy Number	Insurance Costs	Limits / Coverages	Deductibles / Other Considerations
8	Foreign Package Policy	Navigators Insurance Company	11/30/2017 - 05/31/2019 Policy Extension from 11/30/2018 to 05/31/2019	PH17FPK0BIG0RNV	$2,500 11/30/17-18 Premium $1,247 Extension Premium *$3,747 Total Costs for 11/30/2017 - 05/31/2019

Includes International GL, Accident, International Auto, Kidnap and Ransom & Workers Compensation Coverages

$1,000,000 - International GL - Each Occurrence
$2,000,000 - International GL – Aggregate
$1,000,000 - International Auto - BI & PD
$25,000 - Auto Medical Payments - Any One Accident
Statutory - State of Hire / Country of Origin Benefits – International
Voluntary Workers Compensation
$1,000,000 - International Employers Liability
$250,000 - International Blanket Accident Insurance
$1,500,000 - Maximum Limit Per Accident
$2,500,000 - Kidnap & Ransom

The International General Liability coverage does not provide coverage for Products / Completed Operations. This Automobile coverage does not replace compulsory local requirements overseas.
9	Commercial Umbrella Liability	Navigators Insurance Company	11/30/2017 - 05/30/2019 Policy Extension from 11/30/2018 to 05/30/2019	CH17UMF922034IV

$40,253.00 11/30/17-18 Premium
+ $241.51 NJ PLIGA
$40,494.52 Total 17-18 Policy Costs

$19,961.00 Extension Premium
+ $119.77 NJ PLIGA
$20,080.77 Total Extension Costs

*$60,575.29 Total Costs for 11/30/2017 - 05/30/2019

						$5,000,000 - Each Occurrence $5,000,000 – Aggregate Excluded - Products / Completed Operations	$10,000 - Retention Underlying Policies: General Liability, Employer’s Liability, Employee Benefits Liability, Foreign Liability
10	Excess Liability	Endurance American Insurance Company	11/30/2017 - 05/30/2019 Policy Extension from 11/30/2018 to 05/30/2019	Policy Number EXC30000516400	$35,350 11/30/17-18 Premium + $212 NJ PLIGA $35,562 Total 17-18 Policy Costs $17,534 Extension Premium + $105 NJ PLIGA $17,639 Total Extension Costs *$53,201 Total Costs for 11/30/2017 - 05/30/2019	$10,000,000 - Each Occurrence $10,000,000 - Aggregate (excludes Products / Completed Operations)	Underlying Policy: Navigators Commercial Umbrella $5,000,000 - Each Occurrence $5,000,000 - Aggregate
11	Inland Marine - Transit	Underwriters At Lloyds (Falvey Cargo)	11/30/2018 - 05/31/2019	MC3763-WC3763	$5,235.62 Short-Term Policy Premium + $373.97 Terrorism Premium $5,609.59 Total Short-Term Policy Costs	$1,500,000 - Air Conveyance
$1,500,000 - Land Conveyance
$1,500,000 - Vessel Conveyance
$150,000 - Non Containerized On Deck Conveyance
$50,000 - Exhibition/Trade Fairs
$50,000 - Research Animals (while on any one approved conveyance or at any one approved location)
$50,000 - Extra Expense Each Occurrence
$50,000 - Extra Expense Aggregate
$25,000 - Sales Samples in the care, custody, or control of any one salesperson
$25,000 – Messenger
$10,000 - By any one package shipped via Registered Mail

$10,000 - All Other Perils
$5,000 - Any one package shipped via Registered Mail $20,000 - With respect to any one shipment in excess of $1,000,000 in values

Includes $1,500,000 Sublimit for War

Note: policy is auditable based on actual values shipped

	Total Insurance Program Cost				$ 1,636,560.61

Schedule 4.29 to Credit Agreement

No.	Coverage	Insurance Carrier	Policy Period	Policy Number	Bound Cost*	Limits / Coverages	Retentions / Other Considerations
1	Primary Directors & Officers Liability and Entity Securities Liability	Chubb Insurance Company of NJ	06/09/2015 - 06/09/2019	82238952	$252,250	$10,000,000 Aggregate Limit (each Policy Period) Prior & Pending Litigation Date: 03/09/2010	$1,000,000 Each Claim for Company Reimbursement $1,500,000 Per Claim Securities Retention $1,500,000 Each Merger & Acquisition Claim
2	Excess Directors & Officers Liability and Entity Securities Liability	XL Specialty Insurance Company	06/09/2015 - 06/09/2019	ELU13931615	$75,525	$5,000,000 Each Claim and in the Policy Aggregate, excess of above captioned $10,000,000
3	Excess Directors & Officers Liability and Entity Securities Liability	Illinois National Insurance Company (AIG)	06/09/2015 - 06/09/2019	013637659	$61,229	$5,000,000 Each Claim and in the Policy Aggregate, excess of above captioned $15,000,000
4	Excess Directors & Officers (Side A Only)	Continental Insurance Company of New Jersey (C.N.A)	06/09/2015 - 06/09/2019	592410463	$43,405	$5,000,000 Each Claim excess of above captioned $20,000,000 - solely with respect to non-indemnifiable loss (Side A Coverage)	Includes Drop Down provision
5	Excess Directors & Officers (Side A Only)	QBE Insurance Corporation	06/09/2015 - 06/09/2019	QPL0051964	$34,442	$5,000,000 Each Claim and in the Aggregate, excess of above captioned $5,000,000 - solely with respect to non-indemnifiable loss (Side A Coverage), which in turn is excess of $25,000,000	Includes Drop Down provision
6	Excess Directors & Officers (Side A Only)	National Union Fire Ins Co Pittsburgh, PA (AIG)	06/09/2016 - 06/09/2019	014570541	$30,470	$5,000,000 Each Claim and in the Aggregate, excess of above captioned $5,000,000 - solely with respect to non-indemnifiable loss (Side A Coverage), which in turn is excess of $30,000,000
	SubTotal D&O Tower				$ 497,322

Schedule 4.29 to Credit Agreement

No.	Coverage	Insurance Carrier	Policy Period	Policy Number	Bound Cost*	Limits / Coverages	Retentions / Other Considerations
7	Employment Practices Liability	National Union Fire Ins Co Pittsburgh, PA (AIG)	06/01/2018 - 06/01/2019	014570515	$22,243	$2,000,000 - Per Claim $2,000,000 - Aggregate Prior & Pending Litigation Dates: 02/08/2006 with respect to the first $1,000,000 Limit 06/01/2015 with respect to $1,000,000 excess of $1,000,000	$50,000 - Per Claim $50,000 - Third Party Retention
8	Fiduciary Liability	National Union Fire Ins Co Pittsburgh, PA (AIG)	06/01/2018 - 06/01/2019	014570655	$1,213	$1,000,000 - Per Claim $1,000,000 - Aggregate Continuity Date: 06/01/2006	$0 Retention Per Claim
9	Crime	National Union Fire Ins Co Pittsburgh, PA (AIG)	06/01/2018 - 06/01/2019	014570285	$5,840	$1,000,000 Employee Dishonesty Coverage (including ERISA)
$1,000,000 Forgery or Alteration Coverage $1,000,000 Inside the Premises - Theft of Money and Securities Coverage
$1,000,000 Inside the Premises - Robbery & Safe Burglary Coverage
$1,000,000 Outside the Premises Coverage $1,000,000 Computer Fraud Coverage $1,000,000 Funds Transfer Fraud Coverage $1,000,000 Money Orders & Counterfeit Money Coverage
$1,000,000 Credit, Debit or Charge Card Forgery Coverage
						$250,000 Impersonation Fraud Coverage	$25,000 - applies for each coverage separately; except $50,000 - Impersonation Fraud (per occurrence) $0 with respect to ERISA Coverage for Employee Dishonesty
	TOTAL Management Liability Insurance Coverages				$ 526,618

Schedule 4.29 to Credit Agreement

Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times:

by no later than March 20, 2019 and thereafter on a monthly basis no later than 20 days after the end of the relevant month,	(a) an unaudited consolidated monthly balance sheet and related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for each month (commencing with the month ended February 28, 2019), in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the unaudited financial statements referred to in Section 4.8 of the Agreement, accompanied by a certification of an Authorized Person of the Borrower substantially consistent with the first sentence of Section 4.8 of the Agreement.

concurrently with delivery thereof,	(a) any financial statements or other financial reporting of any of the Debtors delivered pursuant to any Sale Agreement.

promptly, but in any event within 5 days after Borrower has knowledge of,

(a)       any event or condition that constitutes a Default or an Event of Default, notice of such event or condition and a statement of the curative action that Borrower and/or the relevant Subsidiary proposes to take with respect thereto,

(b)       any default or breach under, or termination of, any Material Contract of a Loan Party or its Subsidiary, notice of such default, breach or termination and a statement of the curative action that Borrower and/or the relevant Subsidiary proposes to take with respect thereto,

(c)       any material development in connection with disputes with suppliers to or customers of the Borrower and its Subsidiaries, including, without limitation, commencement and completion of arbitration, notice of such material development,

(d)       that any Loan Party or its Subsidiaries, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Group Member: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or Government Drug Rebate Program or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with

Schedule 5.1

Page - 1 -

respect to any Health Care Permit or Registration,

(e)       any allegations of licensure violations or fraudulent acts or omissions involving any Loan Party or any of its Subsidiaries,

(f)       the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against any Loan Party or any of its Subsidiaries, and

(g)        the exclusion or debarment from any Governmental Drug Rebate Program or other federal healthcare program or debarment or disqualification by any Governmental Authority of any Loan Party, any of its Subsidiaries, or any of their officers, directors, employees, agents, or contractors.

at least five (5) Business Days in advance of the termination of any Sale Agreement,	(a) written notice of the termination of such Sale Agreement.

promptly, but in any event within 5 days of Borrower providing or receiving, as applicable,

(a)        copies of all settlement agreements entered into by a Loan Party or any of its Subsidiaries,

(b)       any notice received by a Loan Party or any of its Subsidiaries alleging potential or actual violations of any Health Care Law,

(c)       any notice that any Regulatory Authority is limiting, suspending or revoking any Registration, requiring adverse changes to the marketing classification, distribution pathway or parameters, or labeling of the products of any Loan Party or any of its Subsidiaries, or considering any of the foregoing,

(d) any notice, including, but not limited to, a Form FDA-483, untitled letter, warning letter, or notice of violation letter, that any Loan Party or any of its Subsidiaries has become subject to any Regulatory Action, and

(e)       any notice that any Product of any Loan Party or any of its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any of its Subsidiaries.

Promptly, but in any event within 15 days after the same are required to be filed with the SEC,	(a) form 10-K annual reports, and (b) form 10-Q quarterly reports.
promptly after the commencement thereof or any material development	(a) notice of the commencement or any material development in all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority (i) alleging a potential or

Schedule 5.1

Page - 2 -

therein, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,	actual violation of Health Care Laws, or (ii) which could otherwise reasonably could be expected to result in a Material Adverse Effect.

promptly after any request from the Agent or any Lender,	(a) daily revenue reporting with respect to the Debtors.

upon the reasonable request of Agent or the Required Lenders,	(a) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

Documents required to be delivered pursuant to Section 5.1 of the Agreement in respect of information filed by any Loan Party with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities shall be deemed to have been delivered on the date on which such items have been made publicly available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Schedule 5.1

Page - 3 -

Schedule 5.18

Post-Closing Obligations

N/A

Schedule 5.18

Page - 1 -

Schedule 5.22

Milestones

(a)       Not later than March 3, 2019, Borrower and each of its Subsidiaries shall file voluntary petitions for relief commencing a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and file and serve one or more motions, each in form and substance reasonably acceptable to the Lenders, seeking approval of (i) the Agreement and the related guarantees and liens contemplated to be provided with respect to the Agreement on an interim and final basis, (ii) the Sale Procedures Order and the Sale Order and (iii) the assumption of the Services Agreement (if not earlier terminated).

(b)       Not later than five (5) days following the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order.

(c)       Not later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order and the Sale Procedures Order.

(d)       Not later than sixty (60) days after the Petition Date, the Auction (if necessary) shall have been held pursuant to the Sale Procedures Order, and the Sale Procedures Order shall be in full force and effect, and shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified except as otherwise agreed to in writing by Lenders in their sole discretion.

(e)       Not later than seventy-five (75) days following the Petition Date, the Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall be in full force and effect, and shall not have been (A) vacated, reversed, or stayed, or (B) amended or modified except as otherwise agreed to in writing by Lenders in their sole discretion.

Schedule 5.22

Page - 2 -

EXHIBIT A-1

[FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of __________________ between ______________________ (“Assignor”) and______________________ (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.       In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.       The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by the Borrower to Assignor with respect to Assignor’s share of the Loans assigned hereunder, as reflected on Assignor’s books and records.

3.       The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender[ and (e) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4.       Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole

Exhibit A-1

and separate account a processing fee in the amount of $3,500 (unless waived by Agent), (c) the receipt of any required consent of the Agent, (d) the receipt by Agent of an Administrative Questionnaire from the Assignee and (e) the date specified in Annex I.

5.       As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents (and for the avoidance of doubt, shall have no greater rights under Section 16 than the assigning Lender), and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15, Section 16 and Section 17.9(a) of the Credit Agreement.

6.       Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.       This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.       THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

Exhibit A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

Cantor Fitzgerald Securities, as Agent

By:
Name:
Title:

[Consented to:]1

Pernix Therapeutics Holdings, Inc.

By:
Name:
Title:

1To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A-3

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Pernix Therapeutics Holdings, Inc., a Maryland corporation and a debtor and a debtor-in-possession (the “Borrower”).

2.	Name and Date of Credit Agreement:

Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of February 22, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders party thereto as “Lenders”, and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

3.	Date of Assignment Agreement:	____________

4.	Amounts:	____________

a.	Assigned Amount of Commitment	$____________

b.	Assigned Amount of Loans	$____________

5.	Settlement Date:	____________

6.	Purchase Price	$____________

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

Exhibit A-4

EXHIBIT B-1

[FORM OF] NOTICE OF BORROWING

[NOTE: No Notice of Borrowing shall be delivered to the Agent or any Lender during the hours of 9:00 a.m. through 4:00 p.m., New York City time, on any Business Day]

Cantor Fitzgerald Securities

Attention: [●]
Tel: [●]

Email: [●]

[●][●], 20[●]2

Ladies and Gentlemen:

Reference is hereby made to that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of February 22, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation and a debtor and a debtor-in-possession (the “Borrower”), the lenders party thereto as “Lenders”, and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.3(a) of the Credit Agreement that it requests Borrowings under the Credit Agreement to be made on [●], 20[●], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)	Borrower: Pernix Therapeutics Holdings, Inc.

(B)	Funding Date (which shall be a Business Day)	[●]

(C)	Aggregate Amount of Borrowing	$[●]

(D)	Type of Borrowing	[Base Rate][LIBOR Rate] Loan

(E)	Interest Period (in the case of a LIBOR Rate Borrowing)	[●]

2 The Agent must be notified in writing, which must be received by the Agent no later than 11:00 a.m. on the Business Day that is three (3) Business Days prior to the requested Funding Date; provided, that (i) a Notice of Borrowing in respect of any Borrowing to be made on the Closing Date may be delivered no later than 6:00 p.m. on the Business Day prior to the Closing Date (or such later time as may be reasonably agreed by the Required Lenders), (ii) Agent may, at the direction of the Required Lenders in their sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day and (iii) no Notice of Borrowing shall be delivered to the Agent or any Lender during the hours of 9:00 a.m. through 4.00 p.m. New York City time, on any Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, the Borrower agrees that any such telephonic notice will be confirmed in writing within one (1) Business Day of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

Exhibit B-1

(F)	Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$[●]
Bank:	[●]
ABA No.:	[●]
Account No.:	[●]
Account Name:	[●]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Funding Date:

(A)              The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date or for such period.

(B)              At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default has occurred and is continuing.

(C)              The amount of the requested Borrowing, together with all other Loans outstanding as of the Funding Date, does not exceed the amount authorized by the [Interim DIP Order][Final DIP Order].

[Signature Page Follows]

Exhibit B-2

PERNIX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Notice of Borrowing (Pernix DIP)]

EXHIBIT I-1

[FORM OF] INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of February 22, 2019, is entered into by and among the Obligors listed on the signature pages hereof and those additional entities that hereafter become parties hereto by joinder (collectively, jointly, and severally, the “Obligors” and each, individually, an “Obligor”), in favor of CANTOR FITZGERALD SECURITIES, in its capacity as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”), in light of the following:

WHEREAS, pursuant to that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as “Lender”), the Agent and PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation, a Debtor and a Debtor-in-Possession as Borrower (the “Borrower”), the Lender Group has agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof;

WHEREAS, each Obligor has made or may make certain loans or advances from time to time to one or more other Obligors; and

WHEREAS, in order to induce Agent and the Lender Group to enter into the Credit Agreement and the other Loan Documents and to induce the Lender Group to make financial accommodations to the Borrower pursuant to the Loan Documents, and in consideration thereof, and in consideration of any loans or other financial accommodations heretofore or hereafter extended by the below defined Lender Group to the Borrower pursuant to the Loan Documents, each Obligor has agreed to subordinate the indebtedness of each other Obligor owed to such Obligor to the below defined Senior Debt upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, conditions, representations, and warranties set forth herein and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, each Obligor and Agent hereby agree as follows:

Section 1.             Definitions and Construction. (a) Terms Defined in Credit Agreement. All initially capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agent” has the meaning specified therefor in the preamble hereto.

“Agreement” has the meaning specified therefor in the preamble hereto.

“Borrower” has the meaning specified therefor in the recitals to this Agreement.

“Credit Agreement” has the meaning specified therefor in the recitals hereto.

Exhibit I-1-1

“Creditor Obligor” has the meaning specified therefor in the definition of Subordinated Debt.

“Debtor Obligor” has the meaning specified therefor in the definition of Subordinated Debt.

“Discharge of Senior Debt” means (i) the payment or repayment in full in cash of (A) the principal amount of, and interest accrued with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (B) all Lender Group Expenses that have accrued regardless of whether demand has been made therefor and (C) all fees or charges that have accrued under the Credit Agreement or under any other Loan Document, (ii) the receipt by Agent of cash collateral in order to secure any other contingent Senior Debt for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Agent or a Lender at the time that are reasonably expected to result in any loss, cost, damage or expense (including attorney’s fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Senior Debt, (iii) the payment or repayment in full in cash of all other Senior Debt other than unasserted contingent indemnification obligations and  (iv) the termination of all of the Commitments of the Lenders.

“Insolvency Event” has the meaning specified therefor in Section 3.

“Lender” and “Lenders” have the respective meanings specified therefor in the recitals to this Agreement.

“Obligor” and “Obligors” have the respective meanings specified therefor in the preamble hereto.

“Senior Debt” means all obligations (including the Obligations and the Indebtedness evidenced by the Guaranty (as defined in the Guaranty and Security Agreement)) and all amounts owing, due, or secured under, or in connection with, the terms of, or evidenced by, the Credit Agreement or any other Loan Document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations, any other indemnities or guarantees, and all other amounts payable under or secured by any Loan Document (including all amounts accruing on or after the commencement of any Insolvency Proceeding relating to any Loan Party, or that would have accrued or become due under the terms of any Loan Document but for the commencement of any Insolvency Proceeding with respect to any Loan Party and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency Proceeding).

“Subordinated Debt” means, with respect to each Obligor (each, a “Creditor Obligor”), all Indebtedness, liabilities, and other obligations, whether now existing or arising hereafter, of any other Obligor (each, a “Debtor Obligor”), including all principal, premium, interest, fees, attorney’s fees, costs, charges, expenses, reimbursement obligations and any other amounts, in each case, that are owing or due to the Creditor Obligor by such Debtor Obligor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by such Debtor Obligor to such Creditor Obligor under or in connection with any documents or instruments related thereto.

“Subordinated Debt Payment” means any payment or distribution by or on behalf of any of the Obligors, directly or indirectly, of assets of any of the Obligors of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of any collection, sale, or other disposition of Collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.

Exhibit I-1-2

(b) Construction. The construction provisions set forth in Section 1.4 of the Credit Agreement shall apply mutatis mutandis to this Agreement as if expressly set forth therein and herein. Without limitation of the foregoing, the captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 2.             Subordination to Payment of Senior Debt. All payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the Discharge of Senior Debt.

Section 3.             Subordination upon Any Distribution of Assets of the Obligors. In the event of any payment or distribution of assets of any Debtor Obligor of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such Debtor Obligor or its property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of such Debtor Obligor, or upon the occurrence of an Insolvency Proceeding, or otherwise (such events, collectively, the “Insolvency Events”): (a) the Discharge of Senior Debt must have occurred before any Subordinated Debt Payment is made; and (b) any Subordinated Debt Payment to which any Creditor Obligor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating lender making such payment or distribution directly to Agent for application to the payment of the Senior Debt until the Discharge of Senior Debt has occurred, after giving effect to any concurrent payment or distribution or provision therefor to Agent or any member of the Lender Group in respect of such Senior Debt.

Section 4.             Payments on Subordinated Debt. (a) Permitted Payments. So long as no Event of Default has occurred and is continuing, each Debtor Obligor may make, and each Creditor Obligor shall be entitled to accept and receive Subordinated Debt Payments permitted by Section 6.6(a) of the Credit Agreement, to the extent such payments are made in the Ordinary Course of Business; provided that, notwithstanding anything to the contrary herein or in any Loan Document, without the express written consent of the Agent (at the direction of the Required Lenders), (i) none of the Debtor Obligors that are Loan Parties shall at any time make any Subordinated Debt Payments to any Creditor Obligor that is not a Loan Party and (ii) none of the Creditor Obligors that are not Loan Parties shall be at any time entitled to accept or receive any Subordinated Debt Payments from or on behalf of any Debtor Obligor that is a Loan Party.

(b)        No Payment upon Senior Debt Defaults. Upon the occurrence and during the continuance of any Event of Default, and until such Event of Default is waived in accordance with the Credit Agreement, no Debtor Obligor shall make, and no Creditor Obligor shall accept or receive, any Subordinated Debt Payment. For the avoidance of doubt, once such Event of Default is cured or waived, and so long as no other Event of Default has occurred and is continuing, any Debtor Obligor may make and any Creditor Obligor may accept or receive, in the Ordinary Course of Business any Subordinated Debt payment, including payments scheduled for the period of time when such Event of Default existed to the extent permitted by Section 6.6(a) of the Credit Agreement, but subject in all respects to the proviso to Section 4(a) set forth above.

Section 5.             Subordination of Remedies. Until the Discharge of Senior Debt has occurred, whether or not any Insolvency Event has occurred, no Creditor Obligor will:

(a) accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt;

Exhibit I-1-3

(b) bring, commence, institute, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative, or otherwise to enforce its rights or interests in respect of the Subordinated Debt;

(c) exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;

(d) exercise any of its rights or remedies in connection with the Subordinated Debt with respect to any Collateral of any Debtor Obligor;

(e) exercise any right to set-off or counterclaim in respect of any Indebtedness, liabilities, or obligations of such Creditor Obligor to any Debtor Obligor against any of the Subordinated Debt;

(f) in its capacity as a Creditor Obligor, contest, protest, or object to any exercise of secured creditor remedies by Agent, any other member of the Lender Group in connection with the Senior Debt;

(g) object to any forbearance by Agent or any other member of the Lender Group in connection with the Senior Debt; or

(h) commence, or cause to be commenced, or join with any creditor other than Agent or any Lender in commencing, any Insolvency Proceeding against any Debtor Obligor.

Section 6.             Payment over to Agent. In the event that, notwithstanding the provisions of Sections 2, 3, 4, and 5, any Subordinated Debt Payments shall be received in contravention of any such Sections 2, 3, 4, and 5 by any Creditor Obligor before the Discharge of Senior Debt has occurred, such Subordinated Debt Payments shall be segregated and held in trust for the benefit of the Lender Group and shall be forthwith paid over or delivered to Agent, in the same form as received and with any necessary endorsements, for application to the payment of the Senior Debt in accordance with the terms of the Loan Documents. Agent is authorized to make any such endorsements as Agent for the Creditor Obligors. Such authorization is coupled with an interest and is irrevocable until the Discharge of Senior Debt.

Section 7.             Authorization to Agent. If, while any Subordinated Debt is outstanding and before Discharge of Senior Debt has occurred, any Insolvency Event shall occur and be continuing with respect to any Obligor or its property: (a) Agent hereby is irrevocably authorized and empowered (in the name of each Obligor or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Agent (or any member of the Lender Group) under any of the Loan Documents; and (b) each Obligor shall promptly take such action as Agent may reasonably request (i) to collect the Subordinated Debt for the account of the Lender Group and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (ii) to execute and deliver to Agent such powers of attorney, assignments, and other instruments as it may reasonably request to enable it to enforce any and all claims with respect to the Subordinated Debt, and (iii) to collect and receive any and all Subordinated Debt Payments.

Section 8.             Certain Agreements of Each Obligor. (a) No Benefits. Each Obligor understands that there may be various agreements between the Lender Group and any other Obligor evidencing and governing the Senior Debt, and each Obligor acknowledges and agrees that such agreements are not intended to confer any benefits on such Obligor unless such Obligor is also a party thereto (in which case, the rights of such Obligor are as set forth therein) and that Agent and the other members of the Lender Group shall have no obligation to such Obligor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements unless such Obligor

Exhibit I-1-4

is also a party thereto (in which case, the rights of such Obligor are as set forth therein).

(b) No Interference. Each Obligor acknowledges that certain other Obligors have granted to Agent for the benefit of the Lender Group security interests in certain of such other Obligor’s assets, and agrees not to interfere with or in any manner oppose a disposition of any Collateral by Agent in accordance with the applicable Loan Documents or applicable law.

(c) Reliance by Agent and Lender Group. Each Obligor acknowledges and agrees that Agent and each member of the Lender Group will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Loan Documents and making or issuing the Loans or other financial accommodations thereunder.

(d) Waivers. Except as provided under the Credit Agreement or any other Loan Document, each Obligor hereby waives any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.

(e) Obligations of Each Obligor Not Affected. Each Creditor Obligor hereby agrees that at any time and from time to time, without notice to or the consent of such Creditor Obligor, without incurring responsibility to such Creditor Obligor, and without impairing or releasing the subordination provided for herein or otherwise impairing the rights of Agent or any other member of the Lender Group hereunder: (i) the time for any Debtor Obligor’s performance of or compliance with any of its agreements contained in the Loan Documents may be extended or such performance or compliance may be waived by Agent or any other member of the Lender Group; (ii) the agreements of any Debtor Obligor with respect to the Loan Documents may from time to time be modified by such other Debtor Obligor, Agent or any other member of the Lender Group for the purpose of adding any requirements thereto or changing in any manner the rights and obligations of such Debtor Obligor, Agent or any other member of the Lender Group thereunder; (iii) the manner, place, or terms for payment by any Debtor Obligor of Senior Debt or any portion thereof may be altered or the terms for payment extended, or the Senior Debt of any Debtor Obligor may be renewed in whole or in part; (iv) the maturity of the Senior Debt of any Debtor Obligor may be accelerated in accordance with the terms of any present or future agreement by any Debtor Obligor, Agent or any other member of the Lender Group; (v) any Collateral may be sold, exchanged, released, or substituted and any Lien in favor of Agent may be terminated, subordinated, or fail to be perfected or become unperfected; (vi) any Person liable in any manner for Senior Debt may be discharged, released, or substituted; and (vii) all other rights against the Debtor Obligors, any other Person, or with respect to any Collateral may be exercised (or Agent or any other member of the Lender Group may waive or refrain from exercising such rights as provided in the Loan Documents or under applicable law) in each case, in accordance with the applicable Loan Documents and applicable law.

(f) Rights of Agent Not to be Impaired. No right of Agent or any other member of the Lender Group to enforce the subordination provided for herein or to exercise its other rights hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Obligor, Agent or any other member of the Lender Group hereunder or under or in connection with the other Loan Documents or by any noncompliance by the other Obligors with the terms and provisions and covenants herein or in any other Loan Document, regardless of any knowledge thereof Agent or any other member of the Lender Group may have or otherwise be charged with.

(g) Financial Condition of the Obligors. No Obligor shall have any right to require Agent to obtain or disclose any information with respect to: (i) the financial condition or character of any other Obligor or the ability of any other Obligor to pay and perform any or all of Senior Debt; (ii) the Senior Debt; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part

Exhibit I-1-5

of the Senior Debt; (v) any action or inaction on the part of Agent or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.

(h) Acquisition of Liens or Guaranties. Except as expressly permitted by the Credit Agreement, no Creditor Obligor shall (i) acquire any Lien on any asset of any Debtor Obligor or (ii) accept any guaranties from any other Obligor or from any other Subsidiary of any Loan Party for the Subordinated Debt.

Section 9.             Subrogation. With respect to any payments or distribution in cash, property, or other assets that any Creditor Obligor pays over to Agent (for the benefit of the Lender Group) under the terms of this Agreement, each Creditor Obligor shall be subrogated to the rights of Agent, the other members of the Lender Group; provided, however, that each Creditor Obligor agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any such payment or distribution hereunder until the Discharge of Senior Debt has occurred; provided further, however, that no Creditor Obligor shall exercise or enforce any such rights against any Debtor Obligor (including after the Discharge of Senior Debt) if all or any portion of the Senior Debt shall have been satisfied in connection with an exercise of remedies by Agent in respect of the Equity Interests of such Debtor Obligor whether pursuant to the Guaranty and Security Agreement or otherwise.

Section 10.         Continuing Agreement; Reinstatement. (a) Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Obligor until the Discharge of Senior Debt has occurred. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with the other Obligor. This Agreement shall be applicable both before and after the commencement of any Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of parties hereto in or to any distributions from or in respect of any Collateral or proceeds of Collateral, shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code.

(b) Reinstatement. This Agreement shall continue to be effective or shall be reinstated (and the amount of Senior Debt shall be reinstated), as the case may be, if, for any reason, any payment of the Senior Debt shall be rescinded or must otherwise be restored by Agent or any other member of the Lender Group to any Loan Party or any other Person, whether as a result of an Insolvency Event or otherwise.

Section 11.         Transfer of Subordinated Debt. No Obligor may assign or transfer its rights and obligations in respect of the Subordinated Debt without the prior written consent of Agent, and any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby, in form reasonably satisfactory to Agent.

Section 12.         Obligations of the Obligors Not Affected. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Creditor Obligor against each Debtor Obligor, on the one hand, and of Agent and the other members of the Lender Group against each Creditor Obligor, on the other hand. Nothing contained in this Agreement shall (i) impair, as between each Creditor Obligor and any Debtor Obligor, the obligation of the Debtor Obligor to pay its respective obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (ii) otherwise affect the relative rights of any Creditor Obligor against any Debtor Obligor, on the one hand, and of the creditors (other than Agent or the other members of the Lender Group) of the Debtor Obligors against the Debtor Obligors, on the other hand.

Exhibit I-1-6

Section 13.         Endorsement of Obligor Documents; Further Assurances And Additional Acts. (a) Endorsement of Obligor Documents. Upon the written request of Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend noting that such documents and instruments are subject to this Agreement, and each Obligor shall promptly deliver to Agent evidence of the same.

(b) Further Assurances and Additional Acts. Each Obligor shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as the Required Lenders reasonably shall deem necessary or appropriate to effectuate the purposes of this Agreement, and promptly provide Agent with evidence of the foregoing reasonably satisfactory in form and substance to the Required Lenders.

Section 14.         Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent at its address as specified in the Credit Agreement and, if to any Obligor, shall be mailed, sent or delivered in care of the Borrower in accordance with the notice provisions set forth in Credit Agreement or, as to any party, at such other address as shall be designated by such party in a written notice to the other party in writing.

Section 15.         No Waiver; Cumulative Remedies. No failure on the part of Agent or any other member of the Lender Group to exercise, and no delay in exercising, any right, remedy, power, or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers, and privileges that may otherwise be available to Agent or the other members of the Lender Group.

Section 16.         Costs and Expenses. The Obligors, jointly and severally, agree to pay to Agent promptly after demand therefor all Lender Group Expenses in connection with this Agreement in accordance with Section 15.7 of the Credit Agreement.

Section 17.         Survival. All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect until the Discharge of Senior Debt has occurred. The foregoing to the contrary notwithstanding, the obligations of each Obligor under Section 9 and Section 16 shall survive the Discharge of Senior Debt.

Section 18.         Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the Obligors, the Agent and the other members of the Lender Group and their respective successors and permitted assigns and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

Section 19.         Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Obligor, Agent and the other members of the Lender Group and their respective successors and permitted assigns.

Section 20.         Governing Law; Venue; Jury Trial Waiver; Judicial Reference Provision. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS

Exhibit I-1-7

REFERENCE, MUTATIS MUTANDIS.

Section 21.         Entire Agreement; Amendments and Waivers; Conflicts. (a) Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement of each of the Obligors and the Lender Group with respect to the matters set forth herein and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

(b) Amendments and Waivers. No amendment to or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each of the Obligors and Agent; and no waiver of any provision of this Agreement, or consent to any departure by any Obligor from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by Agent. Any such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c) Conflicts with Subordinated Debt Documents. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, then the terms of this Agreement shall control.

(d) Conflicts with Credit Agreement. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any of the terms and provisions of the Credit Agreement, on the other hand, then the terms and provisions of the Credit Agreement shall control.

Section 22.         Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

Section 23.         Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or any Obligor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

Section 24.         Counterparts; Telefacsimile or Other Electronic Delivery. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 25.         New Subsidiaries. Each Obligor shall cause any newly acquired or formed Subsidiary of any Loan Party that is required pursuant to Section 5.11 of the Credit Agreement to execute a joinder to the Guaranty and Security Agreement or the Credit Agreement, within 20 days of such acquisition or formation (or such later date as permitted by Agent in its sole discretion), as the case may be, to execute and deliver to Agent a joinder to this Agreement in a form reasonably satisfactory to Agent. Upon the execution and delivery of such a joinder by such Subsidiary, such Subsidiary shall become an Obligor hereunder with the same force and effect as if originally named as an Obligor herein. The execution and delivery of any agreement or instrument adding an additional Obligor as a party to this Agreement shall not require the consent of any other Obligor hereunder. The rights and obligations of

Exhibit I-1-8

each Obligor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor hereunder as though such new Obligor had originally been named an Obligor hereunder on the date of this Agreement.

[Signature page follows]

Exhibit I-1-9

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

OBLIGORS:

[____]

By:
Name:
Title:

Exhibit I-1-10

AGENT:

CANTOR FITZGERALD SECURITIES, as Agent

By:
Name:
Title:

Exhibit I-1-11

EXHIBIT I-2

[FORM OF] INTERIM DIP ORDER

Exhibit I-2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: PERNIX SLEEP, INC., et al.[1] Debtors.	Chapter 11 Case No. 19-10323 (CSS) Joint Administration Requested Ref No. 19

INTERIM ORDER PURSUANT TO 11 U.S.C. §§ 105,
361, 362, 363, 364, AND 507 AND FED. R. BANKR. P. 2002,
4001 AND 9014 (I) AUTHORIZING THE DEBTORS TO OBTAIN
POSTPETITION FINANCING, (II) AUTHORIZING USE OF
CASH COLLATERAL, (III) GRANTING LIENS AND SUPERPRIORITY
CLAIMS, (IV) GRANTING ADEQUATE PROTECTION, (V) SCHEDULING
A FINAL HEARING, AND (VI) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)2 of Pernix Therapeutics Holdings, Inc. (“Pernix”) and certain of its affiliates, as debtors and debtors in possession in the above-captioned cases (collectively, the “Debtors”) for the entry of an interim order (this “Interim Order”) and a final order (the “Final Order”) under sections 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1), 364(e), and 507 of title 11 of the United States Code (the “Bankruptcy Code”), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 4001-2 of the Local Bankruptcy Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), granting, inter alia, the following relief:

____________________

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, where applicable, are: Pernix Therapeutics Holdings, Inc. (4736), Pernix Therapeutics, LLC (1128), Pernix Manufacturing, LLC (1236), Pernix Sleep, Inc. (1599), Cypress Pharmaceuticals, Inc. (1860), Hawthorn Pharmaceuticals, Inc. (2769), Macoven Pharmaceuticals, L.L.C. (4549), Gaine, Inc. (3864), Respicopea, Inc. (1303), Pernix Ireland Limited (3106PH), Pernix Ireland Pain Designated Activity Company (0190LH), Pernix Holdco 1, LLC, Pernix Holdco 2, LLC, Pernix Holdco 3, LLC. The Debtors’ corporate headquarters and mailing address is 10 North Park Place, Suite 201, Morristown, NJ 07960.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the DIP Credit Agreement (as defined below).

(i)       authorizing Pernix (the “Borrower”) to enter into that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), the form of which is attached to the Motion as Exhibit B, among the Borrower, Cantor Fitzgerald Securities as administrative agent (in such capacity, the “DIP Agent”), and the lenders from time to time party thereto (the “DIP Lenders”), and for certain of the other Debtors3 (collectively, the “DIP Guarantors” and together with the Borrower, the “DIP Loan Parties”) to guaranty the obligations of the Borrower in connection with the DIP Facility pursuant to the Guarantee and Security Agreement (as defined below), and for the DIP Loan Parties to obtain a senior secured, priming superpriority multi-draw debtor-in-possession term loan facility (the “DIP Facility”), which shall consist of a superpriority priming term loan facility with an aggregate principal amount of up to $34.1 million, and such other financial accommodations, allocated as follows:

(a)	Delayed Draw Loans. A delayed draw term loan facility in an aggregate principal amount of up to $20.0 million (the “Delayed Draw Commitments”) (which is inclusive of Incremental Commitments (as defined in the DIP Credit Agreement) of up to $5.0 million) with (i) $6.0 million of the Delayed Draw Commitments available to be funded in cash upon entry of this Interim Order; and (ii) the remaining $14.0 million of the Delayed Draw Commitments available following entry of the Final Order, subject in each case to the DIP Loan Parties’ satisfaction of applicable draw conditions pursuant to the terms of the DIP Loan Documents (as defined below); and

(b)	Refinance of the Prepetition Revolving Debt. A superpriority term loan facility in the aggregate principal amount of $14.1 million to refinance the outstanding amount of the Prepetition Revolving Debt (as defined below).

____________________

[3]	Pernix Ireland Limited (“PIL”), Pernix Ireland Pain Designated Activity Company (“PIP DAC”) and Pernix Manufacturing, LLC are not DIP Guarantors.

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(ii)       authorizing the Debtors to use the proceeds of the DIP Facility as provided in the DIP Loan Documents and solely in accordance with the Approved Budget, including use of the proceeds of the DIP Facility and Cash Collateral (as defined below), to refinance and discharge the Prepetition Revolving Debt outstanding as of the entry of this Interim Order in full, including postpetition interest and fees through the date of repayment, which refinancing and discharge shall be indefeasible upon the occurrence of the Revolver Discharge (as defined below);

(iii)       authorizing the DIP Loan Parties to execute and enter into the DIP Loan Documents and to perform such other and further acts as may be required in connection with the DIP Loan Documents;

(iv)       authorizing the Debtors to use Cash Collateral and all other Prepetition Collateral on the terms and conditions set forth in this Interim Order, the DIP Loan Documents, and the Intercreditor Agreement;

(v)       authorizing the DIP Loan Parties to grant adequate protection to the Prepetition Secured Parties and Prepetition Agents under and in connection with the Prepetition Financing Documents or the TSA, as applicable, and this Interim Order, including without limitation, granting the Adequate Protection Liens (as defined below) in accordance with the relative priorities set forth herein;

(vi)       authorizing the DIP Loan Parties to grant security interests, liens and superpriority claims (including a superpriority administrative claim pursuant to section 364(c)(1) of the Bankruptcy Code, liens pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code and priming liens pursuant to section 364(d) of the Bankruptcy Code) in favor of the DIP

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Agent, for the benefit of itself and the DIP Lenders, to secure the repayment of all obligations of the DIP Loan Parties under the DIP Facility and the DIP Loan Documents;

(vii)       authorizing the DIP Agent, upon the occurrence of a Termination Event and following the Default Notice Period, to, inter alia, (a) terminate the funding commitments, accelerate the amounts owing under the DIP Loan Documents and exercise other remedies set forth thereunder, and (b) terminate the Debtors’ use of Cash Collateral in accordance with this Interim Order, the Intercreditor Agreement, and the DIP Loan Documents;

(viii)       authorizing the Debtors, subject to entry of the Final Order, to waive their right to (a) any claims to surcharge against the DIP Collateral and the Prepetition Collateral pursuant to Bankruptcy Code section 506(c), (b) any “equities of the case” claims under Bankruptcy Code section 552(b), and (c) the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral and the Prepetition Collateral;

(ix)       authorizing the Debtors to modify the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Loan Documents, the Interim Order, and as later applicable, the Final Order;

(x)       authorizing the waiver of any applicable stay (including Bankruptcy Rule 6004) and the provision of immediate effectiveness of this Interim Order, and as later applicable, the Final Order; and

(xi)       scheduling a final hearing (the “Final Hearing”) to consider entry of the Final Order; and granting related relief.

The Court having found that the relief requested in the Motion is in the best interests of the Debtors’ estates, their creditors and other parties in interest; and the Court having

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found that the Debtors’ notice of the Motion and the opportunity for a hearing on the Motion was appropriate and no other notice need be provided; and the Court having reviewed the Motion, the exhibits thereto, and the documents filed in support thereof and any responses thereto, and having heard the statements in support of the relief requested therein at a hearing before the Court on __________ __, 2019 (the “Interim Hearing”); and the Court having determined that the legal and factual bases set forth in the Motion, the Declaration of John A. Sedor in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings (Docket No. 3) (the “Sedor Declaration”), and the Declaration of Stuart Erickson in Support of Motion of Debtors for Interim and Final Orders (I) Authorizing Debtors (A) to Obtain Postpetition Financing and (b) to Use Cash Collateral, (II) Granting Adequate Protection to Certain Prepetition Secured Parties, (III) Scheduling a Final Hearing and (IV) Granting Related Relief, attached as Exhibit A to the Motion (the “Erickson Declaration”), and at the Interim Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY FOUND AND CONCLUDED THAT:

A.                Disposition. The Motion is granted on an interim basis in accordance with the terms of this Interim Order. Any objections to the Motion with respect to the entry of the Interim Order that have not been withdrawn, waived or settled are hereby denied and overruled on their merits.

B.                 Commencement of Cases. On February 18, 2019 (the “Petition Date”), the Debtors filed with this Court voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The Debtors are in possession of their properties and are continuing to operate their businesses as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy

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Code. No official committee of unsecured creditors (a “Committee”) has been appointed in the above-captioned cases (the “Chapter 11 Cases”).

C.                 Jurisdiction and Venue. This Court has jurisdiction over the Chapter 11 Cases and the Motion pursuant to 28 U.S.C. §§ 157(b) and 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware dated as of February 29, 2012. Consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Court may enter a final order consistent with Article III of the United States Constitution. Venue of the Chapter 11 Cases in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409. The predicates for the relief sought herein are Bankruptcy Code sections 105, 361, 362, 363(c), 363(e), 364(c), 364(d)(1), 364(e), and 507, Bankruptcy Rules 2002, 4001 and 9014, and Local Rule 4001-2.

D.                Adequate Notice. On the Petition Date, the Debtors filed the Motion with this Court pursuant to Bankruptcy Rules 2002, 4001 and 9014, and provided notice of the Motion and the Interim Hearing by electronic mail, facsimile, hand delivery or overnight delivery to the following parties or, in lieu thereof, their counsel, if known: (a) the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”), (b) each of the Debtors’ thirty (30) largest unsecured creditors on a consolidated basis; (c) the Prepetition Treximet Notes Trustee; (d) Highbridge (as defined in the Sedor Declaration); (e) all parties asserting a security interest in the DIP Collateral to the extent any such interest is known to the Debtors; (f) Nalpropion Pharmaceuticals, Inc. (“Nalpropion”) and (g) all parties requesting service in these Chapter 11 Cases pursuant to Bankruptcy Rule 2002 (collectively, the “Notice Parties”). Given the nature of the relief sought in the Motion, this Court concludes that the foregoing notice was sufficient and adequate under the circumstances and complies with the Bankruptcy Code, the Bankruptcy

6

Rules, the Local Rules and any other applicable law, and no further notice relating to this proceeding and the hearing on this Motion is necessary or required.

E.                 Debtors’ Stipulations. Subject to the rights of any Committee or other parties-in-interest as and to the extent set forth in paragraph 33 below, the Debtors acknowledge, admit, represent, stipulate and agree that:

(i)                 Prepetition Term Facility. Pursuant to that certain Credit Agreement, dated as of July 21, 2017 (as the same has been amended, amended and restated, supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, the “Prepetition Term Credit Agreement”), by and among, PIP DAC, as borrower, the lenders party thereto (the “Prepetition Term Lenders”), Cantor Fitzgerald Securities as the administrative agent (in such capacity, the “Prepetition Term Agent”), the Prepetition Term Lenders made loans pursuant to the Prepetition Term Credit Agreement to PIP DAC, and otherwise extended credit to PIP DAC. As of the Petition Date, PIP DAC was justly and lawfully indebted and liable to the Prepetition Term Lenders, without defense, counterclaim, recoupment or offset of any kind, in the aggregate principal amount of not less than approximately $39.2 million, plus an additional $1.1 million of accrued pay-in-kind interest, under and in connection with, the Prepetition Term Credit Agreement, including all other agreements, documents and instruments executed and/or delivered with, to or in favor of the Prepetition Term Lenders, including, without limitation, all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Prepetition Term Credit Agreement, the “Prepetition Term Financing Documents”). All obligations arising under

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the Prepetition Term Financing Documents shall hereinafter be referred to as the “Prepetition Term Obligations.”

(ii)              Prepetition Term Liens. Pursuant to the Prepetition Term Financing Documents, PIP DAC granted to the Prepetition Term Agent for the benefit of the Prepetition Term Lenders to secure the Prepetition Term Obligations, a first-priority security interest in and continuing lien (the “Prepetition Term Liens”) on all Collateral (as defined in the Prepetition Term Credit Agreement) (the “Prepetition Term Collateral”), subject to Permitted Liens (as defined in the Prepetition Term Credit Agreement).

(iii)            Validity of Prepetition Term Liens. The Prepetition Term Liens (a) constitute valid, binding, enforceable, nonavoidable, properly perfected, first-priority liens on the Prepetition Term Collateral, that are senior in priority (except for any senior Permitted Liens, as defined in and to the extent expressly permitted under the Prepetition Term Credit Agreement) over any and all other liens on the Prepetition Term Collateral; and (b) are not subject to avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses or any other challenges under the Bankruptcy Code or any other applicable law or regulation.

(iv)             Prepetition Treximet Notes. Pursuant to that certain Indenture, dated as of August 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Treximet Notes Indenture”), among Pernix, as Issuer, each other Debtor other than PIP DAC, as guarantors (together with the Issuer, the “Prepetition Treximet Notes Parties”), and U.S. Bank National Association, as Trustee and Collateral Trustee (the “Prepetition Treximet Notes Trustee”), Pernix issued 12% senior secured notes (the “Prepetition Treximet Notes” and the holders of the Prepetition Treximet Notes, the “Prepetition Treximet

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Noteholders”). As of the Petition Date, the Prepetition Treximet Notes Parties are justly and lawfully indebted and liable, without defense, counterclaim, recoupment or offset of any kind, in the aggregate principal amount of not less than approximately $154 million of the Prepetition Treximet Notes, under and in connection with the Prepetition Treximet Notes Indenture, including all other agreements, documents and instruments executed and/or delivered with, including, without limitation, all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with the Prepetition Treximet Notes Indenture, the “Prepetition Treximet Notes Financing Documents”). All obligations arising under the Prepetition Treximet Notes Financing Documents shall hereinafter be referred to as the “Prepetition Treximet Notes Obligations”.

(v)               Prepetition Treximet Notes Liens. Pursuant to the Prepetition Treximet Notes Financing Documents, PIL granted to the Prepetition Treximet Notes Trustee to secure the Prepetition Treximet Notes Obligations, a continuing first-priority security interest (the “Prepetition Treximet Notes Liens”) in substantially all of the assets of PIL related to Treximet other than the ABL Collateral (as defined in the Prepetition Treximet Notes Indenture) (the “Prepetition Treximet Notes Collateral”), subject to Permitted Liens (as defined in the Prepetition Treximet Notes Indenture).

(vi)             Validity of Prepetition Treximet Notes Liens. The Prepetition Treximet Notes Liens (a) constitute valid, binding, enforceable, nonavoidable, properly perfected, first-priority liens in the Prepetition Treximet Notes Collateral for the benefit of the Prepetition Treximet Noteholders; and (b) are not subject to avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims,

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defenses or any other challenges under the Bankruptcy Code or any other applicable law or regulation.

(vii)          Prepetition Revolving Facility. Pursuant to that certain Credit Agreement, dated as of July 21, 2017 (as the same has been amended, amended and restated, supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, the “Prepetition Revolving Credit Agreement”), by and among Pernix and certain of its affiliates (collectively, “Prepetition Revolving Borrowers”), certain subsidiary guarantors (together with the Prepetition Revolving Borrowers, the “Prepetition Revolving Credit Parties”), the lenders thereto (the “Prepetition Revolving Lenders”), and Cantor Fitzgerald Securities as the administrative agent (in such capacity, the “Prepetition Revolving Agent,” and together with the Prepetition Term Agent, the “Prepetition Agents”), the Prepetition Revolving Lenders agreed to extend a revolving asset-based credit facility (the “Prepetition Revolving Facility”) to the Prepetition Revolving Borrowers from time to time, including, inter alia, the Prepetition Revolving Obligations in an aggregate principal committed amount of up to $40 million. As of the Petition Date, the Prepetition Revolving Credit Parties are truly and justly indebted to the Prepetition Revolving Lenders, without defense, counterclaim, recoupment or offset of any kind, in the aggregate principal amount of not less than approximately $14.1 million (the “Prepetition Revolving Debt”), under and in connection with, the Prepetition Revolving Credit Agreement, including all other agreements, documents and instruments executed and/or delivered with, to or in favor of the Prepetition Revolving Lenders, including, without limitation, all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements, documents and instruments, including any fee letters, executed and/or delivered in connection therewith or related thereto (all the foregoing, together with Prepetition Revolving Credit

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Agreement, the “Prepetition Revolving Financing Documents”). All obligations arising under the Prepetition Revolving Financing Documents shall hereinafter be referred to as the “Prepetition Revolving Obligations.”

(viii)        Prepetition Revolving Liens. Pursuant to the Prepetition Revolving Financing Documents, the Prepetition Revolving Borrowers granted to the Prepetition Agent for the benefit of the Prepetition Revolving Lenders to secure the Prepetition Revolving Obligations, a first-priority security interest in and continuing lien (the “Prepetition Revolving Liens”) on all Collateral (as defined in the Prepetition Revolving Credit Agreement) (the “Prepetition Revolving Collateral”).

(ix)             Validity of Prepetition Revolving Liens. The Prepetition Revolving Liens (a) constitute valid, binding, enforceable, nonavoidable, properly perfected, first-priority liens on the Prepetition Revolving Collateral, that prior to entry of this Interim Order, were senior in priority (except for any senior Permitted Liens, as defined in and to the extent expressly permitted under the Prepetition Revolving Credit Agreement) over any and all other liens on the Prepetition Revolving Collateral; and (b) are not subject to avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses or any other challenges under the Bankruptcy Code or any other applicable law or regulation.

(x)               Prepetition Nalpropion Second Liens. Pursuant to that Transitional Distribution Services Agreement, dated January 6, 2019 (as the same has been amended, amended and restated, supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Petition Date, the “TSA”), between Pernix Therapeutics, LLC (“Pernix Therapeutics”) and Nalpropion, Pernix Therapeutics granted to Nalpropion to secure the

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complete and prompt payment and performance of all the Secured Obligations (as defined in the TSA, the “Nalpropion Secured Obligations”), a second-priority security interest in and continuing lien (the “Prepetition Nalpropion Liens,” and together with the Prepetition Term Liens and Prepetition Revolving Liens, the “Prepetition Liens”) on certain assets relating to the pharmaceutical assets and proceeds thereof that are subject to the TSA (such assets granted or pledged as “Collateral” pursuant to the TSA, the “Nalpropion Collateral” and together with the Prepetition Revolving Collateral and Prepetition Term Collateral, the “Prepetition Collateral”). All obligations arising under the Prepetition Revolving Financing Documents, Prepetition Term Financing Documents, and the TSA (collectively, the “Prepetition Financing Documents”) shall hereinafter be referred to as the “Prepetition Obligations.”

(xi)             Validity of Prepetition Nalpropion Liens. The Prepetition Nalpropion Liens (a) constitute valid, binding, enforceable, nonavoidable, properly perfected, second-priority liens in the Nalpropion Collateral; and (b) are not subject to avoidance, reductions, recharacterization, set-off, subordination (whether equitable, contractual or otherwise), counterclaims, cross-claims, defenses or any other challenges under the Bankruptcy Code or any other applicable law or regulation.

(xii)          Intercreditor Agreement. The Prepetition Revolving Agent and Nalpropion are parties to that certain Intercreditor Agreement, dated January 6, 2019 (as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), which governs the respective rights, obligations and priorities of the Prepetition Revolving Lenders and Nalpropion with respect to certain Prepetition Collateral. The DIP Loan Parties have acknowledged and

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agreed to be bound by the terms of the Intercreditor Agreement, which is binding and enforceable against the DIP Loan Parties.

(xiii)        No Claims. The Debtors have no valid claims (as such term is defined in Bankruptcy Code section 101(5)) or causes of action against, or with respect to, the Prepetition Revolving Lenders, Prepetition Term Lenders, Nalpropion (collectively, with the Prepetition Revolving Lenders and the Prepetition Term Lenders, the “Prepetition Secured Parties”), the Prepetition Agents, the Prepetition Treximet Notes Trustee or the Prepetition Treximet Noteholders under any agreements by and among the Debtors and any party that is in existence as of the Petition Date, including without limitation, any challenge, recharacterization, subordination, avoidance or other claims arising under or pursuant to Bankruptcy Code sections 105, 510, 541 or 542 through 553, other than any claim that constitutes a right to payment arising pursuant to and in accordance with the terms of the Services Agreement (as defined in the Sedor Declaration) or the TSA. As of the date hereof, the net balance of such claims due and owing to the Debtors by Nalpropion under the Services Agreement or the TSA is equal to $0.

(xiv)         Indemnity. The Debtors shall indemnify and hold harmless the DIP Agent, the DIP Lenders and each other Indemnified Person (as defined in the DIP Credit Agreement) in accordance with the terms and conditions of the DIP Credit Agreement.

(xv)           Release. The Debtors hereby stipulate and agree that they forever and irrevocably release, discharge and acquit the DIP Agent, Prepetition Agents, Prepetition Treximet Notes Trustee, all former, current and future Prepetition Secured Parties, Prepetition Treximet Noteholders and DIP Lenders, in each case in their capacities as such, and each of their respective successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys and agents, past, present and future, and their respective heirs,

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predecessors, successors and assigns (collectively, the “Releasees”) of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, expenses (including, without limitation, reasonable attorneys’ fees), debts, liens, actions and causes of action of any and every nature whatsoever, in each case arising prior to the date hereof, and relating to, as applicable, the DIP Facility, the DIP Loan Documents, Prepetition Financing Documents, the Prepetition Treximet Notes Financing Documents and/or the transactions contemplated thereunder including, without limitation, (x) any so-called “lender liability” or equitable subordination claims or defenses, (y) any and all claims and causes of action arising under the Bankruptcy Code, and (z) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the liens or claims of the Prepetition Secured Parties, Prepetition Agents, Prepetition Treximet Noteholders, Prepetition Treximet Notes Trustee, DIP Agent and the DIP Lenders. The Debtors further waive and release any defense, right of counterclaim, right of set-off or deduction to the payment of Prepetition Secured Parties, Prepetition Treximet Noteholders and the DIP Lenders which the Debtors now have or may claim to have against the Releasees, arising out of, connected with or relating to any and all acts, omissions or events occurring prior to this Court entering this Interim Order. Notwithstanding the foregoing, nothing in this Interim Order shall release or otherwise affect Nalpropion’s contractual payment obligations to the Debtors arising pursuant to and in accordance with the terms of the Services Agreement or the TSA.

(xvi)         Limitation of Liability. None of the Prepetition Secured Parties, Prepetition Agents, Prepetition Treximet Notes Trustee, Prepetition Treximet Noteholders, DIP Agent, or the DIP Lenders are control persons or insiders of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising

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from the DIP Facility, the DIP Loan Documents, the Prepetition Financing Documents and/or the Prepetition Treximet Notes Financing Documents. The DIP Lenders shall not, by virtue of making the DIP Loans, be deemed to be in control of the operations of Debtors, to owe any fiduciary duty to the Debtors, their respective creditors, shareholders, or estates or to be acting as a “responsible person” or managing agent with respect to the operation or management of the Debtors.

(xvii)      Any payment or obligation requested to be made by the Debtors in connection with the First Day Motions (as defined in the Sedor Declaration) is expressly provided for in the Approved Budget (as defined below).

F.                  Cash Collateral. For purposes of this Interim Order, the term “Cash Collateral” shall mean and include all “cash collateral” as defined in Bankruptcy Code section 363, in which the Prepetition Secured Parties have a lien or security interest, in each case whether existing on the Petition Date, arising pursuant to this Interim Order or any Final Order, or otherwise. The Debtors represent and stipulate that all of the cash, cash equivalents, negotiable instruments, investment property, and securities of the Prepetition Revolving Borrowers constitute Cash Collateral.

G.                Use of DIP Facility and Cash Collateral. The Debtors have an immediate and critical need to use proceeds of the DIP Facility and Cash Collateral to, among other things, continue to operate their business in an orderly manner, maintain business relationships with vendors, fund the Debtors’ marketing and sale process, and to satisfy other working capital and operational needs. Without the use of proceeds of the DIP Facility and Cash Collateral, the Debtors will have insufficient liquidity to conduct a successful sale process and otherwise preserve and maximize the value of the Debtors’ estates. The adequate protection provided

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herein and other benefits and privileges contained herein are consistent with and authorized by the Bankruptcy Code and are necessary in order to obtain such consent and to adequately protect the parties’ interests in the Prepetition Collateral. Absent authorization to immediately use proceeds of the DIP Facility and Cash Collateral, the Debtors’ estates and their creditors would suffer immediate and irreparable harm.

H.                Other Financing Unavailable. As discussed in the Erickson Declaration, the Debtors are unable to obtain (i) adequate unsecured credit allowable either (a) under sections 364(b) and 503(b)(1) of the Bankruptcy Code or (b) under section 364(c)(1) of the Bankruptcy Code; (ii) adequate credit secured by (x) a senior lien on unencumbered assets of their estates under section 364(c)(2) of the Bankruptcy Code or (y) a junior lien on encumbered assets of their estates under section 364(c)(3) of the Bankruptcy Code; or (iii) secured credit under section 364(d)(1) of the Bankruptcy Code on terms more favorable than the terms of the DIP Facility. The Debtors require financing under the DIP Facility and the continued use of Cash Collateral under the terms of this Interim Order to satisfy their post-petition liquidity needs.

I.                    Best Financing Presently Available. The DIP Agent and the DIP Lenders have agreed to provide the Debtors with financing solely on the terms and conditions set forth in this Interim Order (and, subject to entry by the Court, the Final Order) and the other DIP Loan Documents. After considering all of their alternatives, the Debtors have concluded, in an exercise of their sound business judgment, that the financing to be provided by the DIP Lenders pursuant to the terms of this Interim Order (and, subject to entry by the Court, the Final Order) and the other DIP Loan Documents, represents the best financing presently available to the Debtors.

J.                   Good Cause for Immediate Entry. Good cause has been shown for immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and (c)(2) and Local Rule

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4001-2. In particular, the authorization granted herein for the Debtors to enter into the DIP Facility, to continue using Cash Collateral and to obtain interim financing, including on a priming lien basis, is necessary to avoid immediate and irreparable harm to the Debtors and their estates. Entry of this Interim Order is in the best interest of the Debtors, their estates and creditors. The extensions of credit under the DIP Facility (including the Debtors’ continued use of Cash Collateral) are fair and reasonable under the circumstances, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration.

K.                Good Faith and Arm’s Length Negotiation. The DIP Lenders are good faith financiers. The Debtors, DIP Agent, and DIP Lenders have negotiated the terms and conditions of the DIP Facility and this Interim Order in good faith and at arm’s length, and any credit extended and loans made to the DIP Loan Parties pursuant to this Interim Order shall be, and hereby are, deemed to have been extended, issued or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code.

L.                 Application of Proceeds of the DIP Collateral. Subject to and effective upon entry of the Final Order, and notwithstanding anything to the contrary herein, the Debtors shall apply the cash proceeds from any sale of the DIP Collateral outside of the ordinary course of business to repay the then-outstanding amount of the DIP Obligations, with interest being paid first followed by principal, and any remaining proceeds in accordance with this Interim Order and the DIP Loan Documents.

M.               Adequate Protection for the Prepetition Secured Parties. The Prepetition Secured Parties and Prepetition Agents have negotiated and acted in good faith regarding the DIP Facility and the Debtors use of Cash Collateral to fund the administration of the Debtors’ estates and

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continued operation of their businesses. The Prepetition Secured Parties have agreed to permit the Debtors to use the Prepetition Collateral, including the Cash Collateral, in accordance with the terms hereof, the Approved Budget subject to Permitted Variances (each as defined below), and the Intercreditor Agreement. The Prepetition Secured Parties are entitled to the adequate protection provided in this Interim Order as and to the extent set forth herein pursuant to Bankruptcy Code sections 361, 362 and 363. Based on the Motion and on the record presented to the Court at the Interim Hearing, the terms of the proposed adequate protection arrangements and of the use of the Prepetition Collateral (including the Cash Collateral) are fair and reasonable, reflect the Debtors’ prudent exercise of business judgment and constitute reasonably equivalent value and fair consideration for the consent thereto of the Prepetition Collateral (including the Cash Collateral); provided, that nothing in this Interim Order or the other DIP Loan Documents shall (x) be construed as a consent by the Prepetition Secured Parties (or their respective agents) that they would be adequately protected in the event debtor-in-possession financing is provided by a third party (i.e., other than the DIP Lenders) or a consent to the terms of any other such financing or any lien encumbering the DIP Collateral (whether senior or junior) or to the use of Cash Collateral except as provided in this Interim Order and the DIP Loan Documents, or (y) prejudice, limit or otherwise impair the rights of the Prepetition Secured Parties to seek new, different or additional adequate protection in the event circumstances change after the date hereof (subject to the Intercreditor Agreement).

N.                Sections 506(c) and 552(b). In light of the Prepetition Secured Parties agreement to subordinate their liens and claims to the Carve-Out, the DIP Liens, and the Adequate Protection Liens, to permit the use of the DIP Facility and Cash Collateral for payments made in accordance with the Approved Budget and the terms of this Interim Order, subject to entry of a

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Final Order, the Prepetition Secured Parties are entitled to a waiver of (a) the provisions of Bankruptcy Code section 506(c), and (b) any “equities of the case” claims under Bankruptcy Code section 552(b).

O.                Order of the Court. Based upon the foregoing findings, acknowledgements, and conclusions, and upon the record made before this Court at the Interim Hearing, and good and sufficient cause appearing therefor:

IT IS HEREBY FOUND, DETERMINED, ORDERED, ADJUDGED AND DECREED THAT:

1.                  Motion Granted. The Motion is granted on an interim basis, subject to the terms set forth herein. Any objections to the Motion with respect to the entry of the Interim Order that have not previously been withdrawn or resolved are hereby denied and overruled on their merits. This Interim Order shall be valid, binding on all parties in interest, and fully effective immediately upon entry notwithstanding the possible application of Bankruptcy Rules 6004(h), 7062 and 9014.

2.                  Authority to Enter Into the DIP Loan Documents. The DIP Loan Parties are hereby authorized to incur and perform the obligations arising from and after the date of this Interim Order under the DIP Facility, on the terms set forth in this Interim Order and the DIP Credit Agreement, and such additional documents, instruments and agreements as may be reasonably required by the DIP Agent to implement the terms or effectuate the purposes of and transactions contemplated by this Interim Order, the Final Order (when entered by the Court) and the DIP Credit Agreement (collectively, this Interim Order, the Final Order, the Approved Budget, the DIP Credit Agreement, the Guarantee and Security Agreement (as defined in the DIP Credit Agreement) and such other additional documents, instruments and agreements, including

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any fee letters, the “DIP Loan Documents”). Subject to paragraph 20 of this Interim Order, the DIP Loan Parties are hereby authorized to borrow money under the applicable DIP Loan Documents, on an interim basis, and perform all other obligations thereunder, provided that until the entry of the Final Order, the DIP Loan Parties are only authorized to borrow an aggregate principal amount of up to $20.1 million, comprised of (i) $6.0 million in Delayed Draw Commitments, and (ii) $14.1 million to refinance the outstanding amounts owed under the Prepetition Revolving Facility. In furtherance of the forgoing and without further approval of the Court, each Debtor is authorized to perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution and delivery of security agreements, mortgages and financing statements), and to pay all fees that may be reasonably required or necessary for the DIP Loan Parties’ performance of their obligations under or related to the DIP Facility.

3.                  Refinancing of Prepetition Revolving Facility. Subject to the rights of any Committee or other parties-in-interest as and to the extent set forth in paragraph 33 below, the Debtors are hereby authorized to use proceeds of the DIP Facility and Cash Collateral to pay in full the Prepetition Revolving Debt. The Prepetition Revolving Liens shall be automatically released and terminated upon the Revolver Discharge.4 Until then, subject to the terms and conditions contained in this Interim Order (including, without limitation, the DIP Liens (as defined below) granted hereunder and the Carve-Out (as defined below)), any and all prepetition

____________________

[4]	“Revolver Discharge” means the indefeasible refinancing of the Prepetition Revolving Debt in full, including postpetition interest and fees through the date of repayment (at the non-default contract rate), which shall be deemed to have occurred if no adversary proceeding or contested matter is timely and properly asserted in accordance with this Interim Order with respect to the Prepetition Revolving Debt or against the Prepetition Revolving Agent or the Prepetition Revolving Lenders, or if an adversary proceeding or contested matter is timely and properly asserted, upon the final disposition of such adversary proceeding or contested matter in favor of the Prepetition Revolving Lenders by order of a court of competent jurisdiction; provided that all amounts of interest outstanding as of the Petition Date shall be waived by the Prepetition Revolving Lenders.

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or postpetition liens and security interests (including, without limitation, any adequate protection replacement liens at any time granted to the Prepetition Revolving Lenders by this Court) that the Prepetition Revolving Lenders have or may have in the Prepetition Revolving Collateral shall, subject to paragraph 33 of this Interim Order, (a) continue to secure the unpaid portion of the Prepetition Revolving Facility (including, without limitation, any Prepetition Revolving Obligations subsequently reinstated after the repayment thereof because such payment (or any portion thereof) is required to be returned or repaid, and the liens securing the Prepetition Revolving Facility shall not have been avoided) and (b) be junior and subordinate in all respects to the Carve-Out and the DIP Liens (such junior liens and security interests of the Prepetition Revolving Lenders, other than the Prepetition Revolving Adequate Protection Liens, are hereinafter referred to as the “Contingent Revolving Liens,” and any such reinstated Prepetition Revolving Debt described in clause (a) of this paragraph is hereinafter referred to as the “Contingent Prepetition Revolving Debt”).

4.                  Use of Cash Collateral and DIP Loans. The Debtors are hereby authorized to use Cash Collateral and the proceeds of any DIP Loans (as defined below) solely in accordance with the Approved Budget, this Interim Order, the DIP Loan Documents, and the Intercreditor Agreement.

5.                  Validity of DIP Loan Documents. The DIP Loan Documents shall constitute valid and binding obligations of the DIP Loan Parties, enforceable against each DIP Loan Party thereto in accordance with the terms thereof. No obligation, payment, transfer or grant of security under the DIP Loan Documents as approved under this Interim Order shall be stayed, restrained, voided, voidable or recoverable under the Bankruptcy Code or under any applicable non-bankruptcy law, or subject to any defense, reduction, setoff, recoupment or counterclaim.

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6.                  DIP Loans. All loans made to or for the benefit of any of the DIP Loan Parties on or after the Petition Date in accordance with the DIP Loan Documents (collectively, the “DIP Loans”), (a) shall be evidenced by the books and records of the DIP Agent or the DIP Lenders and, upon the request of any DIP Lender, a note executed and delivered to such DIP Lender by the Borrower in accordance with the terms of the DIP Loan Documents, which note shall evidence such DIP Lender’s DIP Loans in addition to such accounts and records; (b) shall bear interest payable and incur fees at the rates set forth in the DIP Credit Agreement; (c) shall be secured in the manner specified below; (d) shall be payable in accordance with the DIP Loan Documents; and (e) shall otherwise be governed by the terms set forth in this Interim Order and the other DIP Loan Documents. All interest thereon and all fees, costs, expenses, indemnification obligations and other liabilities owing by the DIP Loan Parties to the DIP Lenders or the DIP Agent in accordance with and relating to this Interim Order and the other DIP Loan Documents shall hereinafter be referred to as the “DIP Obligations.”

7.                  Conditions Precedent. The DIP Lenders and the DIP Agent shall have no obligation to make any DIP Loans or any other financial accommodation under the DIP Loan Documents unless the conditions precedent to make such extensions of credit under the DIP Loan Documents have been satisfied in full or waived in accordance with such DIP Loan Documents.

8.                  Approved Budget.

(a)               The budget attached hereto as Exhibit 1 is hereby approved. Proceeds of the DIP Loans and Cash Collateral under this Interim Order shall be used by the Debtors only in

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accordance with the Approved Budget5 and this Interim Order, subject to any Permitted Variances. Subject to the Carve-Out, the DIP Lenders’ consent to the Approved Budget shall not be construed as consent to the use of DIP Loans or Cash Collateral beyond the occurrence of a Termination Event (as defined below), regardless of whether the aggregate funds shown on the Approved Budget have been expended.

(b)               Subject to paragraph 32 of this Interim Order, upon the written consent of the DIP Lenders and the Debtors, and without further order of the Court, the Approved Budget may be amended from time to time. The Debtors shall provide a copy of any so amended revised budget to the U.S. Trustee and counsel to the Committee, if any.

9.                  Permitted Variance.

(a)               Compliance with the Approved Budget shall be tested on a cumulative basis, beginning the fourth week after the Petition Date and each subsequent week thereafter. For each Budget Test Period6, the Borrower will not permit:

(i)                 the actual aggregate amount of net receipts collected to be less than 80% of the aggregate budgeted amount of net receipts set forth in the Approved Budget for such Budget Test Period (“Net Receipt Permitted Variance”); provided that the Required Lenders (as defined in the DIP Credit Agreement) may authorize the Borrower in writing to exceed the Net Receipt Permitted Variance for any Budget Test Period; or

____________________

[5]	“Approved Budget” means (i) the initial budget projecting operations for the ensuing thirteen (13) week period, including cash flow, forecasts of receipts, and disbursements, attached hereto as Exhibit 1, and (ii) each subsequent thirteen (13) week cash flow forecast of receipts and disbursements (in substantially the same format as the prior monthly cash flow forecast of receipts and disbursements) submitted by the Borrower to the DIP Lenders no less frequently than once every four (4) weeks commencing on the Thursday of the fourth (4th) week following the Petition Date.

[6]	“Budget Test Period” means the period, commencing on the Monday of the first week following the Petition Date, during which the Borrower’s compliance with each Approved Budget shall be tested in accordance with the terms of this Interim Order or the Final Order.

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(ii)              the actual aggregate amount of disbursements to be more than 120% of the aggregate budgeted amount of disbursements for such Budget Test Period set forth in the Approved Budget (excluding the fees and expenses of the DIP Lenders that are required to be reimbursed under the other provisions of this Agreement) (“Disbursements Permitted Variance” and together with the Net Receipt Permitted Variance, the “Permitted Variances”); provided that the Required Lenders (as defined in the DIP Credit Agreement) may authorize the Borrower in writing to exceed the Disbursements Permitted Variance for any Budget Test Period.

(b)               The Borrower shall deliver a Budget Reconciliation (as defined below) to the DIP Lenders in accordance with the terms of paragraph 45. In addition, the Borrower shall notify the DIP Lenders in writing as soon as reasonably practicable if the Borrower anticipates that it will violate the Net Receipt Permitted Variance or the Disbursements Permitted Variance for any Budget Test Period.

(c)               In the event that the Borrower projected a disbursement in the budget which is instead taken as a deduction to receipts, or vice versa, the Borrower will be permitted to apply the actual results to the category it was originally projected for budget testing purposes.

10.              Continuation of Prepetition Liens. Until (a) the Debtors have indefeasibly paid in full and in cash all DIP Obligations, all Prepetition Obligations and all Prepetition Treximet Notes Obligations, (b) the DIP Lenders’ obligations under the DIP Facility have terminated, (c) all objections and challenges to (i) the liens and security interests of the Prepetition Secured Parties (including, without limitation, liens granted for adequate protection purposes) and the Prepetition Treximet Noteholders, and (ii) the Prepetition Obligations and Prepetition Treximet Notes Obligations, have been waived, denied or barred, and (d) all of the Debtors’ stipulations contained in this Interim Order have become binding upon their estates and parties in interest in

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accordance with paragraph 33 below, all liens and security interests of the Prepetition Secured Parties (including, without limitation, liens granted for adequate protection purposes) and the Prepetition Treximet Noteholders shall remain valid and enforceable with the same continuing priority as described herein; provided, that this paragraph shall not apply to any liens or security interests of the Prepetition Secured Parties or the .Prepetition Treximet Noteholders to the extent any such liens are successfully challenged in accordance with paragraph 33 below; provided, further, that all Prepetition Revolving Liens and Contingent Revolving Liens shall be indefeasibly released upon the Revolver Discharge.

11.              DIP Liens and Collateral. Effective immediately upon entry of this Interim Order, pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, and without the necessity of the execution by the DIP Loan Parties (or recordation or other filing or notice) of security agreements, control agreements, pledge agreements, copyright security agreements, trademark security agreements, patent security agreements, financing statements, mortgages, schedules or other similar documents, or the possession or control by the DIP Agent or any other DIP Lenders of any DIP Collateral, the DIP Agent is hereby granted, as collateral agent for the DIP Lenders, continuing valid, binding, enforceable, non-avoidable, priming and automatically and properly perfected, nunc pro tunc to the Petition Date, post-petition security interests in and liens (the “DIP Liens”) on any and all owned and hereafter acquired assets and real and personal property of the DIP Loan Parties (the “DIP Collateral”), including, without limitation, the following: (a) all Prepetition Revolving Collateral; (b) all Nalpropion Collateral; (c) all money, accounts, chattel paper, deposit accounts, documents, equipment, contract rights, general intangibles, payment intangibles, instruments, inventory, patents, trademarks, copyrights, and licenses therefor, letter-of-credit rights, and investment property and support obligations; (d)

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commercial tort claims; (e) all books and records pertaining to the other property described in this paragraph; (f) all property of such DIP Loan Party held by any DIP Lenders, including all property of every description, in the custody of or in transit to such DIP Lender for any purpose, including safekeeping, collection or pledge, for the account of such DIP Loan Party or as to which such DIP Loan Party may have any right or power, including but not limited to cash; (g) all other goods (including but not limited to fixtures) and personal property of such DIP Loan Party, whether tangible or intangible and wherever located; and (h) to the extent not covered by the foregoing, all other assets or property of the DIP Loan Parties, whether tangible, intangible, real, personal or mixed, and all proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any DIP Loan Party from time to time with respect to any of the foregoing, and in each case to the extent of any such DIP Loan Party’s respective interest therein; provided, however, the DIP Collateral shall not include (i) Excluded Property (as defined in the DIP Credit Agreement) but shall include any proceeds of Excluded Property that do not otherwise constitute Excluded Property in their own right; (ii) all claims and causes of action under Chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code, whether pursuant to federal law or applicable state law (collectively, the “Avoidance Actions”) of the DIP Loan Parties, provided, however that DIP Collateral shall include, subject to entry of the Final Order all proceeds of any Avoidance Actions (“Avoidance Proceeds”); (iii) the Prepetition Treximet Notes Collateral; and (iv) the Prepetition Term Collateral. The DIP Liens shall not, without the consent of the DIP Agent, be made subject to, or pari passu with, any other lien or security interest (other than to the extent expressly provided herein and subject to the Carve-Out, or by any court order

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heretofore or hereafter entered in the Chapter 11 Cases) and shall be valid and enforceable against any trustee appointed in the Chapter 11 Cases, upon the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or in any other proceedings related to any of the foregoing (such cases or proceedings, “Successor Cases”), and/or upon the dismissal of any of the Chapter 11 Cases. The DIP Liens, Prepetition Liens (subject to investigation), and Adequate Protection Liens shall not be subject to sections 510, 549, 550 or 551 of the Bankruptcy Code or, subject to and effective upon entry of the Final Order, the “equities of the case” exception of section 552 of the Bankruptcy Code or section 506(c) of the Bankruptcy Code.

12.              Priority of DIP Liens.

(a)               The DIP Liens (i) shall constitute first-priority security interests in and liens upon all the DIP Collateral that is not otherwise subject to any valid, perfected, enforceable and nonavoidable lien in existence as of the Petition Date, pursuant to section 364(c)(2) of the Bankruptcy Code; and (ii) shall, pursuant to section 364(c)(3) and 364(d)(1) of the Bankruptcy Code, be senior to and prime all other liens and security interests in the DIP Collateral, including, without limitation, the Prepetition Revolving Liens, Prepetition Nalpropion Liens, and Adequate Protection Liens, and shall be junior only to (I) any pre-existing liens as of the Petition Date held by a third party other than the Prepetition Revolving Lenders or Nalpropion, but solely to the extent that such liens and security interests were, in each case, as of the Petition Date (x) valid, enforceable, perfected and non-avoidable liens or were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, and (y) expressly permitted by the terms of the Prepetition Revolving Financing Documents and senior to the Prepetition Revolving Liens (the “Permitted Prior Liens”) and (II) validly existing statutory liens that existed in the

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Prepetition Revolving Collateral as of the Petition Date (together with the Permitted Prior Liens, the “Prior Liens”).

(b)               The following table sets forth the relative priorities of the Carve-Out, Prior Liens, DIP Liens, Adequate Protection Liens, Contingent Revolving Liens, Prepetition Revolving Liens and Prepetition Nalpropion Liens on some or all of the DIP Collateral upon entry of this Interim Order:

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Priority Schedule[7]
	Prepetition Revolving Collateral (other than collateral held at Pernix Therapeutics)	DIP Collateral held at Pernix Therapeutics	Other DIP Collateral
1.	Carve-Out	Carve-Out	Carve-Out
2.	Prior Liens	Prior Liens	Prior Liens
3.	DIP Liens	DIP Liens	DIP Liens
4.	• Prepetition Term Loan Adequate Protection Liens • Prepetition Revolving Adequate Protection Liens	Prepetition Revolving Adequate Protection Liens	• Prepetition Term Loan Adequate Protection Liens • Prepetition Revolving Adequate Protection Liens
5.	Prepetition Revolving Liens/Contingent Revolving Liens	Prepetition Revolving Liens/Contingent Revolving Liens (Prepetition Revolving Collateral Only)
6.		Nalpropion Adequate Protection Liens
7.		Prepetition Nalpropion Liens (Nalpropion Collateral Only)
8.		Prepetition Term Loan Adequate Protection Liens

13.              Automatic Effectiveness of Liens. The automatic stay imposed under section 362(a) of the Bankruptcy Code is hereby vacated and modified to permit the DIP Loan Parties to grant (or continue to grant) the liens and security interests to the Prepetition Secured Parties (and

____________________

[7]	This chart provides an overview of the respective lien priorities upon some or all of the DIP Collateral and is qualified in its entirety by the applicable Prepetition Financing Documents, DIP Loan Documents, and Intercreditor Agreement. For the avoidance of doubt, the Contingent Revolving Liens, Prepetition Revolving Liens, and Prepetition Nalpropion Liens do not have liens upon all the DIP Collateral, but rather, certain assets of the Prepetition Collateral.

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their respective agents), the DIP Agent, and the DIP Lenders contemplated by this Interim Order and the other DIP Loan Documents.

14.              Automatic Perfection. The DIP Liens and Adequate Protection Liens granted pursuant to this Interim Order shall constitute valid, enforceable, nonavoidable and duly perfected security interests and liens, and the DIP Agent, DIP Lenders, Prepetition Secured Parties and Prepetition Agents (collectively, the “Adequate Protection Parties”) shall not be required to file or serve financing statements, notices of lien, mortgage deeds, deeds of trust or similar instruments which otherwise may be required under federal, state or local law in any jurisdiction, or take any action, including taking possession, to validate and perfect such security interests and liens; and the failure by the DIP Loan Parties to execute any documentation relating to the DIP Liens or Adequate Protection Liens shall in no way affect the validity, enforceability, perfection or priority of such liens. The DIP Agent, the DIP Lenders and the Adequate Protection Parties are hereby authorized, but not required, to file or record financing statements, trademark filings, copyright filings, mortgages, deeds of trust, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the DIP Agent, DIP Lenders or Adequate Protection Parties shall, in their sole discretion, choose to file such financing statements, trademark filings, copyright filings, mortgages, deeds of trust, notices of lien or similar instruments or otherwise confirm perfection of the liens and security interests granted to them hereunder, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, nonavoidable and not subject to challenge, dispute or subordination, at the time and as of the date of entry of this Interim Order; provided, that notwithstanding anything to the contrary herein, none of the liens granted pursuant to this Interim Order shall relate back to any

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date that precedes the Petition Date. Upon the request of the DIP Lenders or the Prepetition Secured Parties, the DIP Loan Parties, without any further consent of any party, are authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind except as set forth in the DIP Loan Documents) to enable the DIP Agent the DIP Lenders or the applicable Adequate Protection Party to further validate, perfect, preserve and enforce the DIP Liens and/or the Adequate Protection Liens. A certified copy of this Interim Order may be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, deeds of trust, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording.

15.              Other Automatic Perfection Matters. To the extent that the Prepetition Agents are secured parties under any account control agreements, listed as loss payee under any of the DIP Loan Parties’ insurance policies or is the secured party under any Prepetition Financing Document, the DIP Agent, on behalf of the DIP Lenders, is also deemed to be the secured party under such account control agreements, loss payee under the DIP Loan Parties’ insurance policies and the secured party under each the Prepetition Financing Documents, and shall have all rights and powers in each case attendant to that position (including, without limitation, rights of enforcement), and shall act in that capacity and distribute any proceeds recovered or received in accordance with the terms of this Interim Order and/or the Final Order, as applicable, and the other DIP Loan Documents. The Prepetition Revolving Agent shall serve as agent for the DIP Agent for purposes of perfecting the DIP Agent’s security interests in and liens on all DIP Collateral that is of a type such that perfection of a security interest therein may be accomplished only by possession or control by a secured party.

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16.              DIP Superpriority Claims. In addition to the liens and security interests granted to the DIP Agent on behalf of the DIP Lenders pursuant to this Interim Order, subject to the Carve-Out and in accordance with sections 364(c)(1), 503 and 507 of the Bankruptcy Code, the DIP Obligations shall constitute allowed superpriority administrative expense claims (the “DIP Superpriority Claims”) with priority over any and all administrative expenses of the Debtors, whether heretofore or hereafter incurred, of the kind specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 364, 365, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 726, 1113, 1114 or any other provisions of the Bankruptcy Code.

17.              Contingent Liens and Adequate Protection of Prepetition Revolving Lenders. Until the occurrence of the Revolver Discharge, the Prepetition Revolving Lenders are entitled to (a) the Contingent Revolving Liens and (b) pursuant to Bankruptcy Code sections 361, 362, 363(e), 364(d)(1) and 507, adequate protection of their interests in the Prepetition Revolving Collateral, including the Cash Collateral, in an amount equal to the aggregate diminution in the value of the Prepetition Revolving Lenders’ interests in the Prepetition Revolving Collateral (including Cash Collateral) from and after the Petition Date, if any, for any reason provided for under the Bankruptcy Code, including, without limitation, any such diminution resulting from the depreciation, sale, lease or use by the DIP Loan Parties (or other decline in value) of the Prepetition Revolving Collateral, the priming of the Prepetition Revolving Liens by the DIP Liens pursuant to the DIP Loan Documents and this Interim Order and the imposition of the automatic stay pursuant to Bankruptcy Code section 362 (the “Prepetition Revolving Adequate Protection Claim”). In consideration of the foregoing, the Prepetition Revolving Lenders are hereby granted the following, in each case, subject to the Carve-Out and the provisions of

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paragraph 33 of this Interim Order (collectively, the “Prepetition Revolving Lenders Adequate Protection Obligations”):

(a)               Contingent Revolving Liens and Prepetition Revolving Adequate Protection Liens. The Prepetition Revolving Agent (for itself and for the benefit of the Prepetition Revolving Lenders) is hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution of any mortgages, security agreements, pledge agreements, financing statements or other agreements), (i) in the amount of any Contingent Prepetition Revolving Debt, the Contingent Revolving Liens, and (ii) in the amount of the Prepetition Revolving Adequate Protection Claim, a valid, perfected replacement security interest in and lien (the “Prepetition Revolving Adequate Protection Liens”) (subject to the limitations and priorities set forth above) upon the DIP Collateral;

(b)               Prepetition Revolving Superpriority Claim. The Prepetition Revolving Lenders are hereby granted an allowed superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code to the extent that the Prepetition Revolving Adequate Protection Claim is insufficient to protect the Prepetition Revolving Lenders’ interests in the Prepetition Revolving Collateral with, except as set forth in this Interim Order, priority in payment over any and all administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code (the “Prepetition Revolving Superpriority Claim”), which Prepetition Revolving Superpriority Claim shall be payable from and have recourse to all DIP Collateral. The Prepetition Revolving Superpriority Claim shall be subject and subordinate only to the Carve-Out and the DIP Superpriority Claims granted in respect of the DIP Obligations and shall sit pari passu with the Prepetition Term Lenders Superpriority Claim (as defined below). Except to the extent expressly set forth in this Interim Order or the DIP Credit Agreement, the

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Prepetition Revolving Lenders shall not receive or retain any payments, property or other amounts in respect of the Prepetition Revolving Superpriority Claim unless and until the DIP Obligations and any claims having a priority superior to or pari passu with the DIP Superpriority Claims have indefeasibly been paid in cash in full;

(c)               Contingent Prepetition Revolving Debt. In the event that the Prepetition Revolving Agent or any Prepetition Revolving Lender (each in their capacities as such) is ordered by this Court to disgorge, refund or in any manner repay to any of the Debtors or their estates any amounts (“Disgorged Amounts”) leading to Contingent Prepetition Revolving Debt, the Disgorged Amounts, unless otherwise ordered by the Court, shall be placed in a segregated interest bearing account, pending a further final, non-appealable order of a court of competent jurisdiction regarding the distribution of such Disgorged Amounts (either returning the Disgorged Amounts to the Prepetition Revolving Agent and the Prepetition Revolving Lenders, distributing such amounts to the Debtors or otherwise).

18.              Adequate Protection of Prepetition Term Lenders. The Prepetition Term Lenders are entitled, pursuant to Bankruptcy Code sections 361, 362, 363(e), 364(d)(1) and 507, to adequate protection of their interests in the Prepetition Term Collateral, including Cash Collateral, for and equal in amount to the aggregate diminution in the value of the Prepetition Term Lenders’ interests in the Prepetition Term Collateral from and after the Petition Date, if any, including, without limitation, any such diminution resulting from the depreciation, sale, lease or use by the Debtors (or other decline in value) of the Prepetition Term Collateral, and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (the “Prepetition Term Lenders Adequate Protection Claim”). In consideration of the foregoing, the Prepetition Term Lenders are hereby granted the following, in each case subject to the Carve-Out

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and the provisions of paragraph 33 of this Interim Order (the “Prepetition Term Loan Adequate Protection Obligations”):

(a)               Prepetition Term Loan Adequate Protection Liens. The Prepetition Term Lenders are hereby granted, in the amount of the Prepetition Term Lenders Adequate Protection Claim, a replacement security interest in and lien (the “Prepetition Term Loan Adequate Protection Liens”) (subject to the limitations and priorities set forth above) upon the DIP Collateral and the Prepetition Term Collateral;

(b)               Prepetition Term Lenders Superpriority Claim. The Prepetition Term Lenders are hereby granted, subject to the Carve-Out, an allowed superpriority claim as provided for in section 507(b) of the Bankruptcy Code, junior to the DIP Superpriority Claims (the “Prepetition Term Lenders Superpriority Claim” and, together with the Prepetition Revolving Superpriority Claim, the “Superpriority Claims”). The Prepetition Term Lenders Superpriority Claim shall be subject and subordinate to only the Carve-Out and the DIP Superpriority Claims granted in respect of the DIP Obligations and shall sit pari passu with the Prepetition Revolving Superpriority Claim. Except to the extent expressly set forth in this Interim Order or the DIP Credit Agreements, the Prepetition Term Lenders shall not receive or retain any payments, property or other amounts in respect of the Prepetition Term Lenders Superpriority Claim unless and until the DIP Obligations and any claims having a priority superior to or pari passu with the DIP Superpriority Claims have indefeasibly been paid in cash;

19.              Adequate Protection of Nalpropion. Nalpropion is entitled, pursuant to Bankruptcy Code sections 361, 363(e), and 364(d)(1), to adequate protection of its interests in the Nalpropion Collateral, including Cash Collateral, for and equal in amount to the aggregate diminution in the value of Nalpropion’s interest in the Nalpropion Collateral from and after the

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Petition Date, if any, including without limitation, any such diminution resulting from the depreciation, sale, lease or use by the DIP Loan Parties (or other decline in value) of the Nalpropion Collateral, the priming of the Prepetition Nalpropion Liens by the DIP Liens pursuant to the DIP Loan Documents and this Interim Order and the imposition of the automatic stay pursuant to Bankruptcy Code section 362. In consideration of the foregoing, Nalpropion is hereby granted, in each case subject to the Carve-Out and paragraph 33 of this Interim Order, (the “Nalpropion Adequate Protection Obligations,” and together with the Prepetition Revolving Lenders Adequate Protection Obligations and Prepetition Term Loan Adequate Protection Obligations, the “Adequate Protection Obligations”):

(a)               Nalpropion Adequate Protection Liens. Nalpropion is hereby granted a replacement security interest in and lien upon the DIP Collateral held by Pernix Therapeutics (the “Nalpropion Adequate Protection Liens,” and together with the Prepetition Term Loan Adequate Protection Liens and Prepetition Revolving Adequate Protection Liens, the “Adequate Protection Liens”) (subject to the limitations and priorities set forth above) securing the amount of the Nalpropion Secured Obligations equal to the diminution in the value of Nalpropion’s interest in the Nalpropion Collateral from and after the Petition Date. Notwithstanding anything to the contrary herein, the Nalpropion Adequate Protection Liens shall be junior to the DIP Liens, Prepetition Revolving Adequate Protection Liens, Prepetition Revolving Liens and Contingent Revolving Liens, but senior to the Prepetition Term Loan Adequate Protection Liens. As a condition to the granting of such Nalpropion Adequate Protection Liens, Nalpropion waives its right to any superpriority claim as provided for in Section 507(b) of the Bankruptcy Code; provided, however, that for the avoidance of doubt, the foregoing shall not constitute a waiver of any administrative claim which Nalpropion may have pursuant to Bankruptcy Code Section

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503(b)(1) in respect to transactions occurring under the TSA or Services Agreement from and after the Petition Date.

(b)               Segregation of Payments. As additional adequate protection of Nalpropion’s security interests in the Nalpropion Collateral, the DIP Loan Parties are authorized and directed to segregate from their other cash, in a manner satisfactory to Nalpropion, cash in an amount equal to any and all amounts due and owing under the TSA, including all amounts relating to the Nalpropion Secured Obligations, whether incurred before, on or after the Petition Date, and all amounts that become due and payable under the TSA, in each case as they come due.

20.              DIP Fees and Expenses. The Debtors are authorized to pay any and all reasonable and documented out-of-pocket expenses of the DIP Agent and DIP Lenders in connection with the DIP Facility and as provided in the DIP Loan Documents, whether incurred before, on or after the Petition Date and whether or not the transactions contemplated hereby are consummated or such fees and expenses are set forth in the Approved Budget, including, without limitation, fees and expenses, subject to the Carve-Out, incurred in connection with (i) the preparation, negotiation and execution of the DIP Loan Documents; (ii) the funding of the DIP Facility; (iii) the creation, perfection or protection of the liens under the DIP Loan Documents (including all search, filing and recording fees); (iv) the on-going administration of the DIP Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto) and the Chapter 11 Cases; (v) the enforcement of the DIP Loan Documents; and (vi) any legal proceeding relating to or arising out of the DIP Facility or the other transactions contemplated by the DIP Loans Documents, including the Chapter 11 Cases. Payment of all such professional fees and expenses shall not be subject to

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allowance by the Court; provided, that notice of any such expenses shall be provided to counsel to the Committee (if any). The Debtors shall pay the uncontested, invoiced, reasonable and documented accrued and unpaid out-of-pocket professional fees and expenses within ten (10) days following the presentment of any invoices to the Debtors and the U.S. Trustee. Any written objection raised by the Debtors or the U.S. Trustee with respect to such invoices (with notice provided to the DIP Agent) within ten (10) days of receipt thereof will be resolved by the Court (absent prior consensual resolution thereof). Pending such resolution, the undisputed portion of any such invoice shall be promptly paid by the Debtors. Such fees and expenses shall not be subject to any offset, defense, claim, counterclaim or diminution of any type, kind or nature whatsoever.

21.              Carve-Out.

(a)               Carve-Out. Upon the DIP Agent’s issuance of a Default Notice (as defined below), all liens, claims and other security interests held by any party, including the Superpriority Claims, Adequate Protection Liens, DIP Liens, Prepetition Liens and Prepetition Treximet Notes Liens shall remain subject and subordinate to the payment of the Carve-Out. “Carve-Out” shall mean the sum of: (i) all fees required to be paid to the Clerk of this Court and to the U.S. Trustee under section 1930(a) of title 28 of the United States Code (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) subject to the terms of this Interim Order, to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee

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pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) (excluding fees and expenses of persons or firms retained by Committee members) at any time before or on the first day following delivery by a DIP Agent of a Default Notice, whether allowed by this Court prior to or after delivery of a Default Notice (the “Pre-Default Notice Amount”); and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $1.5 million incurred after the first day following delivery by the DIP Agent of a Default Notice to the extent allowed at any time, whether by interim order, procedural order or otherwise (the “Post-Default Notice Carve-Out Cap”). Notwithstanding anything to the contrary herein or in the DIP Loan Documents, the DIP Loans and Carve-Out shall not be used to fund aggregate cumulative expenditures for Professional Persons that exceed the maximum amount with respect thereto set forth in the Approved Budget (after giving effect to any Permitted Variance).

(b)               Delivery of Weekly Fee Estimates. Not later than 7:00 p.m. EST time on the third business day of each week starting with the first full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a statement (each such statement, a “Weekly Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unpaid fees and expenses incurred through the applicable Calculation Date (collectively, “Estimated Fees and Expenses”) and a statement of the amount of such fees and expenses that have been paid to date by the Debtors. No later than one business day after the delivery of a Default Notice, each Professional Person shall deliver one additional statement (the “Final Statement”) to the Debtors setting forth a good-faith estimate of the amount of fees and

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expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has already been delivered and concluding on the date of the Default Notice.

(c)               Carve-Out Account. Upon the occurrence and during the continuance of a Termination Event, the DIP Agent may deliver a written Default Notice, which may be delivered by any means permitted under the DIP Credit Agreement, to the Debtors (such day, the “Termination Declaration Date”). The Default Notice shall (x) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund an account (the “Carve-Out Account”), and (y) be deemed a draw request and notice of borrowing by the DIP Loan Parties for Delayed Draw Loans under the Delayed Draw Commitment (each as defined in the DIP Credit Agreement) (on a pro rata basis based on the then outstanding Delayed Draw Commitments), after taking into account the funding described in the previous clause (x), in an amount equal to the lesser of (1) the Carve-Out and (2) the remaining availability under the Delayed Draw Commitments at the time the Default Notice is given (any such amounts actually advanced shall constitute a Loan (as defined in the DIP Credit Agreement)). Such amounts shall be held in trust in the Carve-Out Account to pay the Pre-Default Notice Amount and the Post-Default Notice Carve-Out Cap. Notwithstanding anything to the contrary in the DIP Loan Documents, this Interim Order or the Final Order, following delivery of a Default Notice (x) the DIP Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve-Out Account has been funded in accordance with the terms of this paragraph.

(d)               Requirement to Fund Carve-Out Account. On the first business day after the Termination Declaration Date, notwithstanding anything in the DIP Credit Agreement to the

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contrary, including with respect to the existence of a Default (as defined in the DIP Credit Agreement) or Event of Default, the failure of the DIP Loan Parties to satisfy any or all of the conditions precedent for Delayed Draw Loans under the DIP Facility, any termination of the Delayed Draw Commitments following an Event of Default, or the occurrence of the Maturity Date (each as defined in the DIP Credit Agreement), each DIP Lender with an outstanding Delayed Draw Commitment (on a pro rata basis based on the then outstanding Delayed Draw Commitments) shall extend Delayed Draw Loans pursuant to a deemed draw and borrowing equal to such DIP Lender’s pro rata share of the total amount required to fund the borrowings set forth in paragraph 21(c). Notwithstanding anything to the contrary herein, in no event shall the DIP Agent or the DIP Lenders be required to (x) extend Delayed Draw Loans to fund the Carve-Out other than pursuant to paragraph 21(c) or (y) extend Delayed Draw Loans pursuant to a deemed draw and borrowing pursuant to this paragraph 21 in an aggregate amount exceeding the total available Delayed Draw Commitments as of the Termination Declaration Date.

(e)               Application of Carve-Out Account. All funds in the Carve-Out Account shall be used first to pay the obligations set forth in clauses (i) through (iv) of the definition of Carve-Out set forth above until paid in full, and then, to the extent the Carve-Out Account has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash and all Commitments (as defined in the DIP Credit Agreement) have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date. All payments and reimbursements made from the Carve-Out Account shall permanently reduce the Carve-Out on a dollar-for-dollar basis. The DIP Agent shall have a security interest in any residual amounts in the Carve-Out Account, which shall secure the DIP Obligations.

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(f)                Furthermore, notwithstanding anything to the contrary in the DIP Loan Documents, this Interim Order or the Final Order, (i) disbursements by the Debtors from the Carve-Out Account shall not constitute a Loan (as defined in the DIP Credit Agreement) or increase or reduce the DIP Obligations, (ii) the failure of the Carve-Out Account to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve-Out and (iii) disbursements by the Debtors from the Carve-Out Account shall be included in the Debtors’ monthly operating reports filed with the Court. Finally, while the terms of this Interim Order place limitations on the payment of Allowed Professionals Fees from borrowings under the DIP Facility, Cash Collateral and the Carve-Out Account, such provisions shall not operate to create a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.

(g)               The payment of any Allowed Professional Fees pursuant to the Carve-Out shall not, and shall not be deemed to (i) reduce the Debtors’ obligations owed to the DIP Agent, DIP Lenders, the Prepetition Agents, or the Prepetition Secured Parties (whether under this Interim Order or otherwise) or, (ii) other than as necessary to permit the payment of such Allowed Professional Fees (in each case, subject to the terms of and as expressly provided in this Interim Order with respect to the Carve-Out), modify, alter or otherwise affect any of the liens and security interests of such parties (whether granted under this Interim Order or otherwise) in the Prepetition Collateral or the DIP Collateral (or their claims against the Debtors). The DIP Agent, DIP Lenders, Prepetition Agents, and the Prepetition Secured Parties shall not be responsible for the direct payment or reimbursement of any Allowed Professional Fees, or any fees or expenses of the U.S. Trustee or Clerk of the Court (or of any other entity) incurred in connection with the Chapter 11 Cases or any Successor Cases.

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22.              Excluded Professional Fees. The Debtors shall not assert or prosecute, and no portion of the DIP Facility, the DIP Collateral, the Cash Collateral, or the Carve-Out, and no disbursements set forth in the Approved Budget, shall be used for the payment of professional fees, disbursements, costs or expenses incurred in connection with (a) asserting or prosecuting any claims, causes of action, or lodging an objection against the Prepetition Secured Parties, Prepetition Agents, Prepetition Treximet Noteholders, Prepetition Treximet Notes Trustee, DIP Agent, or DIP Lenders, (b) asserting or prosecuting any claims, causes of action, or lodging an objection to the Prepetition Obligations, Prepetition Treximet Notes Obligations, DIP Obligations, DIP Liens, Prepetition Treximet Notes Liens or Prepetition Liens, (c) lodging an Objection (as defined below), or (d) objecting to, contesting, delaying, preventing or interfering with in any way the exercise of rights and remedies by the DIP Agent and the DIP Lenders with respect to the DIP Collateral once a Termination Event has occurred (except that the Borrower may contest or dispute whether a Termination Event has occurred and the Borrower shall be entitled to any notice provisions provided in this Interim Order). Notwithstanding the foregoing, (i) the Debtors shall be permitted to enforce the terms of the DIP Facility or this Interim Order, and (ii) no more than $50,000 of the proceeds of the DIP Facility, DIP Collateral, or Cash Collateral may be used by the Committee in connection with the investigation of, but not litigation, objection or any challenge to, the Prepetition Liens or Prepetition Obligations (the “Investigation Budget”).

23.              506(c) Waiver; Marshaling. Subject only to and effective upon the entry of the Final Order, the Debtors (on behalf of themselves and their estates) shall irrevocably waive, and shall be prohibited from asserting, any surcharge claim under Bankruptcy Code section 506(c) or otherwise for any costs and expenses incurred in connection with the preservation, protection or

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enhancement of, or realization by the Prepetition Secured Parties upon, the Prepetition Collateral. In no event shall the DIP Lenders, Prepetition Revolving Lenders or Nalpropion be subject to the equitable doctrine of marshaling or any similar doctrine with respect to the DIP Collateral.

24.              Restrictions on Granting Post-Petition Liens; Collateral Rights; Limitations in Respect of Subsequent Court Orders and Subordination of Liens. Except for the Carve-Out or as otherwise expressly set forth in this Interim Order, it shall constitute a Termination Event if any of the Debtors incur or request authority to incur a claim or grant a lien (or a claim or lien is allowed) having a priority superior to or pari passu with those granted pursuant to this Interim Order to the Prepetition Agents or Prepetition Secured Parties at any time during which any portion of the DIP Obligations, Prepetition Obligations, and Adequate Protection Obligations remains outstanding. Without limiting any other provisions and protections of this Interim Order, unless the DIP Lenders have provided their prior written consent, there shall not be entered in these proceedings, or in any Successor Cases, any order which authorizes the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or any portion of the DIP Collateral and/or entitled to priority administrative status which is superior to or pari passu with those granted pursuant to this Interim Order for any purpose other than as set forth in the Approved Budget. Without limiting the provisions and protections of this paragraph, if at any time prior to the indefeasible repayment and satisfaction in full and in cash of all DIP Obligations and the Prepetition Obligations, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall obtain credit or incur debt in violation of this Interim Order or the other DIP Loan Documents, then all of the cash proceeds derived from such credit or debt and all Cash Collateral shall immediately

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be turned over to the DIP Agent or the Prepetition Agents, as the case may be, for application in accordance with this Interim Order, the DIP Loan Documents, the Prepetition Financing Documents, the Intercreditor Agreement, as applicable, and under applicable law.

25.              Binding Nature of Order. The provisions of this Interim Order shall be binding upon the Debtors and their respective successors and assigns, including, without limitation, any trustee or other fiduciary hereafter elected or appointed for or on behalf of any of the Debtors.

26.              Survival of Order. With respect to the DIP Lenders, Prepetition Agents, Prepetition Secured Parties, Prepetition Treximet Notes Trustee and Prepetition Treximet Noteholders, the provisions of this Interim Order and any actions taken pursuant thereto (a) shall survive the entry of any order: (i) confirming any plan of reorganization in any of the Chapter 11 Cases; (ii) converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code; or (iii) dismissing any of the Chapter 11 Cases; and (b) shall continue in full force and effect notwithstanding the entry of any such order, and the claims, liens, and security interests granted pursuant to this Interim Order shall maintain their priority as provided by this Interim Order until all of the DIP Obligations are indefeasibly paid in full and discharged in accordance with the DIP Loan Documents. The DIP Obligations shall not be discharged by the entry of any order confirming any plan of reorganization in any of the Chapter 11 Cases that does not provide for the payment in full and in cash of the DIP Obligations, and upon the entry of any such order, the Debtors shall, and shall be deemed to, waive any such discharge pursuant to section 1141(d)(4) of the Bankruptcy Code.

27.              Protection under Section 364(e) of the Bankruptcy Code. If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacatur or stay shall not affect (i) the validity of any DIP Obligations or

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Adequate Protection Obligations incurred prior to the actual receipt by the DIP Lenders and the Prepetition Secured Parties of written notice of the effective date of such reversal, modification, vacation or stay, or (ii) the validity or enforceability of any claim, lien, security interest or priority authorized or created hereby or pursuant to the DIP Loan Documents with respect to any DIP Obligations or Adequate Protection Obligations. Notwithstanding any such reversal, modification, vacatur or stay, any use of Cash Collateral or the incurrence of DIP Obligations or Adequate Protection Obligations by the DIP Loan Parties prior to the actual receipt by the Prepetition Secured Parties and Prepetition Agents of written notice of the effective date of such reversal, modification, vacatur, or stay, shall be governed in all respects by the provisions of this Interim Order, and DIP Lenders, DIP Agent, Prepetition Secured Parties, and Prepetition Agents shall be entitled to all of the rights, remedies, protections and benefits granted under section 364(e) of the Bankruptcy Code, this Interim Order, the Intercreditor Agreement, and the other DIP Loan Documents with respect to all uses of Cash Collateral and the incurrence of DIP Obligations and Adequate Protection Obligations.

28.              Termination Events. The following shall constitute a termination event under this Interim Order and the DIP Loan Documents unless waived in writing by the DIP Agent (each, a “Termination Event”): (a) The occurrence of any “Event of Default” as defined under the DIP Credit Agreement; (b) any other failure of the Debtors to comply with the terms and provisions of this Interim Order in any material respect; and (c) unless otherwise agreed by the Debtors and the DIP Lenders or to the extent necessary to accommodate the Court’s calendar, the Debtors’ failure to timely comply with the Milestones (as defined in the DIP Credit Agreement). Any Milestone that would otherwise fall on a Saturday, Sunday or Federal holiday will be treated in accordance with Bankruptcy Rule 9006.

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29.              Modification of Stay; Rights and Remedies Upon Termination.

(a)               Upon the occurrence and during the continuance of any Termination Event, and five (5) business days’ after written notice thereof (the “Default Notice,” and such period of time, the “Default Notice Period”) is provided by the DIP Agent to Debtors’ counsel, Committee’s counsel (if any), and the U.S. Trustee, the automatic stay provisions of section 362 of the Bankruptcy Code shall be automatically vacated and modified to the extent necessary to permit the DIP Agent, the DIP Lenders, the Prepetition Agents and/or the Prepetition Secured Parties, as applicable, to exercise all rights and remedies provided in this Interim Order, the DIP Loan Documents, the Intercreditor Agreement, or Prepetition Financing Documents, as applicable, and to take any or all of the following actions without further order of or application to this Court: (i) immediately terminate the Debtors’ use of Cash Collateral and cease making any DIP Loans to the DIP Loan Parties; (ii) immediately declare all DIP Obligations to be immediately due and payable; (iii) immediately terminate the DIP Facility and the availability of any DIP Loans thereunder; (iv) immediately set off any and all amounts in accounts maintained by the DIP Loan Parties with (or subject to a security interest in favor of) the DIP Agent, DIP Lenders, Prepetition Agents, or Prepetition Secured Parties, as applicable, against the DIP Obligations or the Prepetition Obligations, or otherwise enforce rights against the DIP Collateral in the possession of, or subject to a lien in favor of the DIP Agent, DIP Lenders, Prepetition Agents, or the Prepetition Secured Parties, as applicable, in each case for application towards the DIP Obligations or the Prepetition Obligations, as applicable; (v) immediately exercise any of their rights with respect to the Specified Contracts (as defined in the DIP Credit Agreement) under paragraph 30 herein; (vi) direct any Debtor to file and prosecute pleadings before this Court seeking relief under Bankruptcy Code section 363 (including, without limitation,

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subsections (b), (f), (k), and (m) thereof) and Bankruptcy Code section 365 in order to sell and transfer the Prepetition Collateral and/or the DIP Collateral to the DIP Agent, Prepetition Revolving Agent, Prepetition Term Agent, as applicable, or the designees of any of the foregoing; and (vii) take any other actions or exercise any other rights or remedies permitted under this Interim Order, the DIP Loan Documents, the Intercreditor Agreement, the Prepetition Financing Documents or applicable law to effect the repayment of the DIP Obligations and the Prepetition Obligations. During the Default Notice Period, the Debtors shall be entitled to an emergency hearing before the Court, with proper notice to the DIP Agent and Prepetition Agents, for the purpose of contesting whether a Termination Event has occurred and/or is continuing.

(b)               Subject to the Default Notice Period, the automatic stay under section 362(a) of the Bankruptcy Code shall be automatically vacated and modified as provided above, unless and until, the Court has determined that a Termination Event has not occurred and/or is not continuing, and in such case, the Debtors shall not seek to enjoin, hinder, delay or object to the (x) DIP Agent’s exercise of rights and remedies in accordance with the DIP Loan Documents, or (y) the Prepetition Term Agent’s and/or the Prepetition Term Lenders’ exercise of rights and remedies in accordance with the Prepetition Term Financing Documents.

(c)               The rights and remedies of the DIP Agent, DIP Lenders, Prepetition Agents, Prepetition Secured Parties, Prepetition Treximet Notes Trustee and Prepetition Treximet Noteholders specified herein are cumulative and not exclusive of any rights or remedies that the DIP Agent, DIP Lenders, Prepetition Agents, Prepetition Secured Parties, Prepetition Treximet Notes Trustee and/or Prepetition Treximet Noteholders may respectively have under the DIP Loan Documents, the Prepetition Financing Documents, the Intercreditor Agreement, the Prepetition Treximet Notes Financing Documents or otherwise. The Debtors

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shall cooperate fully with the DIP Lenders and the Prepetition Secured Parties in their exercise of rights and remedies under this Interim Order (including, without limitation, paragraph 30 herein), DIP Loan Documents, Prepetition Financing Documents, and the Intercreditor Agreement, as applicable.

30.              Assignment of Specified Contracts. As a requirement and precondition to the DIP Lenders’ willingness to fund the Debtors’ Chapter 11 Cases, permit the use of Cash Collateral, and in furtherance of the Superpriority Claims, which are payable from, among other things, all of the Specified Contracts (as defined in the DIP Credit Agreement), the DIP Lenders shall have the following protections with respect to the Specified Contracts, which protections shall be enforced by the DIP Agent as authorized, approved, and granted pursuant to the provisions of this Interim Order and in accordance with the terms of the DIP Credit Agreement:8

(a)               Remedies Upon a Termination Event. If a Termination Event has occurred and is continuing, the DIP Agent shall, with respect to the Specified Contracts, be permitted, and is hereby authorized: (i) to exercise the Debtors’ rights pursuant to section 365(f) of the Bankruptcy Code with respect to any such Specified Contract(s) and, subject to this Court’s approval after notice and hearing, assign any such Specified Contract(s) in accordance with section 365 of the Bankruptcy Code notwithstanding any language to the contrary in such Specified Contract; (ii) to require any Debtor to complete promptly, pursuant to Section 363 of the Bankruptcy Code, subject to the rights of the DIP Lenders to credit bid pursuant to Bankruptcy Code section 363(k) or otherwise, a sale or disposition of any such Specified

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[8]	Until the indefeasible repayment in full in cash of the Prepetition Term Obligations, the Prepetition Term Agent and Prepetition Term Lenders shall be deemed to have the protections afforded the DIP Agent and DIP Lenders, respectively, under this paragraph 30 with respect to the Specified Contract(s) relating to the Prepetition Term Collateral. All references to the DIP Agent and the DIP Lenders solely in this paragraph 30 shall be deemed substituted in their entirety by reference to the Prepetition Term Agent or Prepetition Term Lenders, as applicable.

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Contract(s); (iii) (a) find an acceptable (in the DIP Agent’s good faith and reasonable discretion) replacement counterparty, which may include the DIP Agent or any of its affiliates, to whom such Specified Contract(s) may be assigned, and/or (b) notify the Debtors of the selection of any replacement counterparty pursuant to this paragraph, upon such notification the Debtors shall promptly (1) file a motion seeking, on an expedited basis, approval of the Debtors’ assumption and assignment of such Specified Contract(s) to such proposed assignee, and (2) cure any defaults, if any, that have occurred and are continuing under such Specified Contract(s) to the extent required by the Court, subject to the DIP Agent’s right to cure any defaults as set forth under paragraph 30(d); or (iv) direct the Debtors to (a) assign any such Specified Contract(s) to the DIP Agent and as Collateral securing the DIP Obligations, subject to clause (b), if applicable, (b) seek this Court’s approval of the assumption of any such Specified Contract(s) to the extent that this Court determines pursuant to a final order that an assumption is required in order to assign such contract as Collateral, and (c) promptly cure any default that has occurred and is continuing under such Specified Contract(s) to the extent required by the Court.

(b)               Right to Credit Bid. The DIP Agent, on behalf of the applicable DIP Lenders, shall be permitted to credit bid pursuant to Bankruptcy Code section 363(k) some or all of the outstanding DIP Obligations as consideration in exchange for any Specified Contract(s). Pursuant to Bankruptcy Code section 364(e), absent a stay pending appeal, the DIP Lenders’ right to credit bid shall not be affected by the reversal or modification on appeal of the Debtors’ authorization pursuant to this Interim Order to obtain credit and incur debt as and in accordance with the terms set forth herein.

(c)               Assumption Orders. Any order of this Court approving the assumption of any Specified Contract(s) in accordance with this paragraph 30 shall specifically provide that the

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applicable Debtor shall be authorized to assign such Specified Contract pursuant to, and to enjoy the protections of, Bankruptcy Code section 365 subsequent to the date of such assumption.

(d)               DIP Agent’s Right to Cure Defaults. If any of the Debtors is required to cure any monetary defaults under any Specified Contract pursuant to any order of this Court or otherwise in connection with any assumption and assignment of any such Specified Contract pursuant to section 365 of the Bankruptcy Code, and such monetary default is not, within five (5) business days of the receipt by such Debtor of notice from the DIP Agent pursuant to the applicable provision(s) of the DIP Credit Agreement or any other notice from the DIP Agent requesting the cure of such monetary default, cured in accordance with the provisions of such applicable court order as arranged by the DIP Agent, the DIP Agent may cure any such monetary defaults on behalf of the applicable Debtor(s).

31.              Limitations on Borrowings. It shall constitute a Termination Event if any of the Debtors seeks authorization for the Debtors or their estates to borrow money from any person other than the DIP Lenders to the extent that the repayment of such borrowings is to be secured pursuant to section 364(d)(1) of the Bankruptcy Code by a security interest, lien or mortgage that is senior to or pari passu with any of the security interests, liens or mortgages held by the DIP Lenders or Prepetition Secured Parties, unless (A) such authorization is sought with the prior written consent of the DIP Lenders or (B) in connection with such borrowings, the DIP Obligations and any remaining Prepetition Obligations are indefeasibly paid in full in cash as a condition to the closing of such borrowings.

32.              Modifications of DIP Loan Documents and Budgets. The DIP Loan Parties are hereby authorized, without further order of this Court, to enter into agreements with the DIP Agent and the DIP Lenders providing for any modifications to the Approved Budget or non-

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material modifications to the DIP Loan Documents, or any other modifications to the DIP Loan Documents necessary to conform the terms of the DIP Loan Documents to this Interim Order; provided, however, that the DIP Loan Parties shall provide notice of any material modification or amendment to the Approved Budget or the DIP Loan Documents that is adverse to the Debtors’ estates to Committee’s counsel (if any), and the U.S. Trustee, each of whom shall have five (5) days from the date of such notice within which to object in writing to such material modification or amendment. If any Committee or the U.S. Trustee timely objects to any such material modification or amendment to the Approved Budget or the DIP Loan Documents, such modification or amendment shall only be permitted pursuant to a further order of this Court.

33.              Objections to Prepetition Obligations. The Debtors’ admissions, stipulations, acknowledgements, agreements, releases and waivers contained in this Interim Order with respect to, among other things, the extent, legality, validity, perfection, enforceability and other matters noted in this Interim Order with respect to the Prepetition Financing Documents, Prepetition Treximet Notes Financing Documents, Prepetition Liens and Prepetition Treximet Notes Liens, shall be binding upon all other parties in interest, including a Committee, any Chapter 7 trustee or Chapter 11 trustee or examiner appointed or elected for any of the Debtors, for all purposes subject only to the rights of any party in interest with requisite standing for a period of the earlier of (x) for any Committee appointed by the date that is fifteen (15) days after the Petition Date, sixty (60) days after the appointment of such Committee, or (y) for any other party in interest, seventy-five (75) days from the Petition Date (such period hereafter referred to as the “Challenge Period”), as such applicable date may be extended in writing from time to time in the sole discretion of the Prepetition Secured Parties, or by this Court for good cause shown pursuant to an application filed by a party in interest prior to the expiration of the Challenge

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Period, to seek to (a) challenge in any manner the Prepetition Obligations, and/or assert claims or causes of action of any nature in any way arising out of, relating to, or in connection with, the Prepetition Obligations, Prepetition Treximet Notes Obligations, Prepetition Financing Documents or the Prepetition Treximet Notes Documents including, without limitation, any payments made in respect thereof, or (b) assert or allege any other matters in any way arising out of, relating to, or in connection with, the Prepetition Obligations, Prepetition Treximet Notes Obligations, Prepetition Financing Documents or Prepetition Treximet Notes Financing Documents or (c) challenge the extent, legality, validity, perfection and/or enforceability of any Prepetition Liens or Prepetition Treximet Notes Liens pursuant to the Bankruptcy Code (the actions described in clause (a), (b) and/or (c) above, collectively referred to herein as an “Objection”). If an Objection is not timely and properly filed within such Challenge Period or the Court does not rule in favor of the plaintiff or moving party in any such proceeding, (i) the Prepetition Obligations and Prepetition Treximet Notes Obligations shall be deemed allowed in full, and the Prepetition Liens and Prepetition Treximet Notes Liens shall be recognized and allowable as legal, valid, binding, in full force and effect, non avoidable, perfected and senior to all other liens (other than as provided herein) upon and claims against the Prepetition Collateral and the Prepetition Treximet Notes Collateral, as applicable, with respect to all parties in these Chapter 11 Cases and not be subject to any counterclaims, setoff, recoupment, deduction, or claim of any kind or any defenses, or any further objection or challenge by any party at any time, and (ii) the Releasees shall be deemed released and discharged from all claims and causes of action arising out of or in any way relating to the Prepetition Obligations, Prepetition Financing Documents, Prepetition Treximet Notes Obligations or Prepetition Treximet Notes Financing Documents prior to the entry of this Interim Order. Nothing in this Interim Order shall be

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deemed to confer standing to commence any action or proceeding, including any Committee or party in interest. If an Objection is timely lodged, the stipulations contained in this Interim Order shall be binding on the Debtors’ estates and all parties in interest except to the extent such stipulations are specifically challenged in such Objection, as and when originally filed (ignoring any relation back principles); provided, that if and to the extent an Objection is withdrawn, denied or overruled, the stipulations specifically challenged in such Objection shall be binding on the Debtors’ estates and all parties in interest. For the avoidance of doubt, any chapter 7 or 11 trustee appointed or elected in these cases during the investigation period shall, until the expiration of the periods provided herein for asserting lender claims and thereafter for the duration of any adversary proceeding or contested matter commenced pursuant to the Challenge Period (whether commenced by such trustee or commenced by any other party in interest on behalf of the Debtors’ estates) be deemed to be a party other than the Debtors and shall not, for purposes of such adversary proceeding or contested matter, be bound by the acknowledgements, admissions, confirmations, stipulations, releases and waivers of the Debtors in this Interim Order.

34.              Waiver of Requirement to File Proofs of Claim.

(a)               The DIP Agent and the DIP Lenders shall not be required to file proofs of claim in the Chapter 11 Cases or any Successor Case in order to maintain their claims for payment of principal, interest, fees, expenses and other amounts owing in respect of the DIP Obligations under, and as provided in, the DIP Loan Documents. The statements of claim in respect of the DIP Obligations set forth in this Interim Order, together with the evidence accompanying the Motion and presented at the Interim Hearing are deemed sufficient to and do constitute proofs of claim in respect of such obligations and such secured status.

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(b)               The Prepetition Agents, the Prepetition Revolving Lenders, the Prepetition Term Lenders, the Prepetition Treximet Notes Trustee and the Prepetition Treximet Noteholders shall not be required to file proofs of claim in the Chapter 11 Cases or any Successor Case in order to maintain their claims for payment of principal, interest, fees, expenses and other amounts owing in respect of the obligations under, and as provided in, the applicable Prepetition Financing Documents or Prepetition Treximet Notes Financing Documents. The statements of claim in respect of the Prepetition Obligations and Prepetition Treximet Notes Obligations set forth in this Interim Order, together with the evidence accompanying the Motion and presented at the Interim Hearing are deemed sufficient to and do constitute proofs of claim in respect of such obligations and such secured status.

35.              Final Hearing. The Final Hearing is scheduled for March 14, 2019, at 2:00 p.m. (prevailing Eastern Time) before this Court. Any objections by creditors or other parties in interest to any provisions of this Interim Order shall be deemed waived unless timely filed and served in accordance with this paragraph. The Debtors shall promptly serve notice of entry of this Interim Order and the Final Hearing on the appropriate parties in interest in accordance with the Bankruptcy Rules and the Local Rules. Without limiting the foregoing, the Debtors shall promptly serve a notice of entry of this Interim Order and the Final Hearing, together with a copy of this Interim Order, by first class mail, postage prepaid, facsimile, electronic mail or overnight mail upon the Notice Parties. The notice of the entry of this Interim Order and the Final Hearing shall state that objections to the entry of a Final Order shall be filed with the United States Bankruptcy Court for the District of Delaware by no later than 4:00 p.m. (prevailing Eastern Time) March 7, 2019 (the “Objection Deadline”).

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36.              DIP Agent and Prepetition Agents Authorization. Notwithstanding any provision of the Prepetition Financing Documents or the DIP Loan Documents, the DIP Agent and Prepetition Agents are hereby authorized to make any and all account transfers requested by the Debtors in accordance with the Approved Budget, and is further authorized to take any other action reasonably necessary to implement the terms of this Interim Order.

37.              No Modification of Interim Order. The Debtors irrevocably waive any right to seek any amendment, modification or extension of this Interim Order without the prior written consent of the DIP Lenders and no such consent shall be implied by any action, inaction or acquiescence of the DIP Lenders.

38.              Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly the DIP Agent’s, the DIP Lenders’, the Prepetition Agents’, Prepetition Secured Parties’, Prepetition Treximet Notes Trustee’s or Prepetition Treximet Noteholders’ right to seek any other or supplemental relief in respect of the Debtors, including the right to seek additional adequate protection (subject to the Intercreditor Agreement). Nothing contained herein shall be deemed a finding by the Court or an acknowledgement by the Prepetition Agents or the Prepetition Secured Parties that the adequate protection granted herein does in fact adequately protect the Prepetition Secured Parties against any diminution in value of the Prepetition Collateral.

39.              Priority of Terms. To the extent of any conflict between or among (a) the Motion, any other order of this Court (other than the Final Order), or any other agreements, on the one hand, and (b) the terms and provisions of this Interim Order, on the other hand, the terms and provisions of this Interim Order shall govern.

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40.              Entry of Interim Order; Effect. This Interim Order shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof, notwithstanding the possible application of Fed. R. Bankr. P. 6004(h), 7062, 9014, or otherwise.

41.              Limitation of Liability. In determining to make any DIP Loans, permitting the use of Cash Collateral, or in exercising any rights or remedies as and when permitted pursuant to this Interim Order (or any Final Order), the DIP Loan Documents, the Prepetition Treximet Notes Financing Documents or the Prepetition Financing Documents, the DIP Agent, DIP Lenders, Prepetition Agents, Prepetition Secured Parties, Prepetition Treximet Noteholders or Prepetition Treximet Notes Trustee shall not be deemed to be in control of the operations of the Debtors or any affiliate (as defined in section 101(2) of the Bankruptcy Code) of the Debtors, or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors or any affiliate of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq., as amended, or any similar federal or state statute). Furthermore, nothing in this Interim Order, DIP Loan Documents, Prepetition Financing Documents or Prepetition Treximet Financing Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Lenders, the Prepetition Agents, Prepetition Secured Parties, Prepetition Treximet Notes Trustee or Prepetition Treximet Noteholders of any liability for any claims arising from the prepetition or postpetition activities of the Debtors or any affiliate of the Debtors.

42.              Credit Bidding. (a) The DIP Agent, on behalf of the DIP Lenders, shall have the unqualified right to credit bid up to the full amount of the DIP Obligations in any sale of the DIP Collateral (or any part thereof), (b) the Prepetition Agents, on behalf of the Prepetition Revolving

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Lenders and Prepetition Term Lenders (as applicable), shall have the unqualified right to credit bid up to the full amount of the Prepetition Revolving Obligations and Prepetition Term Obligations, as applicable, in any sale of the Prepetition Collateral and/or Prepetition Term Collateral (or in each case, any part thereof), and (c) the Prepetition Treximet Notes Trustee, on behalf of the Prepetition Treximet Noteholders, shall have the right to credit bid up to the full amount of Prepetition Treximet Notes Obligations in any sale of the Prepetition Treximet Notes Collateral (or any part thereof), in each case pursuant to Bankruptcy Code section 363(k), without the need for further Court order authorizing the same, and whether such credit bid is submitted in connection with the “Sale” under the Sale Procedures Order (as defined in the DIP Credit Agreement) or any other sale effectuated through sections 363 or 1129 of the Bankruptcy Code, by a Chapter 7 trustee under section 725 of the Bankruptcy Code, or otherwise. A credit bid submitted by the DIP Agent, DIP Lenders, Prepetition Revolving Lenders, Prepetition Term Lenders, Prepetition Agents, Prepetition Treximet Notes Trustee and/or Prepetition Treximet Noteholders shall be considered a “Qualified Bid” under the Sale Procedures Order.

43.              Disposition of Collateral. Other than pursuant to the Sale Procedures Order or Sale Order (as defined in the DIP Credit Agreement), or as provided in this Interim Order and in the DIP Loan Documents, the Debtors shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral or any Prepetition Collateral other than in the ordinary course of business (or enter into any binding agreement to do so) and shall not permit any of their subsidiaries to sell, transfer, lease, encumber, or otherwise dispose of any assets (other than in the ordinary course of business) without the prior written consent of the DIP Lenders.

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44.              Equities of the Case. Subject to and effective upon entry of a Final Order, the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Prepetition Secured Parties with respect to the proceeds, product, offspring, or profits of any of the Prepetition Collateral.

45.              Reporting Requirements. Notwithstanding any procedures or requirements under the Prepetition Financing Documents or the DIP Loan Documents, the Debtors shall (a) prepare and furnish to counsel for the DIP Lenders, in form and substance reasonably acceptable to the DIP Lenders, a weekly report of receipts, disbursements, and a reconciliation of actual receipts and disbursements with those set forth in the Approved Budget, on a line-by-line basis, showing any percentage variance to the proposed corresponding line item of the Approved Budget (i) for the immediately preceding weekly period, (ii) on a cumulative basis for the period of the Approved Budget or such other budget period, as applicable, and showing a calculation of the covenants and Debtors’ compliance or noncompliance, and (iii) provide an explanation for all variances, on a line-item and cumulative basis, between the budgeted amounts and the actual amounts (the “Budget Reconciliation”). The Budget Reconciliation shall (i) be certified as true and correct by an officer of the Borrower and (ii) certify that no Termination Event, including any Event of Default, has occurred or, if such Termination Event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto. The Debtors shall also provide to DIP Agent’s counsel (i) a list of any and all prepetition claims paid during such period, each with a notation regarding which order authorized such payments, and (ii) the cumulative total of all prepetition claims paid, each with a notation regarding which order authorized such payments (the “Other Reporting Obligations”). Such

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Budget Reconciliation and Other Reporting Obligations shall be provided to counsel to the DIP Lenders so as actually to be received within four (4) business days following the end of each applicable period. The Debtors and their professionals shall make themselves available to discuss the Budget Reconciliation and any other reports provided pursuant to this Interim Order with the professionals retained by the DIP Lenders on such basis as may be reasonably requested by the DIP Lenders.

46.              No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any party, creditor, equity holder or other entity other than the DIP Agent, DIP Lenders, Prepetition Agents, Prepetition Secured Parties, Prepetition Treximet Notes Trustee, Prepetition Treximet Noteholders and the Debtors, and their respective successors and assigns.

47.              Enforceability. This Interim Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon execution hereof. Any findings of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.

48.              Retention of Jurisdiction. Notwithstanding any provision in the DIP Loan Documents or the Prepetition Financing Documents, this Court shall retain jurisdiction over all matters pertaining to the implementation, interpretation and enforcement of this Interim Order, DIP Facility, and DIP Loan Documents.

Dated: February 21, 2019	/s/ Christopher S. Sontchi
Wilmington, Delaware	The Honorable Christopher S. Sontchi Chief United States Bankruptcy Judge

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EXHIBIT L-1

[FORM OF] LIBOR NOTICE

Cantor Fitzgerald Securities, as Agent
under the below referenced Credit Agreement
[•]
[•]
[•]

Ladies and Gentlemen:

Reference hereby is made to that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of February 22, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation and a debtor and a debtor-in-possession (the “Borrower”), the lenders party thereto as “Lenders”, and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents the Borrower’s request to elect the LIBOR Option with respect to outstanding Loans in the amount of $________ (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of [1, 2, 3 or 6] month(s) commencing on ______________________.

This LIBOR Notice further confirms the Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

The Borrower represents and warrants that (i) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (ii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

[Signature Page Follows]

Exhibit L-1

PERNIX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

Signature Page to LIBOR Notice (Pernix DIP)]

EXHIBIT N-1

[FORM OF] PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[●]	New York, New York

[●], 2019

FOR VALUE RECEIVED, the undersigned, Pernix Therapeutics Holdings, Inc., a Maryland corporation and a debtor and a debtor-in-possession (the “Borrower”), hereby unconditionally promises to pay to [●] (together with its successors and permitted assigns, the “Lender”) in lawful money of the United States and in immediately available funds, on the Maturity Date the principal amount of (a) [●] DOLLARS ($[●]), or, if less, (b) the aggregate unpaid principal amount of all Loans of the Lender outstanding under the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the applicable rates and on the dates specified in Section 2.6 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, and each continuation thereof. Each such endorsement shall constitute rebuttably presumptive evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement and other Loan Documents in respect of any Loan.

This Note (a) is one of the Notes evidencing the Commitments or the Loans under that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of February 22, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation and a debtor and a debtor-in-possession (the “Borrower”), the Lenders from time to time party thereto, and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices

Exhibit N-1

of any kind under this Note to the fullest extent permitted under applicable law.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 13 OF THE CREDIT AGREEMENT.

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Exhibit N-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

Schedule A
to Promissory Note

LOANS AND REPAYMENTS

Date	Amount of Loans	Amount of Principal of Loans Repaid	Unpaid Principal Balance of Loans	Notation Made By

EXHIBIT P-1

[FORM OF] PERFECTION CERTIFICATE

February 22, 2019

With reference to (a) the Senior Secured Superpriority Debtor-in-Possession Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of February 22, 2019, among Pernix Therapeutics Holdings, Inc., a Maryland corporation and a debtor and a debtor-in-possession (the “Borrower”), the lenders party thereto from time to time and Cantor Fitzgerald Securities, as Agent (capitalized terms defined therein being used herein and not defined have the meaning assigned to such terms therein (whether defined expressly therein or by reference to another document)) and (b) the Guaranty and Security Agreement and any other Loan Document that purports to create a Lien on any Collateral from the Borrower or any of its subsidiaries (the Borrower, together with any such subsidiary that grants a security interest in such Collateral to secure the Obligations, collectively, the “Grantors” and each, individually, a “Grantor”), the undersigned, solely in the capacity of a duly authorized officer of the Borrower, certifies to the Agent as of the date hereof as follows:

Section 1. Legal Names, Organizations and Jurisdictions of Organization or Incorporation. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a), (ii) is incorporated or formed in its jurisdiction of organization or formation, as applicable, listed in Schedule 1(a) and (iii) a registered organization except to the extent disclosed in Schedule 1(a).

(b) Except as set forth on Schedule 1(b), no Grantor has, within the past five years preceding the date hereof, changed its legal name, jurisdiction of organization or incorporation or its corporate structure (e.g., by merger or consolidation with any other Person or acquisition of all equity interests of a Person or all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) another Person (other than any other Loan Party)).

Section 2. Organizational and Federal Taxpayer Identification Numbers. Set forth on Schedule 2 is (i) the organizational identification number, if any, assigned by the jurisdiction of organization, formation or incorporation, as applicable, of each Grantor, (ii) the address (including street address, city, county and state) of the chief executive office of each Grantor or the registered office of each Grantor, if applicable, at any time in the past five years and (iii) the U.S. federal taxpayer identification number of each Grantor.

Section 3. UCC Filings.  (a) Set forth on Schedule 3(a) is a true copy of a file search report from the central UCC filing office in each jurisdiction identified in Schedule 1(a) above (searches in local filing offices, if any, are not required).

(b) Financing statements have been prepared for filing by counsel to the Agent in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located. Set forth on Schedule 3(b) is a true and correct list of each such filing office in which such filing is to be made.

Section 4. Intellectual Property. (a) Set forth on Schedule 4(a) is a complete and correct list of all registered Copyrights applicable to any of the Products or otherwise owned by any Grantor, all applications for registration of Copyrights owned by any Grantor, and all other Copyrights owned by any Grantor and material to the conduct of the business of such Grantor.

Exhibit P-1

(b) Set forth on Schedule 4(b) is a complete and correct list of all licenses of Intellectual Property (including Patent Licenses) entered into by any Grantor pursuant to which (x) such Grantor has provided any license or other rights in Intellectual Property owned or controlled by such Grantor to any other Person (other than licenses granted pursuant to clause (d) of the definition of “Permitted Dispositions” in the Credit Agreement related to software) or (y) any Person has granted to such Grantor any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Grantor, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Grantor.

(c) Set forth on Schedule 4(c) is a complete and correct list of all Patents applicable to any of the Products or otherwise owned by each Grantor and all applications for Patents owned by such Grantor.

(d) Set forth on Schedule 4(d) is a complete and correct list of all registered Trademarks applicable to any of the Products or otherwise owned by each Grantor, all applications for registration of Trademarks owned by such Grantor, and all other Trademarks owned by such Grantor and material to the conduct of the business of such Grantor.

Section 5. Deposit Accounts and Securities Accounts. Set forth on Schedule 5 is a complete and correct list of each Grantor’s Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person and (c) all Excluded Accounts.

Section 6. Real Property. Set forth on Schedule 6 is a true and correct list of (i) all material real property owned, leased or otherwise held by any Grantor (including fixtures) and (ii) the county or other jurisdiction in which a mortgage (if any) and, if applicable, a fixture filing on each mortgage is to be recorded and/or filed.

Section 7. Investment-Related Property. Set forth on Schedule 7 is a true and correct list, for each Grantor, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of the Borrower or any Subsidiary or (to the extent such Equity Interests are certificated) of any other Person owned, beneficially or of record, by such Grantor, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

Section 8. Commercial Tort Claims. Set forth on Schedule 8 is a true and correct list of Commercial Tort Claims (as defined in the Code) held by any Grantor having an aggregate value or face amount of $250,000 or more, including a brief description thereof.

Section 9. Letter of Credit Rights. Set forth on Schedule 9 is a true and correct list of all letters of credit issued in favor of any Grantor, as beneficiary thereunder, to the extent having a face amount or value of $250,000 or more in the aggregate.

Section 10. Negotiable Collateral, Investment Property, or Chattel Paper. Set forth on Schedule 10 is a true and correct list of all Negotiable Collateral, Investment Property, or Chattel Paper of each Grantor evidencing Proceeds of Collateral having an aggregate value or face amount of $250,000 or more.

Section 11. Government Contracts. Set forth on Schedule 11 is a true and correct list of each Account, the aggregate value of which is equal to or greater than $250,000 as of the date hereof, of the Grantors arising out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof.

Exhibit P-2

[signature page follows]

Exhibit P-3

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Perfection Certificate to be executed and delivered as of the day and year first above written.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:
Name:
Title:

Exhibit P-4

Schedule 1(a)

Legal Names, Organizations and Jurisdictions of Organization or Incorporation

Grantors Legal Name	Jurisdiction of Organization / Formation / Incorporation	Type of Organization

Exhibit P-5

Schedule 1(b)

Changes to Legal Name, Jurisdiction or Organization

Grantor	Corporate Name of Predecessor Entity	Description of Change (and date)

Exhibit P-6

Schedule 2

Organizational and Federal Taxpayer Identification Numbers

Grantor	Organizational Identification Number	Address of Chief Executive Office / Registered Office	Federal Taxpayer Identification Number

Exhibit P-7

Schedule 3(a)

UCC File Search Report

(see attached)

Exhibit P-8

Schedule 3(b)

Organizational and Federal Taxpayer Identification Numbers

Grantor	UCC Filing Office / County Recorder’s Office

Exhibit P-9

Schedule 4(a)

Registered Copyrights

Grantor	Copyright

Exhibit P-10

Schedule 4(b)

Intellectual Property Licenses

Grantor	IP Licenses

Exhibit P-11

Schedule 4(c)

Patents

Grantor	Patents

Exhibit P-12

Schedule 4(d)

Registered Trademarks

Grantor	Registered Trademarks

Exhibit P-13

Schedule 5

Deposit Accounts and Securities Accounts

Grantor	Name of Financial Institution Where Account Maintained	Account Number	Description of Account

Exhibit P-14

Schedule 6

Real Property

Grantor	Location	Estimated Value

Exhibit P-15

Schedule 7

Investment-Related Property

Grantor	Issuer	Stock Certificate No.	If Certificated, Number of Shares and Class of Stock	Percentage Ownership Represented by Pledged Equity Interests	Total Percentage of the Issuer Owned by the Grantor

Exhibit P-16

Schedule 8

Commercial Tort Claims

Grantor	Commercial Tort Claim

Exhibit P-17

Schedule 9

Letter of Credit Rights

Grantor	Letter of Credit

Exhibit P-18

Schedule 10

Negotiable Collateral, Investment Property, or Chattel Paper

Grantor	Negotiable Instrument, Investment Property or Chattel Paper

Exhibit P-19

Schedule 11

Government Contracts

Exhibit P-20